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As filed with the Securities and Exchange Commission May 6, 2002

Registration No.: 333-82494

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ILLINI CORPORATION
(Exact name of registrant as specified in its charter)

Illinois
(State or other jurisdiction of incorporation or organization)

6022
(Primary Standard Industrial Classification Code Number)

37-1135429
(I.R.S. Employer Identification Number)

3200 West Iles Avenue, Springfield, Illinois 62707 (217) 787-5111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Burnard K. McHone
President
3200 West Iles Avenue
Springfield, Illinois 62707
(217) 787-5111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Joseph T. Porter, Jr., Esq.
Polsinelli Shalton & Welte, P.C.
100 South Fourth Street, Suite 1100
St. Louis, Missouri 63102
(314) 231-1950

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon the effective time of the merger resulting in Illinois Community Bancorp becoming a subsidiary of Registrant pursuant to an Agreement and Plan of Merger disclosed in the Proxy Statement/Prospectus included as Part I of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.      / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	96,166	$7.52	$723,168	$66.46

(1)
The number of common shares, with a par value of $0.01 each, of Illini Corporation, an Illinois corporation, to be registered pursuant to this Registration Statement is based upon the number of common shares, with a par value of $0.01 each, of Illinois Community Bancorp, Inc., an Illinois corporation, presently outstanding (452,333 shares) multiplied by the exchange ratio of 0.2126 Illini Corporation common shares for each outstanding share of Illinois Community Bancorp, Inc. common stock, plus additional shares for issuance in the event of an increase in the exchange ratio.

(2)
This amount is arrived at pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price is equal to the product of (i) $7.52, the per share book value of Illinois Community Bancorp, Inc. common stock as of December 31, 2001, and (ii) 96,166, the estimated number of shares that will be issued in the merger based on the lowest possible exchange ratio.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Illinois Community Bancorp, Inc.
1300 Keller Drive
Effingham, Illinois 62401

Notice of Special Meeting of the Shareholders
To Be Held On June 13, 2002

To the Shareholders of Illinois Community Bancorp, Inc.:

        You are hereby notified of a special meeting of the shareholders of Illinois Community Bancorp, Inc., an Illinois corporation, to be held on June 13, 2002 at 1:00 p.m. local time at the Knights of Columbus Hall, 1501 West Fayette, Effingham, IL 62401, for the following purposes:

1.
Merger. To consider and approve the Agreement and Plan of Merger among Illini Corporation, Effingham Merger Corporation and Illinois Community Bancorp, Inc. dated November 21, 2001, and the transactions contemplated thereby. The Agreement and Plan of Merger and the transactions contemplated thereby are described in the Proxy Statement/Prospectus that immediately follows this notice, which is incorporated by this reference into this notice in its entirety.

2.
Adjournment. To approve a proposal to adjourn the meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Agreement and Plan of Merger and the transactions contemplated thereby.

3.
Right to Dissent. Each shareholder has the right to dissent to the merger transaction and related transactions contemplated by the Agreement and Plan of Merger, in accordance with Sections 11.65 and 11.70 of The Illinois Business Corporation Act of 1983, as amended (Illinois Business Corporation Act). A copy of Sections 11.65 and 11.70 are attached hereto as part of the Proxy Statement/Prospectus. In order to exercise dissenter's rights, a shareholder must do the following: a. The shareholder must deliver to Illinois Community Bancorp, Inc. before a vote is taken at the meeting a written demand for payment for his or her shares if the proposed merger is consummated, and the shareholder must not vote in favor of the proposed merger, in person or by proxy; and b. If the merger is otherwise approved and the company delivers a notice to the shareholder of the estimated fair value of the shareholder's shares, if the shareholder does not agree with Illinois Community Bancorp, Inc.'s estimate of the fair value, then the shareholder must within thirty days from the delivery of the company's estimate of the fair value, notify the company in writing of the shareholder's estimated fair value and demand payment for the difference between the estimated fair value determined by the shareholder and the estimated fair value determined by the company. If the company continues to contest the fair value determination in court, Illinois Business Corporation Act allows the court in such litigation, under certain circumstances, to assess against the dissenting shareholders the costs and expenses incurred by the company.

4.
Other Matters. No other business will be conducted at this special meeting except for business that may properly be brought before the meeting or any adjournment thereof.
By Order of the Board of Directors of Illinois Community Bancorp, Inc.
/s/ GERALD E. LUDWIG Gerald E. Ludwig, Chairman and President

PROXY STATEMENT/PROSPECTUS
FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF
ILLINOIS COMMUNITY BANCORP, INC.

        The Boards of Directors of Illini Corporation (Illini) and Illinois Community Bancorp, Inc. (Community Bancorp) have agreed to a merger. As of November 21, 2001, Illini and Community Bancorp signed a merger agreement, the details of which are described in this Proxy Statement/Prospectus.

        If the merger is completed, Community Bancorp will become a subsidiary of Illini and you will receive 0.2126 shares of Illini common stock for each share of Community Bancorp common stock you own, subject to possible adjustments that are described in the Proxy Statement/Prospectus.

        Based on market prices on March 22, 2002, the exchange of shares would give you Illini shares of common stock valued at $33.50 per share. Illini common stock is traded over the counter and quoted on the OTC Bulletin Board under the trading symbol "ILIN.OB". For a discussion of risks in connection with the Merger, see "Risk Factors" set forth below.

        The Board of Directors of Community Bancorp has determined that the terms of the merger are fair to and in the best interests of the Community Bancorp shareholders and has unanimously approved and adopted the merger agreement. Therefore, the Community Bancorp Board of Directors unanimously recommends that Community Bancorp shareholders vote for adoption of the merger agreement.

        You are hereby being notified of a special shareholders meeting at which Community Bancorp will ask you to approve the merger. Information about the special shareholders meeting is contained in this Proxy Statement/Prospectus. We urge you to read this document carefully and in its entirety.

        Whether or not you plan to attend the special meeting of Community Bancorp shareholders, please take the time to vote by completing and mailing the enclosed proxy card to us. If you need assistance in voting your shares, please call Gerald E. Ludwig, Chairman or Kim Frese, Secretary of Community Bancorp, at (217) 347-7127.

        The shares of Illini common stock to be issued in this merger are not savings accounts, deposits, or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This Proxy Statement/Prospectus is dated May     , 2002, and is being first mailed to shareholders on or about May     , 2002.

OPINION OF INDEPENDENT FINANCIAL ADVISOR	34
TERMS OF THE MERGER	38
Effect of the Merger	38
Merger Consideration; Conversion Factor	39
Adjustments to Conversion Factor	39
Closing; Effective Date	39
Representations and Warranties	39
Conditions Precedent	41
Waiver; Amendment	42
Termination	42
Expenses	43
Indemnification	43
EXCHANGE PROCEDURE	43
Appointment of Exchange Agent	43
Procedure	43
Regulatory Approvals	44
Interests of Certain Persons in the Merger	44
Management of Illini and Community Bancorp after the Merger	44
Accounting Treatment	45
Certain Federal Income Tax Consequences	45
Rights of Dissenting Shareholders	46
COMPARISON OF SHAREHOLDERS' RIGHTS	47
Introduction	47
Dividends	47
Voting Rights Generally	47
Classified Board of Directors	48
Number of Directors; Term	48
Removal of Directors	48
Qualifications of Directors	49
Filling Vacancies on the Board of Directors	49
Call of Special Shareholders' Meetings	50
Notice of Shareholders' Meeting	50
Quorum Requirements and Adjournment of Meetings	50
Dissenters' Rights	50
Preemptive Rights of Shareholders	51
Indemnification	51
Anti-Takeover Law Provisions	51
Amendment of Articles of Incorporation	52
Amendment of Bylaws	52
Authorized Shares; Stock Option Plans	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF COMMUNITY BANCORP	53
ADJOURNMENT OF THE MEETING	54
EXPERTS	54
LEGAL OPINIONS AND TAX OPINION	54
ADDITIONAL INFORMATION REGARDING ILLINI	55
WHRE YOU CAN FIND MORE INFORMATION	55
INCORPORATION BY REFERENCE	56
OTHER BUSINESS	56

APPENDICES
Appendix A Merger Agreement	A-1
Appendix B Dissenters' Rights/Procedure Under Illinois Business Corporation Act	B-1
Appendix C Opinion of Financial Advisors	C-1
Appendix D Proxy Form	D-1
Appendix E Legal Opinion of Williams & Connolly LLP	E-1
Appendix F Tax Opinion	F-1
LIST OF BOARD OF DIRECTORS	57
LIST OF OFFICERS	57
COMMUNITY BANCORP AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2001 AND 2000	58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR COMMUNITY BANCORP	89
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS	101
Item 20. Indemnification of Directors and Officers	101
Item 21. Exhibits and Financial Statement Schedules	101
Item 22. Undertakings	102
SIGNATURE PAGE	104
EXHIBIT INDEX	106
EXHIBITS	108

QUESTIONS AND ANSWERS ABOUT THE ILLINI/COMMUNITY BANCORP MERGER

Q.	What are Community Bancorp shareholders being asked to approve?
A.
At a special meeting of Community Bancorp stockholders, you will be asked to consider the proposed merger of Effingham Merger Corporation, a wholly owned subsidiary of Illini, with and into Community Bancorp and the agreement of merger by which this transaction will occur. The questions and answers set forth below provide more details with respect to the proposal.
Q.	Why does the Board of Directors of Community Bancorp recommend shareholder approval of the merger?
A.
The Board of Directors of Community Bancorp believes that the merger provides Community Bancorp with an opportunity to combine with a larger network of community banks allowing it to expand its market, thereby strengthening Community Bancorp's competitive position, allowing additional banking and financial products to be offered to its customers and enhance shareholder value. Community Bancorp's financial advisor, RP Financial, L.C., has rendered an opinion to Community Bancorp's Board of Directors that the exchange ratio is fair to Community Bancorp shareholders from a financial point of view.
Q.	What should I do?
A.
After carefully reading this Proxy Statement/Prospectus and the information incorporated herein by reference, sign your proxy card and return it in the enclosed return envelope as soon as possible to allow your shares to be voted at the special meeting of shareholders. The meeting will take place on June 13, 2002. Community Bancorp's Board of Directors unanimously recommends that you vote for the Merger. If you abstain from voting or do not vote, it will count as a vote against approval of the Merger.
Q.	What percentage of Community Bancorp's shareholders is required to approve the Merger?
A.
Approval of the merger requires the affirmative vote of 66 2/3% of the outstanding shares of common stock held by Community Bancorp's shareholders entitled to vote at the special meeting. For this reason, it is important that you sign and send in your Proxy Card in a timely fashion.
Q.	Can I change my vote after I have mailed my signed Proxy Card?
A.	Yes. Just send in a later-dated, signed Proxy Card before the meeting or attend the meeting in person and vote. You may send a new Proxy Card to the following address:

    Illinois Community Bancorp, Inc.
    Attn: Secretary
    1300 Keller Drive
    Effingham, Illinois 62401

Q.	If my shares are held in "Street Name" by my broker, will my broker vote my shares for me?
A.
Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q.	Should I send in my stock certificates now?
A.	No. After the merger is completed, Illini will send you written instructions for exchanging your stock certificates.
Q.	When do you expect the merger to be completed?
A.
We are working to complete the merger as quickly as possible. We hope to complete it no later than June 30, 2002, assuming all shareholder and applicable governmental approvals have been received by that date.
Q.	What if I have questions?

A.        This Proxy Statement/Prospectus incorporates by reference documents that are not delivered with it. If you have any questions, or if you would like to request a free copy of any or all of these documents, including exhibits that are specifically incorporated by reference into these documents, you may do so by writing to or calling the appropriate party at the following address or telephone number:

William McCubbin Corporate Secretary Illini Corporation 3200 West Iles Avenue Springfield, Illinois 62707 Telephone: (217) 787-5111	Kim Frese Corporate Secretary Illinois Community Bancorp, Inc. 1300 Keller Drive Effingham, Illinois 62401 Telephone: (217) 347-7127

        If you would like to request documents, please do so no later than five days before you must make your investment decision.

        Community Bancorp supplied all of the information contained in this Proxy Statement/Prospectus relating to Community Bancorp.

SUMMARY

        The following is a summary of certain information relating to the merger, which may also be contained elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be a summary of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto. All shareholders are urged to review the entire Proxy Statement and Appendices carefully.

Community Bancorp

        Community Bancorp is an Illinois corporation and bank holding company, and is the sole owner of all of the issued and outstanding stock of Illinois Community Bank. Community Bank engages in commercial banking in Effingham, Illinois and Toledo, Illinois. This involves accepting demand, time and savings deposits, granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies, trust services and selling non-deposit retail investment products in its branch offices.

        Community Bancorp's stock is not registered under the Securities Act of 1933 or the Securities and Exchange Act of 1934, as amended. Community Bancorp is subject to the supervision of the Board of Governors of the Federal Reserve, and Community Bank is subject to the supervision of the FDIC and the Illinois Office of Banks and Real Estate. Community Bancorp common stock is not listed for trading on a securities exchange or an authorized quotation system.

        Community Bancorp, through its wholly owned subsidiary, Community Bank, has two banking offices. Its principal executive office is located at 1300 Keller Drive, Effingham, Illinois 62401, and the telephone number at that address is (217) 347-7127. Its second office is located at 150 Courthouse Square, Toledo, Illinois 62468. Community Bancorp is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

        At December 31, 2001, Community Bancorp reported total assets of approximately $57,040,000, net loans of approximately $39,081,000, liabilities of approximately $53,639,000, and stockholders' equity of approximately $3,401,000. Community Bancorp reported a net loss of ($2.08) per share for the year ended December 31, 2000 and a net loss of ($3.92) per share for the year ended December 31, 2001.

Illini

        Illini is an Illinois corporation and bank holding company that was organized in 1983, and is headquartered at 3200 West Iles Avenue, Springfield, Illinois 62707 (217-787-5111). Illini is the holding company of Illini Bank and Farmers State Bank of Camp Point. Illini Bank currently operates thirteen offices in Christian, Logan, McLean and Sangamon Counties in Central Illinois. Farmers State Bank of Camp Point has one office in Adams County, Illinois.

        Illini Common Stock, par value $0.01 per share, is traded over the counter and listed under the symbol "ILIN.OB" on the OTC Bulletin Board.

        At December 31, 2001, Illini had total assets of approximately $274,512,000, net loans and leases of approximately $196,913,000, total liabilities of approximately $260,922,000 and stockholders' equity of approximately $13,590,000. Illini reported net income of $1,695,000 or $2.96 per share for the year ended December 31, 2000; and net income of $1,279,000 or $2.64 per share, for the year ended December 31, 2001.

The Special Meeting

Time, Date and Place of the Meeting

        The special meeting of the shareholders of Community Bancorp will be held at 1:00 p.m. on June 13, 2002 at the Knights of Columbus Hall, 1501 West Fayette, Effingham, IL 62401.

Matters to be Considered at the Meeting

        At the meeting, the shareholders of Community Bancorp will be asked to approve: (a) an Agreement and Plan of Merger dated as of November 21, 2001 pursuant to which Illini will acquire Community Bancorp; (b) a proposal to postpone or adjourn the meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger; and (c) such other business as may properly come before the meeting and/or any adjournment thereof. See "The Special Meeting—Matters to be Considered at the Meeting."

Record Date; Shares Outstanding; Quorum; Vote Required

        Only holders of record of shares of Community Bancorp common stock at the close of business on April 16, 2002 will be entitled to vote at the special meeting. On that date, approximately 452,333 shares of Community Bancorp common stock were outstanding, each share being entitled to one vote. The affirmative vote of the holders of 66 2/3% percent of all outstanding shares of Community Bancorp common stock is required to approve the merger. See "The Special Meeting—Vote Required."

        As of April 16, 2002 the record date indicated above, directors and executive officers of Community Bancorp beneficially owned approximately 147,000 shares of Community Bancorp common stock or approximately 32% of the outstanding Community Bancorp common stock entitled to vote at the Community Bancorp special meeting. See "The Special Meeting—Record Date; Shares Outstanding; Quorum; Vote Required."

Terms of the Merger

        Pursuant to the merger agreement, Community Bancorp will become a subsidiary of Illini. Each share of Community Bancorp Common stock you hold will be converted into and become a right to receive 0.2126 shares of Illini Common Stock, subject to adjustment. See "Terms of the Merger—Merger Consideration; Conversion Factor."

Exchange Procedure

        As soon as practicable after the effective date, you will be furnished a form letter of transmittal for the tender of your shares to Illinois Stock Transfer, an Illinois corporation, to be exchanged for certificates for the appropriate number of shares of Illini common stock. See "Exchange Procedure."

        You should not forward stock certificates for shares of Community Bancorp's common stock to the Illinois Stock Transfer or Community Bancorp or Illini until you have received the transmittal letter. You should not return stock certificates with the enclosed proxy card.

Opinion of Financial Advisor

        RP Financial, LC has rendered its opinion to the Board of Directors of Community Bancorp that, based upon and subject to the various considerations set forth therein as of November 13, 2001 and as of the date of this Proxy Statement/Prospectus, the exchange ratio in the merger is fair, from a financial point of view, to the holders of Community Bancorp common stock. You should read the opinion of RP Financial in its entirety with respect to the assumptions made and other matters considered in rendering such opinions. See "Opinion of Independent Financial Advisor."

Recommendation of the Community Bancorp Board of Directors

        The board of directors of Community Bancorp believes that the merger is in the best interests of Community Bancorp's shareholders, has by unanimous vote approved the merger and the merger agreement, and recommends that Community Bancorp's shareholders vote "for" approval of the merger, the merger agreement, and the adjournment proposal. See "The Parties—Reasons for the Merger; Recommendation of the Board of Directors."

Conditions to the Merger—Regulatory Approval

        Consummation of the merger is subject to various conditions, including notice to or approval of the merger by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Illinois Office of Banks and Real Estate. See "Exchange Procedure—Regulatory Approvals." The merger is also subject to satisfaction of various other conditions specified in the merger agreement, including approval of the merger by the requisite vote of shareholders of Community Bancorp. See "Terms of the Merger—Conditions Precedent."

Closing; Effective Date

        The merger agreement provides that the closing of the merger will be held at the offices of Community Bancorp at 10:00 a.m. on the tenth business day following the satisfaction of the conditions to closing set forth in the merger agreement, or such earlier or later date as Community Bancorp and Illini may otherwise agree in writing. The effective date of the merger will be the date specified in the Articles of Merger filed with the Illinois Secretary of State. See "Terms of the Merger—Closing; Effective Date" and "Terms of the Merger—Conditions Precedent."

Termination; Waiver; Amendment

        The merger agreement may be terminated at any time prior to consummation of the merger in a number of circumstances, including, but not limited to:

  (a)
  by mutual consent, in writing, of the parties;

  (b)
  by either party if there has been a failure on the part of the other party to comply with its obligations under the merger agreement or a breach by the other party of any covenant or agreement contained in the merger agreement;

  (c)
  by either party if the other party's conditions precedent to closing have not, or would not have been satisfied, by the effective date of the merger;

  (d)
  by either party if any applications for prior approval are not obtained or are denied;

  (e)
  at any time by Illini if its directors or shareholders fail to approve the merger transactions;

  (f)
  by Illini if it determines, based on its review of the disclosure schedule to the merger agreement, that there is or has been a material adverse effect on the financial condition, results, operations, business or business prospects of Community Bancorp.

        Provisions of the merger agreement may be waived or amended under certain circumstances, as set forth in the merger agreement. See "Terms of the Merger—Waiver; Amendment."

Fees and Expenses

        Except as described below, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such costs. See "Terms of the Merger—Expenses."

Dissenters' Rights

        Any shareholder of Community Bancorp may exercise the shareholder's dissenter's rights provided in Sections 11.65 and 11.70 of the Illinois Business Corporation Act. In order to exercise the dissenter's rights, a shareholder must give notice to Community Bancorp in writing prior to the vote of the shareholders on the merger stating that such shareholder dissents from the merger, and the shareholder must refrain from voting for the merger. The relevant portions of the statutory dissenters' procedures are attached to this Proxy Statement/Prospectus as APPENDIX B. Shareholders electing to exercise their dissenters' rights under the Illinois Business Corporation Act cannot vote for the merger. If a shareholder returns a signed proxy but does not specify a vote against the merger and the merger agreement or does not give a direction to abstain, the proxy will be voted for the merger and the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights. See "Exchange Procedure—Rights of Dissenting Shareholders."

Certain Federal Income Tax Consequences of the Merger

        It is intended that the merger will be treated, for federal income tax purposes, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that, accordingly, for income tax purposes:

  (a)
  the merger will not result in any recognized gain or loss to Community Bancorp or Illini;

  (b)
  except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Community Bancorp common stock who receive Illini common stock in exchange for the shares of Community Bancorp common stock which they hold;

  (c)
  the holding period of Illini common stock received in exchange for Community Bancorp common stock will include the holding period of Community Bancorp common stock for which it is exchanged, assuming the shares of Community Bancorp common stock are capital assets in the hands of the holder thereof on the Effective Date; and

  (d)
  the basis of Illini common stock received in exchange for Community Bancorp common stock will be the basis of Community Bancorp common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

        See "Legal Opinions and Tax Opinion."

        Each Shareholder is encouraged to consult his or her own tax advisor as to particular facts and circumstances which may be unique as to any federal, estate, gift, state, local or foreign tax consequences arising out of the merger and/or any sale thereafter of shares of Illini common stock received in the merger.

Accounting Treatment

        The merger will be accounted for on the "purchase" method of accounting, with Community Bancorp's assets and liabilities recorded at their estimated fair values based upon appraisals and evaluations that will be made as of the date the merger is completed. See "Exchange Procedure—Accounting Treatment."

Interests of Certain Persons in the Merger

        The merger agreement provides that Illini will make a non-recourse loan to Community Bancorp in the principal amount of $396,927.27, the proceeds of which are to be used to pay legal fees and operational expenses of Community Bancorp, to pay off a loan from Community Bancorp to Citizens National Bank of Paris, and to pay a fee to RP Financial.

        All of the officers of Community Bancorp prior to the merger will continue as officers of Community Bancorp immediately after the merger. All of the directors of Community Bancorp prior to the merger, except Ronald R. Schettler, will continue as directors of Community Bancorp immediately after the merger.

Comparison of Shareholder Rights

        Upon exchange of their shares of Community Bancorp common stock in accordance with the exchange procedures set forth in the merger agreement, holders of Community Bancorp common stock will become holders of Illini common stock. The rights of shareholders of Illini are governed by the Illinois Business Corporation Act, the articles of incorporation and bylaws of Illini, and a certain shareholder rights agreement to which Illini is a party. The rights of common shareholders of Illini differ from the rights of Community Bancorp shareholders with respect to certain matters. See "Comparison of Shareholders' Rights."

Adjournment of the Meeting

        In the event that there is an insufficient number of votes represented in person or by proxy at the Community Bancorp special meeting to approve the merger and the merger agreement, the Board of Directors of Community Bancorp intends to adjourn the meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares present, in person or by proxy, at the Community Bancorp special meeting, even if a quorum is not present, can approve any such adjournment, as provided in Community Bancorp's bylaws. Community Bancorp's Board of Directors unanimously recommends that shareholders vote for the proposal to adjourn the meeting if necessary to permit further solicitation of proxies to approve the merger and the merger agreement.

Market Price Data

        Shares of Illini common stock are included for quotation on the OTC Bulletin Board. The following table sets forth: the closing price for Illini common stock on the OTC Bulletin Board on November 27, 2001, the last trading date prior to the first public announcement of the signing of the merger agreement, and an equivalent per share price for Community Bancorp common stock computed by multiplying the closing sale price for Illini common stock on November 27, 2001 by the Conversion Factor of 0.2126.

	Last Pre-Announcement Price	Equivalent Per Share Price
Illini Common Stock	$24.05
Community Bancorp Common Stock		$5.11

        On March 22, 2002, the closing sale price for Illini common stock was $33.50 per share. Using this price, the equivalent per share price for Community Bancorp common stock would be $7.12.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the private securities litigation reform act of 1995. Forward-looking statements include the information concerning possible or assumed future results of operations of community and its subsidiaries, or the combined business of Illini and Community Bancorp. When we use words such as "believes," "expects," "anticipates," or similar expressions, we are making forward-looking statements. Forward-looking statements are also statements that are not statements of historical fact. These forward looking statements involve risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by these forward looking statements include, among others, the following possibilities:

—
expected cost savings from the merger cannot be fully realized;

—
deposit attrition, customer loss, or revenue loss following the merger is greater than expected;

—
competitive pressure in the banking industry increases significantly;

—
costs or difficulties related to the integration of Community Bancorp's and Illini's businesses are greater than expected;

—
changes occur in the interest rate environment which reduce margins; and

—
general economic conditions, either nationally or in the area in which the companies have been or will be doing business are less favorable than expected.

        If one or more of these risks or uncertainties occurs or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2002 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

        Further information on other factors that could affect the financial results of Illini after the merger is included in the Securities and Exchange Commission filings incorporated by reference in this Proxy Statement/Prospectus.

        For a discussion of certain risks related to the merger, see the section of this document titled "Risk Factors."

UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED FINANCIAL INFORMATION

        The following is the unaudited proforma combined consolidated condensed financial information for Illini and for Community Bancorp giving effect to the merger. The financial information presented under "Assumption A" was prepared assuming 100% of the outstanding shares of Community Bancorp common stock are exchanged for shares of Illini common stock in the merger using an exchange ratio of .2126 shares of Illini stock for every share of Community Bancorp stock. The financial information presented under "Assumption B" was prepared assuming 100% of the outstanding shares of Community Bancorp common stock are exchanged for shares of Illini common stock in the merger using an exchange ratio of .2261 shares of Illini stock for every share of Community Bancorp stock.

        The unaudited balance sheet information presented gives effect to the merger as if the merger occurred on December 31, 2001. The unaudited income statement information presented gives effect to the merger as if the merger occurred on the first day of each period presented.

        The unaudited proforma combined consolidated condensed financial information figures are provided in order to assist you in analyzing the future prospects of Illini. The unaudited proforma combined consolidated condensed financial information illustrates the possible scope of the change in Illini's historical figures caused by the merger. You should not assume that Illini and Community Bancorp would have achieved the unaudited proforma combined consolidated condensed results if the merger had actually occurred during the periods presented.

        The combined company expects to achieve merger benefits in the form of operating cost savings. The unaudited proforma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of Illini and Community Bancorp, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. See "Information Regarding Forward-Looking Statements" And "Risk Factors."

        The unaudited proforma combined consolidated condensed financial information reflects the "purchase" method of accounting, with Community Bancorp's assets and liabilities recorded at their estimated fair values as of December 31, 2001. The actual fair value adjustments to the assets and the liabilities of Community Bancorp will be made on the basis of appraisals and evaluations that will be made as of the date the merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in the unaudited proforma combined consolidated condensed financial information. In the opinion of Illini's management, the estimates used in the preparation of this information are reasonable under the circumstances.

        You should read the unaudited proforma combined consolidated condensed financial information in conjunction with the accompanying notes and with Illini's historical financial statements and related notes which are incorporated by reference in this document and Community Bancorp's historical financial statements and related notes which are included as part of this document.

Unaudited Proforma Combined Consolidated Condensed Balance Sheet
As of December 31, 2001
Assumption A 100% Stock Issued Exchange Ratio of .2126
(Dollars in Thousands)

	Illini	Community Bancorp	ProForma Adjustments		ProForma Combined
ASSETS
Cash and due from banks	$8,146	$6,713	$(450)	(1)	$14,229
			$(180)	(15)
Federal Funds Sold	$7,410				8,326
Interest-bearing deposits in other banks	29	887			916

Cash and cash equivalents	15,585	7,600	(630)		22,555

Investment securities available for sale, at fair value	49,156	4,090			53,246
Loans, net of the allowance for loan losses	196,913	41,537	541	(2)	238,991
Premises and equipment	6,946	3,266	(643)	(4)	9,569
Accrued interest receivable	2,549	388			2,937
Other real estate owned	370	5			375
Other assets	2,993	154	802	(3)	4,081
			(158)	(4)
			290	(5)

Total Assets	$274,512	$57,040	$202		$331,754

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits	$238,827	$47,953	$244	(2)	$287,024
Short-term debt	1,613				1,613
Long-term debt	8,471	5,244	1,047	(2)	14,762
Accrued interest payable	1,414	156			1,570
Preferred securities of subsidiary trust	9,000
Other liabilities	1,597	286			1,883

Total Liabilities	260,922	53,639	1,291		315,852

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders' Equity:
Common stock	5,718	5	(5)	(6)	5,718
Capital surplus	3,358	4,929	(2,015)	(7)	1,343
			(4,929)	(6)
Retained earnings (deficit)	10,775	(622)	622	(6)	10,775
Accumulated other comprehensive income	943	30	(30)	(6)	943
Less: Treasury shares, at cost	(7,204)	(941)	94	(6)	(2,877)
			4,327	(7)

Total Shareholders' Equity	13,590	3,401	(1,089)		15,902

Total Liabilities and Shareholders' Equity	$274,512	$57,040	$202		$331,754

The accompanying notes are an integral part of the unaudited proforma combined consolidated condensed financial information.

Unaudited Proforma Combined Consolidated Condensed Statement Of Income
For the Year Ended December 31, 2001
Assumption A 100% Stock Issued Exchange Ratio of .2126
(Dollars in Thousands except Share and Per Share Amounts)

	Illini	Community Bancorp	ProForma Adjustments		Proforma Combined
INTEREST INCOME
Interest on loans	$15,461	$4,082	$(78)	(9)	$19,465
Interest on securities	3,371	411			3,782

Total interest income	18,832	4493	(78)		23,247

INTEREST EXPENSE
Interest on deposits	8,569	2,342	(162)	(9)	10,749
Interest on short-term debt	77				77
Interest on long-term debt	619	376	(548)	(9)	447
Interest on preferred securities of subsidiary trust	786				786

Total interest expense	10,051	2,718	(710)		12,059

NET INTEREST INCOME	8,781	1,775	632		11,188
PROVISION FOR LOAN LOSSES	605	748			1,353

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,176	1,027	632		9,835

NON-INTEREST INCOME	2,832	468			3,300
NON-INTEREST EXPENSE	9,258	3,054	(20)	(8)	12,177
			64	(10)
			(179)	(13)

INCOME (LOSS) BEFORE INCOME TAXES	1,750	(1,559)	767		958

PROVISION FOR INCOME TAXES	471	204	228	(11)	368
			(604)	(12)
			69	(14)

NET INCOME (LOSS)	$1,279	$(1,763)	$1,074		$590

PER SHARE DATA
Basic earnings (loss) per common share	$2.64	$(3.92)			$1.02
Average common shares—basic	483,741	450,120			579,907

The accompanying notes are an integral part of the unaudited proforma combined consolidated condensed financial information.

Unaudited Proforma Combined Consolidated Condensed Statement of Income
For the Year Ended December 31, 2000
Assumption A 100% Stock Issued Exchange Ratio of .2126
(Dollars in Thousands except Share and Per Share Amounts)

	Illini	Community Bancorp	ProForma Adjustments		Proforma Combined
INTEREST INCOME
Interest on loans	$13,084	$4,557	$(78)	(9)	$17,563
Interest on securities	3,824	567			4,391

Total interest income	16,908	5,124	(78)		21,954

INTEREST EXPENSE
Interest on deposits	8,196	2,775	(162)	(9)	10,809
Interest on short-term debt	170				170
Interest on long-term debt	163	439	(548)	(9)	54
Interest on preferred securities of subsidiary trust	—				—

Total interest expense	8,529	3,214	(710)		11,033

NET INTEREST INCOME	8,379	1,910	632		10,921
PROVISION FOR LOAN LOSSES	540	600			1,140

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,839	1,310	632		9,781

NON-INTEREST INCOME	3,082	905			3,987
NON-INTEREST EXPENSE	8,552	3,159	(20)	(8)	11,619
			64	(10)
			(136)	(13)

INCOME (LOSS) BEFORE INCOME TAXES	2,369	(944)	724		2,149

PROVISION FOR INCOME TAXES	674		228	(11)	589
			(366)	(12)
			53	(14)

NET INCOME (LOSS)	$1,695	$(944)	$809		$1,560

PER SHARE DATA
Basic earnings (loss) per common share	$2.96	$(2.08)			$2.34
Average common shares — basic	571,789	453,521			667,955

The accompanying notes are an integral part of
the unaudited proforma combined consolidated condensed financial information.

Unaudited Proforma Combined Consolidated Condensed Balance Sheet
As of December 31, 2001
Assumption B 100% Stock Issued Exchange Ratio of .2261
(Dollars in Thousands)

	Illini	Community Bancorp	ProForma Adjustments		ProForma Combined
ASSETS
Cash and due from banks	$8,146	$6,713	$(450)	(1)	$14,229
			$(180)	(15)
Federal Funds Sold	$7,410				8,326
Interest-bearing deposits in other banks	29	887			916

Cash and cash equivalents	15,585	7,600	(630)		22,555

Investment securities available for sale, at fair value	49,156	4,090			53,246
Loans, net of the allowance for loan losses	196,913	41,537	541	(2)	238,991
Premises and equipment	6,946	3,266	(450)	(4)	9,762
Accrued interest receivable	2,549	388			2,937
Other real estate owned	370	5			375
Other assets	2,993	154	802	(3)	4,036
			(110)	(4)
			197	(5)
Total Assets	$274,512	$57,040	$350		$331,902

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits	$238,827	$47,953	$244	(2)	$287,024
Short-term debt	1,613				1,613
Long-term debt	8,471	5,244	1,047	(2)	14,762
Accrued interest payable	1,414	156			1,570
Preferred securities of subsidiary trust	9,000
Other liabilities	1,597	286			1,883

Total Liabilities	260,922	53,639	1,291		315,852

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders' Equity:
Common stock	5,718	5	(5)	(6)	5,718
Capital surplus	3,358	4,929	(2,143)	(7)	1,215
			(4,929)	(6)
Retained earnings (deficit)	10,775	(622)	622	(6)	10,775
Accumulated other comprehensive income	943	30	(30)	(6)	943
Less: Treasury shares, at cost	(7,204)	(941)	941	(6)	(2,601)
			4,603	(7)

Total Shareholders' Equity	13,590	3,401	(941)		16,050

Total Liabilities and Shareholders' Equity	$274,512	$57,040	$350		$331,902

The accompanying notes are an integral part of
the unaudited proforma combined consolidated condensed financial information.

Unaudited Proforma Combined Consolidated Condensed Statement Of Income
For the Year Ended December 31, 2001
Assumption B 100% Stock Issued Exchange Ratio of .2261
(Dollars in Thousands except Share and Per Share Amounts)

	Illini	Community Bancorp		ProForma Adjustments		Proforma Combined
INTEREST INCOME
Interest on loans	$15,461	$4,082		$(78)	(9)	$19,465
Interest on securities	3,371	411				3,782

Total interest income	18,832	4,493		(78)		23,247

INTEREST EXPENSE
Interest on deposits	8,569	2,342		(162)	(9)	10,749
Interest on short-term debt	77					77
Interest on long-term debt	619	376		(548)	(9)	447
Interest on preferred securities of subsidiary trust	786					786

Total interest expense	10,051	2,718		(710)		12,059

NET INTEREST INCOME	8,781	1,775		632		11,188
PROVISION FOR LOAN LOSSES	605	748				1,353

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,176	1,027		632		9,835

NON-INTEREST INCOME	2,832	468				3,300
NON-INTEREST EXPENSE	9,258	3,054		(18)	(8)	12,184
		69	(10)
		(179)	(13)

INCOME (LOSS) BEFORE INCOME TAXES	1,750	(1,559)		760		951

PROVISION FOR INCOME TAXES	471	204		225	(11)	365
				(604)	(12)
				69	(14)

NET INCOME (LOSS)	$1,279	$(1,763)		$1,070		$586

PER SHARE DATA
Basic earnings (loss) per common share	$2.64	$(3.92)				$1.00
Average common shares—basic	483,741	450,120				586,013

The accompanying notes are an integral part of the unaudited proforma combined consolidated condensed financial information.

Unaudited Proforma Combined Consolidated Condensed Statement of Income
For the Year Ended December 31, 2000
Assumption B 100% Stock Issued Exchange Ratio of .2261
(Dollars in Thousands except Share and Per Share Amounts)

	Illini	Community Bancorp	ProForma Adjustments		Proforma Combined
INTEREST INCOME
Interest on loans	$13,084	$4,557	$(78)	(9)	$17,563
Interest on securities	3,824	567			4,391

Total interest income	16,908	5,124	(78)		21,954

INTEREST EXPENSE
Interest on deposits	8,196	2,775	(162)	(9)	10,809
Interest on short-term debt	170				170
Interest on long-term debt	163	439	(548)	(9)	54
Interest on preferred securities of subsidiary trust	—				—

Total interest expense	8,529	3,214	(710)		11,033

NET INTEREST INCOME	8,379	1,910	632		10,921
PROVISION FOR LOAN LOSSES	540	600			1,140

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,839	1,310	632		9,781

NON-INTEREST INCOME	3,082	905			3,987
NON-INTEREST EXPENSE	8,552	3,159	(18)	(8)	11,626
			69	(10)
			(136)	(13)

INCOME (LOSS) BEFORE INCOME TAXES	2,369	(944)	717		2,142

PROVISION FOR INCOME TAXES	674		225	(11)	586
			(366)	(12)
			53	(14)

NET INCOME (LOSS)	$1,695	$(944)	$805		$1,556

PER SHARE DATA
Basic earnings (loss) per common share	$2.96	$(2.08)			$2.31
Average common shares—basic	571,789	453,521			674,061

The accompanying notes are an integral part of the unaudited proforma combined consolidated condensed financial information.

Note 1 Basis of Presentation

        Illini has agreed to acquire Community Bancorp for a fixed exchange ratio of .2126 shares of Illini stock for each share of Community Bancorp stock, subject to possible upward adjustment as provided for in the Merger Agreement. The Merger Agreement provides for a possible upward adjustment to a maximum of .0346 shares to adjust the exchange ratio to a maximum of .2472. This would equate to an approximate increase in the purchase price of $376,000 valuing Illini shares issued at $24.05 per share. The adjustment would be made if collections on a specified loan exceed $200,000 by the effective date of the merger. The maximum exchange ratio would be required upon full collection of the aforementioned loan. On March 26, 2002, Community Bancorp entered into an agreement to sell the property the loan was secured by for $414,000. With the sale, the exchange ratio would be increased to .2261. Because the consummation of the sale agreement is deemed probable, the resulting exchange ratio has been provided as Assumption B. The acquisition will be accounted for under the purchase method of accounting and, accordingly, the assets and liabilities of Community Bancorp have been marked to estimated fair value based upon conditions as of December 31, 2001. Since these are proforma statements, we cannot assure that the amounts reflected in these financial statements would have been representative of the actual amounts earned had the companies been combined at the time.

Note 2 Pro Forma Adjustments

  (1)
  To record payment by Illini ($300) and Community Bancorp ($150) for estimated transaction costs

  (2)
  To adjust interest-earning assets and interest-bearing liabilities of Community Bancorp to estimated fair value

  (3)
  To record core deposit intangible

  (4)
  To allocate the fair value of net assets acquired over cost as follows:

  Assumption A

Purchase Price:
Additional paid in capital	(2,015)
Treasury stock	4,327
Acquisition costs of Illini	300

Total Purchase price paid		2,612

Allocated to:
Historical book value of Community Bancorp's assets and liabilities	3,401
Record transaction costs of Community Bancorp	(150)
Payment for termination of data processing contract	(180)

Adjusted book value of Community Bancorp		3,071

Core Deposit Intangible	802
Allocation of a portion of the excess of fair value of net assets acquired over cost to core deposit intangible	(158)

Net Core Deposit Intangible	644
Allocation of portion of fair value of net assets acquired

over cost to fixed assets	(643)
Adjustments to record assets and liabilities to fair value:
Loans	541
Deposits	(244)
Borrowings	(1,047)

	(749)

Deferred taxes on adjustments to record assets and liabilities to fair value	(20)
Tax effect of allocation of fair value of net assets acquired over cost	310

Net Deferred taxes	290

Total allocation		(459)
Total		$0

Allocation of excess of fair value of net assets acquired over cost
Fixed Assets	$(643)
Core Deposit Intangible	(158)

Total fair value of net assets acquired over cost allocated	$(801)

Assumption B
Purchase Price:
Additional paid in capital	$(2,143)
Treasury stock	4,603
Acquisition costs of Illini	300

Total Purchase price paid		2,760

Allocated to:
Historical book value of Community Bancorp's assets and liabilities	3,401
Record transaction costs of Community Bancorp	(150)
Payment for termination of data processing contract	(180)

Adjusted book value of Community Bancorp		3,071

Core Deposit Intangible	802
Allocation of a portion of the excess of fair value of net assets acquired over cost to core deposit intangible	(110)

Net Core Deposit Intangible	692
Allocation of portion of fair value of net assets acquired over cost to fixed assets	(450)

Adjustments to record assets and liabilities to fair value:
Loans	541
Deposits	(244)
Borrowings	(1,047)

	(750)

Deferred taxes on adjustments to record assets and liabilities to fair value	(20)
Tax effect of allocation of fair value of net assets acquired over cost	217

Net Deferred taxes	197

Total allocation		(311)

Total		$0

Allocation of excess of fair value of net assets acquired over cost
Fixed Assets	$(450)
Core Deposit Intangible	(110)

Total fair value of net assets acquired over cost allocated	$(560)

  (5)
  To record deferred taxes on the purchase accounting adjustments at an effective rate of 38.74%

  (6)
  To eliminate Community Bancorp's equity accounts

  (7)
  To record issuance of 96,166 shares for assumption A and 102,272 shares for assumption B, of Illini's treasury stock valued at fair value of $24.05 per share at December 31, 2001. Treasury stock issued on a first in first out basis would average $45 per share

  (8)
  To record reduction of depreciation expense on non-current assets that were allocated a portion of fair value of net assets acquired over cost

  (9)
  To record amortization of purchase accounting adjustments in a manner that approximates the level yield method

  (10)
  To record amortization of core deposit intangible

  (11)
  To record tax effect of purchase accounting adjustments at an effective rate of 38.74%

  (12)
  To record the tax benefit of Community Bancorp

  (13)
  To eliminate the employee stock ownership plan and incentive plan expense

  (14)
  To record the tax effect of the elimination of employee stock ownership plan and incentive expense

  (15)
  To record the payment for termination of data processing contract. As this amount is a non-recurring charge that results directly from the transaction, it was not considered in the pro forma condensed income statement.

RISK FACTORS

        In addition to other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the caption "Information Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote to approve the merger and the merger agreement.

The value of the common stock that you will receive in the merger may fluctuate.

        Any change in the price of Illini common stock prior to the merger will affect the value that Community Bancorp common stockholders will receive on the date of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the banks' businesses, operations and prospects and regulatory considerations, many of which factors are beyond the banks' control.

        Because the parties to the merger agreement anticipate that the date the merger is completed will be later than the special meeting, you will not know the market value of the Illini common stock that you will receive upon completion of the merger.

Illini may not achieve the anticipated benefits of the merger and thus the value of the Illini stock you receive may not be as great as anticipated.

        The success of the merger will depend, in part, on the ability of Illini and Community Bancorp to realize the anticipated growth opportunities and cost savings from combining their businesses. To realize the anticipated benefits from the merger, Illini and Community Bancorp must successfully combine their businesses in a manner that permits those growth opportunities and cost savings to be realized. If the management of these companies is not able to achieve these objectives successfully, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Illini may be subject to adverse regulatory conditions that would cause the value of Illini's business to go down, which could cause the value of your Illini shares to decrease.

        Before completion of the Merger, Illini and Community Bancorp must obtain the approvals of or submit notifications to the Federal Reserve Board, the FDIC, the Illinois Office of Banks and Real Estate, and other anti-trust authorities. Such approvals may impose conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Illini, any of which might have a material adverse effect on Illini following the merger.

        Regulatory conditions affecting Community Bancorp may negatively affect Illini. Community Bancorp is currently operating under regulatory conditions imposed by the Federal Reserve Board, and Community Bank is operating under regulatory conditions imposed by the FDIC and the Illinois office of Banks and Real Estate. After the merger, Illini will be responsible for ensuring that Community Bancorp and Community Bank comply with those regulatory conditions. The cost of Illini to ensure compliance and to correct the issues giving rise to imposition of such regulatory conditions may be higher than anticipated.

        Contingent obligations under a Stock Purchase Agreement dated April 2, 2001, may require Illini to make cash payments to former shareholders that would cause the value of the Illini shares that you receive in the merger to decrease.

        Under certain circumstances, Illini may be required to make additional payments to former shareholders under a stock purchase agreement dated April 12, 2001. If Illini is required to make those payments, Illini's revenues in the year of payments will decrease.

        Illini is party to a certain Stock Purchase Agreement with various former shareholders dated April 12, 2001, pursuant to which, if Illini receives the equivalent of a price in excess of $45.00 per share in certain transactions, including an asset or stock sale or merger in which Illini is not the surviving entity, Illini will be required to pay those former shareholders the following amounts:

  (a)
  If the transaction occurs in the period ending six months after the date of closing under the Stock Purchase Agreement, an amount equal to the product of 100% of the difference between the price per share in the transaction and $45.00 per share multiplied by the number of shares purchased by Illini under the Stock Purchase Agreement.

  (b)
  If the transaction occurs during the period commencing on the first day of the seventh month after the date of closing under the Stock Purchase Agreement and ending one year after the date of closing under the Stock Purchase Agreement, an amount equal to the product of 75% of the difference between the price per share in the transaction and $45.00 per share multiplied by the number of shares purchased by Illini under the Stock Purchase Agreement.

  (c)
  If the transaction occurs during the period commencing on the first day of the thirteenth month after the date of closing under the Stock Purchase Agreement and ending eighteen months after the date of closing under the Stock Purchase Agreement, an amount equal to the product of 50% of the difference between the price per share in the transaction and $45.00 per share multiplied by the number of shares purchased by Illini under the Stock Purchase Agreement.

  (d)
  If the transaction occurs during the period commencing on the first day of the nineteenth month after the date of closing under the Stock Purchase Agreement and two years after the date of closing under the Stock Purchase Agreement, an amount equal to the product of 25% of the difference between the price per share and the transaction and $45.00 per share multiplied by the number of shares purchased by Illini under the Stock Purchase Agreement.

        If the transaction occurs more than two years after the date of closing under the Stock Purchase Agreement described above, Illini shall have no obligation to the sellers.

THE SPECIAL MEETING

General

        This Proxy Statement/Prospectus is being furnished to holders of Community Bancorp common stock in connection with the solicitation of proxies by Community Bancorp's Board of Directors to be used at the special meeting or any adjournment thereof.

Time, Date, and Place of the Meeting

        The special meeting of the shareholders of Community Bancorp will be held at 1:00 p.m. on June 13, 2002 at the Knights of Columbus Hall, 1501 West Fayette, Effingham, IL 62401.

Matters to be Considered at the Meeting

        The shareholders of Community Bancorp will be asked to approve: the merger agreement; a proposal to postpone or adjourn its meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of its meeting to approve the merger agreement; and such other business as may properly come before the special meeting and/or any adjournment thereof.

Record Date; Shares Outstanding; Quorum

        Only holders of record of shares of Community Bancorp common stock at the close of business on April 16, 2002 will be entitled to vote at the Community Bancorp special meeting. At that date, approximately 452,333 shares of Community Bancorp common stock were outstanding, each share being entitled to one vote.

Vote Required

        The affirmative votes of 66 2/3% percent of all outstanding shares of Community Bancorp common stock are required to approve the merger agreement. In the event that an insufficient number of votes in person or by proxy is present at the special meeting to approve the merger, an affirmative vote of a majority of the shares present in person or by proxy, even if a quorum is not present, can approve an adjournment of the meeting.

        As of April 16, 2002, the record date indicated above, directors and executive officers of Community Bancorp beneficially owned approximately 147,000 shares of Community Bancorp common stock or approximately 32% of the outstanding Community Bancorp common stock entitled to vote at the Community Bancorp special meeting.

Effect of Abstentions and Broker Nonvotes

        Abstentions may be specified with respect to the merger, the merger agreement and the proposal to adjourn the special meeting. Such abstentions will be considered present and entitled to vote at the meeting, but will not be counted as votes cast in the affirmative. Abstentions by shareholders will have the effect of a vote against the merger and the merger agreement and against the adjournment proposal.

        Brokers do not have discretionary authority to vote shares with respect to approval of the merger, the merger agreement and the adjournment proposal without instructions from the beneficial owners. Assuming that sufficient shares are present at the meeting (so that a quorum may be obtained), a failure of such brokers to vote shares because they have not received instructions from beneficial owners will have the effect of a vote against the merger and the merger agreement but will have no effect upon the approval of the adjournment proposal.

Voting, Revocation and Solicitation of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof, unless such proxies are revoked prior to the vote. Proxies which do not contain voting instructions will be voted in favor of the merger, the merger agreement and the adjournment proposal.

        It is not expected that any matter other than those referred to herein will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

        If you execute and return a proxy on the enclosed form you may revoke it at any time before it is voted. The giving of a proxy does not affect your right to attend the special meeting and vote in person. Your presence at a meeting, however, will not by itself revoke the proxy. You may revoke a proxy at any time prior to its exercise by filing with the Secretary of Community Bancorp a duly executed revocation or a proxy bearing a later date. Neither attendance nor voting in person at the special meeting will of itself constitute revocation of a proxy.

        In addition to solicitation by mail, directors, officers and employees of Community Bancorp who will not be specifically compensated for such services may solicit proxies from the you personally or by telephone or telegram or other forms of communication. Community Bancorp will bear its own expenses in connection with the solicitation of proxies for its special meeting.

        You should not send stock certificates with your proxy cards. As described below under the heading "the Merger—Exchange Procedure," you will be provided with materials for exchanging shares of Community Bancorp common stock as promptly as practicable after the effective date.

Recommendation of the Board of Directors

        The Board of Directors of Community Bancorp recommends that you vote for the approval of the merger agreement, the merger and the adjournment proposal identified in this Proxy Statement/Prospectus.

THE MERGER

        The following is a description of the merger. Such description is not intended to be a complete description of all facts regarding the merger and is qualified in all respects by reference to the merger agreement attached hereto as APPENDIX A (Appendix A does not include the disclosure schedules that were part of the merger agreement). Shareholders of Community Bancorp are urged to carefully read the merger agreement. For a summary of the merger, see the preceding "Summary."

Introduction; Background of the Merger

        Community Bancorp's wholly owned subsidiary, Community Bank, has experienced financial difficulties which have limited Community Bancorp's abilities to operate independently. Interest rate exposure coupled with a rising interest rate environment, intense competitive pressures, a limited ability to meet competitive pressures with new products and services, and the impact of a recessionary economy on asset quality, have contributed to recent operating losses of Community Bancorp. In addition, Community Bancorp is currently hampered by a Cease and Desist Order and Stipulation Agreement between Community Bank and the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate and a Memorandum of Understanding in effect between Community Bancorp and the Federal Reserve Bank of St. Louis.

        The negative financial position of Community Bancorp and the regulatory burdens of the Cease and Desist Order and the Memorandum of Understanding have made it difficult to attract qualified personnel to fill key positions at Community Bank.

        The FDIC and the Illinois Office of Banks and Real Estate presented a Cease and Desist Order on March 8, 2001, to Community Bank. The Order requires Community Bank to cease and desist from certain unsafe and unsound banking practices. Community Bank entered into a Stipulation Agreement consenting to the Order, and the Order became effective March 31, 2001. Among other things, the Order requires Community Bank to:

  •
  address issues with having and retaining qualified management;

  •
  formulate and adopt a strategic plan;

  •
  adopt a plan with respect to liquidity and interest rate sensitivity;

  •
  adopt a plan to reduce risk position in assets in excess of $100,000.00 classified as "substandard";

  •
  replenish its allowance for loan and lease losses; and

  •
  not declare or pay any cash dividend without the consent of the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate.

        In addition to the Cease and Desist Order, Community Bancorp is operating under the burden of a Memorandum of Understanding executed March 8, 2001, with the Federal Reserve Bank of St. Louis, which limits the ability of Community Bancorp to:

  •
  pay dividends without the consent of the Federal Reserve;

  •
  pay salaries or other compensation to directors, officers and shareholders;

  •
  incur debt without Federal Reserve approval (except to re-capitalize Community Bancorp);

  •
  to purchase shares of its own stock without Federal Reserve approval; and

  •
  to ensure Community Bancorp addresses weaknesses in its financial condition and risk management systems.

        On February 9, 2001, Community Bancorp engaged RP Financial to render certain financial advisory, due diligence and valuation services in connection with the objective of selling Community Bancorp to another financial institution or private investor. In mid-February 2001, RP Financial identified twenty-three local and regional financial institutions who were considered to be viable potential buyers based on a number of factors including asset size, capital, earnings, market area, and past history of consummating mergers and acquisitions with other financial institutions. Additionally, RP Financial identified three private investors with a known interest and the financial ability to either acquire or recapitalize Community Bancorp. During late February and through the end of March 2001, RP Financial contacted the twenty-three potential merger partners and three private investors to ascertain their interest in receiving additional financial and other proprietary information with the objective of providing Community Bancorp with a non-binding expression of interest. A total of fourteen Potential Merger Partners and two private investors indicated interest in receiving additional information from Community Bancorp. The parties receiving additional information executed confidentiality agreements, were provided with a copy of the additional information, and were requested to respond with expressions of interest by late March 2001. No expressions of interest were received at this time. Factors cited by the parties in their decisions included the magnitude of Community Bancorp's recent operating losses, the overhead structure, asset quality concerns, and branch locations. Additionally, the parties expressed concern about the outstanding regulatory issues facing Community Bancorp and Community Bank. These regulatory issues included the existence of the Cease and Desist Order and Stipulation Agreement between Community Bank and the Federal Deposit Insurance Corporation and Illinois Office of Banks and Real Estate and the Memorandum of Understanding in effect between Community Bancorp and the Federal Reserve Bank of St. Louis.

        On April 2, 2001, in a teleconference with the Board of Directors of Community Bancorp, RP Financial discussed the feedback provided by the parties who had received additional information. Based on the information received at that meeting, the Board of Directors of Community Bancorp requested that RP Financial go back to all parties who had received additional information and reaffirm Community Bancorp's interest in effecting a merger or sale and that all serious proposals would be given the highest consideration by the Community Bancorp Board. Of the sixteen parties contacted, three indicated varying levels of renewed interest. Over the next several months through late June 2001, RP Financial had ongoing discussions with three remaining interested parties. Near the end of June 2001, Illini verbally outlined the terms for a potential merger with Community Bancorp, including the amount and form of consideration to be paid. Although discussions with the other two interested parties were ongoing, at the time that Illini indicated its proposed merger terms, neither of the remaining parties had provided any indication that a proposal would be forthcoming.

        On June 27, 2001, RP Financial discussed the results of Illini's proposed merger terms with the Community Bancorp Board in a telephone conference call. The factors considered in evaluating Illini's preliminary proposal included the form and amount of consideration, the potential for price appreciation of Illini's common stock, the level of earnings per share accretion for holders of Community Bancorp stock, the amount of cash dividends that Community Bancorp's stockholders would receive on a proforma basis, the proforma return on equity and return on assets of Illini after merging with Community Bancorp, and the anticipated aftermarket liquidity of the Illini shares that the Community Bancorp shareholders would receive in the merger. In addition, the prospects for Community Bancorp as an independent entity and the potential impact of a merger on the various outstanding regulatory matters were evaluated.

        The Community Bancorp Board authorized RP Financial to indicate to Illini that there was a high level of interest in Illini's verbal proposal. Illini then indicated that it was Illini's preference to enter into a non-binding letter of intent that would establish the preliminary terms of a proposed merger prior to conducting a due diligence review of Community Bancorp. The terms of the letter of intent anticipated that the due diligence review by Illini would lead to the execution of a definitive agreement to merge. The letter of intent was executed by Illini and Community Bancorp in July 2001.

        During August 2001, senior management and outside consultants of Illini conducted a due diligence review of Community Bancorp. Illini continued to pursue follow-up due diligence reviews through the execution of the merger agreement on November 21, 2001. Reciprocal due diligence of Illini by Community Bancorp's management and financial advisor was also conducted during this time period. Commencing in September 2001 through early November 2001, the senior management and financial advisors of each of Community Bancorp and Illini continued to discuss the financial and other terms of the proposed merger, including the form and amount of consideration to be offered, the conversion factor, and the termination provisions. During this period, the form and amount of consideration and the conversion factor were determined on the basis of arms-length-negotiations between Community Bancorp representatives and their financial advisor, and the Illini management.

        On November 12, 2001, at a meeting of Community Bancorp's Board, Mr. Ludwig reviewed the reasons for and the potential benefits of the merger. Community Bancorp's legal counsel reviewed the terms of the Agreement, related agreements and the transactions contemplated thereby. RP Financial made a presentation regarding the financial terms of the Agreement and the fairness, from a financial point of view, of the conversion factor to holders of Community Bancorp common stock. After a thorough discussion and consideration of the factors discussed below, under "Reasons for the Merger; Recommendations of the Boards of Directors-Community Bancorp", the Community Bancorp Board unanimously approved the merger agreement and the transactions contemplated thereby, and authorized the execution of the merger agreement. The merger agreement was entered into on November 21, 2001.

THE PARTIES

Community Bancorp

        Community Bancorp is a bank holding company and business corporation organized under the laws of Illinois and is headquartered in Effingham, Illinois. Community Bancorp through its wholly owned subsidiary, Community Bank, engages in commercial banking authorized by the Illinois Banking Act and applicable federal banking laws. This involves accepting demand, time and savings deposits, granting loans (consumer, commercial, real estate and business) to individuals, corporations, partnerships, associations and municipalities and other governmental bodies, providing trust services, and selling non-deposit retail investment products in its branch offices.

        Community Bancorp common stock is not registered under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended. Community Bancorp is subject to the supervision of the Federal Reserve, and Community Bank is subject to the supervision of the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate.

        Community Bancorp has two banking offices. Its principal executive office is located at 1300 Keller Drive, Effingham, Illinois 62401, and the telephone number at that address is (217) 347-7127. Its second office is located at 150 Courthouse Square, Toledo, Illinois 62468. Community Bancorp is not dependent on any one customer, and the loss of any customer or a few customers would not have a material adverse effect upon it.

        At December 31, 2001, Community Bancorp reported total assets of approximately $57,040,000, net loans of approximately $39,081,000, liabilities of approximately $53,639,000, and stockholders' equity of approximately $3,401,000. Community Bancorp reported a net loss of ($2.08) per share for the year ended December 31, 2000 and a net loss of ($3.92) per share for the year ended December 31, 2001.

Illini

        Illini is an Illinois business corporation and bank holding company that was organized in 1983, and is headquartered at 3200 West Iles Avenue, Springfield, Illinois 62707, telephone number (217) 787-5111. Illini is the holding company of Illini Bank and Farmers State Bank of Camp Point. Illini Bank currently operates thirteen offices in Christian, Logan, McLean and Sangamon Counties in Central Illinois. Farmers State Bank of Camp Point has one location in Adams County, Illinois.

        As a bank holding company, Illini is registered with the Federal Reserve Board in accordance with the requirements of the Federal Bank Holding Company Act of 1956, as amended, and is subject to regulation by the Federal Reserve Board.

        Illini common stock is traded over the counter and is quoted under the symbol "ILIN.OB" on the OTC Bulletin Board.

        At December 31, 2001, Illini reported total assets of approximately $274,512,000, net loans and leases of approximately $196,913,000, total liabilities of approximately $260,922,000 and Stockholders' equity of approximately $13,590,000. Illini reported net income of $1,695,000, or $2.96 per share, for the year ended December 31, 2000 and net income of $1,279,000 or $2.64 per share, for the year ended December 31, 2001.

Reasons for the Merger; Recommendation of the Board of Directors

Community Bancorp

        The Community Bancorp Board believes that the merger is fair to, and in the best interests of, Community Bancorp and its shareholders. Accordingly, the Community Bancorp Board has unanimously approved the merger agreement and unanimously recommends that the Community Bancorp shareholders vote to approve the merger and for the adoption of the merger agreement.

        In making this determination, the Board considered a number of factors, including the following:

          1.    The Board's familiarity with Illini's business, financial condition, earnings and prospects;

          2.    The regulatory issues facing Community Bank, including the Cease and Desist Order and Stipulation Agreement between Community Bank and the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate and the Memorandum of Understanding in effect between Community Bancorp and the Federal Reserve Bank of St. Louis;

          3.    The Board's conclusion that, in view of the trend toward consolidation in the financial services industry, particularly the community banking portion thereof, the merger would provide Community Bancorp's shareholders with an opportunity for continued equity participation in an enterprise that is larger and has common stock that is more actively traded than the Community Bancorp common stock;

          4.    The consideration that Community Bancorp's shareholders will receive, if the merger is completed, and the likelihood that the merger would deliver greater value to Community Bancorp's shareholders than can reasonably be expected if Community Bancorp were to remain independent;

          5.    The opinion to be delivered by RP Financial, that the exchange ratio in the merger is fair to Community Bancorp's shareholders from a financial point of view as of that date;

          6.    The complementary nature of Community Bancorp's and Illini's businesses, services and products and the opportunity to create a wider array of products and services to Community Bancorp's customers and an enhanced ability to attract new customers;

          7.    The fact that Illini's markets are less geographically focused than is the case with Community Bancorp, meaning that Illini's growth in deposits and other assets might be rendered more readily achievable;

          8.    The historical performance of Illini's common stock and Illini's historical financial performance;

          9.    The Board's review of the indications of interest received from potential transaction partners other than Illini;

        10.    The terms and conditions of the merger agreement, including the fact that the merger will, for the most part, be accomplished on a tax-free basis for Community Bancorp's shareholders for federal income tax purposes (See "Legal Opinions and Tax Opinion");

        11.    Illini and Community Bancorp's historical dividend payment amounts;

        12.    The likelihood that the merger will be approved by all appropriate regulatory authorities;

        13.    The likelihood of a smooth integration of Community Bancorp's business with that of Illini's business; and

        14.    The anticipated impact of the merger on Community Bancorp's customers, employees and other constituencies.

        The foregoing discussion of the information and factors considered by Community Bancorp's Board is not intended to be exhaustive, but reflects substantially all material factors considered by the Community Bancorp Board. In reaching its determination to approve and recommend the merger, Community Bancorp's Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently.

        The Community Bancorp Board believes that the merger is in the best interests of Community Bancorp and its shareholders and unanimously recommends that you vote for approval of the merger agreement.

Illini

        In approving the acquisition of Community Bancorp, the Illini Board of Directors considered the following major factors:

  (i)
  Community Bancorp's location in Effingham, Illinois, is a growing market and a natural extension of Illini's existing branch network in Central Illinois.

  (ii)
  Expansion of Illini's locations in Central Illinois has been a strategic goal of the Board, and the merger will enable that expansion to occur more quickly and at less cost than would be involved in the establishment and construction of new branches.

  (iii)
  Although there is no geographic overlap among the branches of the merging banks and, therefore, no expected closings, the merger will result in certain operating and administrative efficiencies that should increase profitability.

  (iv)
  Existing and future investments in technology and new products and services can be spread over a larger asset base and market area. This should also enable more rapid revenue enhancements and more efficient marketing coverage.

  (v)
  Illini and Community Bancorp have similar banking philosophies, products, and services. This should make integration of the two banks more efficient, faster and non-disruptive to Community Bancorp customers, all of which should result in enhanced shareholder value.

  (vi)
  The merger will strengthen Illini's overall market coverage in the Central Illinois area, which should facilitate future transition into other adjacent markets.

        On the basis of these factors, the Illini Board of Directors believes that the merger is in the best interests of Illini and its shareholders.

OPINION OF INDEPENDENT FINANCIAL ADVISOR

        Community Bancorp's Board retained RP Financial on February 9, 2001 to provide certain financial advisory and investment banking services to Community Bancorp in conjunction with the merger. Such services included the rendering of an opinion with respect to the fairness of the conversion factor, from a financial point of view, to holders of Community Bancorp common stock. In requesting RP Financial's advice and opinion, Community Bancorp's Board did not give any special instructions to, or impose any limitations upon the scope of the investigation which RP Financial might wish to conduct to enable it to give its opinion. RP Financial was selected by Community Bancorp to act as its financial advisor because of RP Financial's expertise in the valuation of businesses and their securities for a variety of purposes, including its expertise with mergers and acquisitions of savings and loans, savings banks, and savings and loan holding companies.

        On November 12, 2001, at the meeting in which Community Bancorp's Board approved and adopted the merger agreement and the transactions contemplated thereby, subject to incorporation of certain amendments as designated by Community Bancorp's Board, RP Financial rendered its opinion that, as of November 13, 2001, and updated to the date of this Proxy Statement/Prospectus, the conversion factor was and is fair to holders of Community Bancorp common stock from a financial point of view. In connection with its opinion dated the date of this Proxy Statement/Prospectus, RP Financial also confirmed the appropriateness of its reliance on the analysis used to render its November 13, 2001 opinion by performing procedures to confirm the appropriateness of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

        The full text of the opinion of RP Financial, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as APPENDIX C to this Proxy Statement/Prospectus and is incorporated herein by reference. Holders of Community Bancorp common stock are urged to read the opinion in its entirety.

        The opinion of RP Financial is directed to Community Bancorp's Board in its consideration of the conversion factor as described in the Agreement, and does not constitute a recommendation to any shareholder of Community Bancorp as to any action that such shareholder should take in connection with the Agreement, or otherwise. It is further understood that the opinion of RP Financial is based on market conditions and other circumstances existing on the date hereof.

        The opinion states that RP Financial reviewed the following material: (1) the merger agreement; (2) financial and other information for Community Bancorp, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended June 30, 1998 and 1999, and as of December 31, 2000 and 2001, (b) shareholder, regulatory and internal financial and other reports through December 31, 2001, (c) the most recent proxy materials for Community Bancorp, (d) internal budgets, financial projections and business plan forecasts prepared by management, (e) the Cease and Desist Order and Stipulation Agreement in effect between Illinois Community Bank, Community Bancorp's wholly-owned subsidiary, and the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate, (f) the Memorandum of Understanding in effect between Community Bancorp and the Federal Reserve Bank of St. Louis, and (g) Community Bancorp's management comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Illini including: (a) audited financial statements for the fiscal years ended December 31, 1999, 2000 and 2001, incorporated in Annual Reports to shareholders and Form 10-KSBs; (b) Form 10-QSB as of March 31, 2001, June 30, 2001, and September 30, 2001; (c) regulatory financial and other reports through December 31, 2001; (d) certain internal budgets and financial projections prepared by management of Illini; and (e) limited discussions with Illini's management regarding past and current business, operations, financial condition, and future prospects.

        In addition, RP Financial stated that it reviewed financial, operational, stock price and trading characteristics for Illini relative to publicly-traded banks and bank holding companies, with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Illini and Community Bancorp and the public perception of the banking industry. In rendering its opinion, RP Financial stated that it relied, without independent verification, on the accuracy and completeness of the information concerning Community Bancorp and Illini furnished by the respective institutions to RP Financial for review, as well as publicly available information regarding other financial institutions and economic and demographic data. RP Financial stated that Community Bancorp did not restrict RP Financial as to the material it was permitted to review. Illini limited RP financial to a review of relevant financial, operational and management reports, excluding certain Board minutes and reports, regulatory examination materials and business plan documents that Illini determined to be proprietary. RP Financial further indicated that the financial forecasts and budgets reviewed by RP Financial were prepared by the managements of Community Bancorp and Illini; that neither Community Bancorp nor Illini publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the merger; and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, RP Financial cautioned that actual results could vary significantly from those set forth in such financial forecasts.

        In connection with rendering its opinion dated November 13, 2001 and updated as of the date of this Proxy Statement/Prospectus, RP Financial performed a variety of analyses, which are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. RP Financial stated that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by RP Financial without considering all such analyses and factors could create an incomplete view of the process underlying RP Financial's opinion. In its analyses, RP Financial made numerous assumptions with respect to industry performance, business and economic conditions, applicable laws and regulations, and other matters, many of which are beyond the control of Community Bancorp. Any estimates contained in RP Financial's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by RP Financial was assigned a greater significance by RP Financial than any other.

        The following is a summary of the material financial analyses performed by RP Financial in connection with providing its opinion of November 13, 2001, which has been updated as of the date of this Proxy Statement/Prospectus.

          (a)  Results of Marketing Efforts. RP Financial summarized the sequence of events leading up to the merger agreement including that twenty-six parties were contacted regarding their interest in a potential merger with Community Bancorp. Of those parties contacted, fourteen Potential Merger Partners and two private investors indicated interest in Community Bancorp such that they were provided the Information Package after executing confidentiality agreements. Ultimately, Illini was the only party that submitted a proposal for a merger with Community Bancorp. RP Financial considered the results of the marketing efforts, including the lack of interest from the large number of parties contacted, to support its fairness conclusions reached regarding the conversion factor.

          (b)  Transaction Overview. RP Financial summarized the terms of the merger, including the conversion of each share of Community Bancorp common stock into the right to receive Illini common stock pursuant to the conversion factor. RP Financial also summarized the methodology for calculating the conversion factor, the potential upward adjustment in the event that Community Bank successfully resolves a problem asset prior to closing, and the termination provisions incorporated in the merger agreement. RP Financial further described the pricing ratios indicated by the conversion factor relative to the earnings per share, assets per share, book value per share, and book value per share adjusted to take into account preliminary estimated purchase accounting adjustments and reserves required by the Federal Deposit Insurance Corporation.

          (c)  Discounted Cash Flow Analysis. RP Financial prepared several discounted cash flow analyses, all of which incorporated a three year financial projection and cash flow analysis to shareholders. The discounted cash flow analyses incorporated several specific factors reflecting the operating environment of Community Bancorp on a stand-alone basis. Such factors included the potential impact of regulatory operating restrictions and capitalization requirements on operations, the level of competition from other financial institutions, and projections of future earnings for Community Bancorp under a stand-alone business plan without the benefits of the merger. Since Community Bancorp pays no cash dividends, the projections of future cash flows to shareholders included receipt of a terminal value at the end of three years of operations equal to an assumed merger value. The merger value reflected an estimate of the potential price that could be received assuming Community Bancorp's Board sought to pursue a merger transaction at the end of three years, including an orderly marketing of Community Bancorp to potential merger partners and receipt of a control premium by the holders of Community Bancorp common stock. Two scenarios were examined. In the "optimistic scenario", the projections of future cash flows incorporated the results of Community Bancorp's three year budget as of December 31, 2001, and realization of a terminal value at the end of three years of operations equal to 120% of book value per share. In the "break-even scenario", the projections of future cash flows assumes that earnings show improvement relative to the recent historical level of losses but that the improvement is limited such that, on balance, Community Bancorp operates at a break-even level over the next three years. The cash flow represented by the terminal value was discounted to present value using a range of discount rates between 12% and 20%. The "optimistic scenario" indicated a present value to stockholders ranging between $5.16 and $6.53 per share (assuming a merger value of 120% of book value after three years of operations). The "break-even scenario" indicated a present value to stockholders ranging between $4.35 and $5.35 per share (assuming a merger value of 100% of book value after three years of operations). RP Financial compared these present value figures to the value to be received by Community Bancorp's shareholders which was estimated to range from $5.53 per share to $7.44 per share. Such estimated values for Illini's stock were based on the average of the bid/ask price for Illini's stock and a comparable institutions analysis of the market pricing of other similar publicly traded companies on a regional basis. Furthermore, such values to be received by Community Bancorp's shareholders reflect adjustment for the conversion factor prior to any upward adjustment prior to the closing. Because Community Bancorp is currently recording net losses from operations, RP Financial discounted the results derived under the optimistic scenario because the likelihood of achieving such a scenario (which assumes profitable operations) was considered low. Accordingly, RP Financial placed more weight on the break-even scenario, which still assumes future operations are materially improved relative to Community Bancorp's actual recent operating results. Additional factors considered included recurring operating losses may result in Community Bank's capital ratio falling below the 7% minimum required by the Case and Desist Order and non-compliance with the Cease and Desist Order may lead to further operating restrictions and impair Community Bancorp's future viability. Based on these factors, RP Financial concluded that the DCF analysis supports its fairness conclusions regarding the Conversion Factor.

          (d)  Impact Analysis. RP Financial evaluated the projected financial impact of the merger on the balance sheet, income statement and per share financial measures of Community Bancorp. RP Financial's analysis considered the financial condition and operations of Community Bancorp and Illini at December 31, 2001 and the proforma impact of the merger. Based on the conversion factor, RP Financial estimated that holders of Community Bancorp common stock would incur dilution of approximately 28% in tangible book value per share assuming there was no upward adjustment to the conversion factor prior to closing to reflect recovery on one problem loan. In the event of adjustment to the conversion factor to reflect the recovery on a problem loan pursuant to the terms of sale as entered into by Community Bancorp as of March 26, 2002, holders of the Community Bancorp common stock would incur 23% dilution in tangible book value per share. The merger will be accretive to Community Bancorp's stockholders on an earnings per share basis given the positive reported and proforma earnings of Illini taking into account the impact of the merger. Moreover, the holders of Community Bancorp common stock would enjoy a positive return on assets and return on equity on a proforma basis in comparison to the negative returns on a stand-alone basis. Dividends per share for Community Bancorp's stockholders based on Illini's current dividend policy will range from $0.22 per share (assumes no adjustment to the conversion factor) to $0.23 per share (assumes adjustment to the conversion factor to reflect recovery on a problem loan pursuant to the terms of sale as entered into by Community Bancorp as of March 26, 2002). Community Bancorp does not currently have cash to pay a cash dividend and Community Bank is precluded from paying dividends to Community Bancorp pursuant to the terms of the Cease and Desist Order. RP Financial considered both the impact of the merger on the overall financial measures of Community Bancorp as well as the impact of the merger on the per share financial measures of Community Bancorp in support of the fairness conclusion.

        In addition to these financial analyses, RP Financial considered several other considerations in its fairness conclusions. Such other financial considerations included the greater market capitalization of the merged company relative to Community Bancorp on a stand-alone basis; the greater liquidity in the shares relative to the shares of Community Bancorp common stock without the merger; the likelihood of greater potential stock price appreciation in the Illini shares relative to the shares of Community Bancorp common stock without the merger; and that the potential negative effects on Community Bancorp without the merger of the regulatory agreements between Community Bank and the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate and between Community Bancorp and the Federal Reserve Bank of St. Louis. RP Financial also considered the results of the marketing efforts conducted leading up to the execution of the merger Agreement.

        On the basis of these analyses and other considerations, RP Financial concluded that the conversion factor, as described in the Agreement, is fair to the shareholders of Community Bancorp from a financial point of view. As described above, RP Financial's opinion and presentation to Community Bancorp's Board was one of many factors taken into consideration by Community Bancorp's Board in making its determination to approve the Agreement. Although the foregoing summary describes the material components of the analyses presented by RP Financial to Community Bancorp's Board, it does not purport to be a complete description of all the analyses performed by RP Financial and is qualified by reference to the written opinion of RP Financial set forth as APPENDIX C hereto, which the Community Bancorp shareholders are urged to read in its entirety.

        Pursuant to an engagement letter dated February 8, 2001, RP Financial estimates that it will receive from Community Bancorp total fees of $55,000, plus reimbursement of certain out-of-pocket expenses, for its services in connection with the Merger. In addition, Community Bancorp and Community Bank have jointly agreed to indemnify RP Financial against certain liabilities, including liabilities under the federal securities laws.

TERMS OF THE MERGER

        The description of the merger agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as APPENDIX A to this Proxy Statement/Prospectus and incorporated by reference herein. Shareholders are urged to read carefully the merger agreement.

Effect of the Merger

        Pursuant to the merger agreement, Community Bancorp will become a subsidiary of Illini. The Articles of Incorporation and Bylaws of Community Bancorp will remain in effect as the Articles of Incorporation and Bylaws of Community Bancorp.

Merger Consideration; Conversion Factor

        In connection with the Merger, each share of Community Bancorp common stock issued and outstanding as of the effective date, other than shares of Community Bancorp common stock held by persons who have perfected dissenters' rights, will be converted into and become a right to receive 0.2126 shares of Illini common stock, par value $0.01 per share, subject to adjustment under certain circumstances as summarized herein and as set forth in detail in the merger agreement.

Adjustments to Conversion Factor

        The merger agreement provides for the adjustment of the conversion factor as follows: the conversion factor shall be increased from 0.2126 shares by up to 0.0346 to a maximum of 0.2472 shares if Community Bancorp collects, prior to the effective date, any portion greater than $200,000.00 of the aggregate unpaid balance due as of the date of the merger agreement under loan number 1882, the unpaid principal balance of which is $556,315.86 as of the date of the merger agreement, and loan number 1904, the unpaid principal balance of which is $191,195.44 as of the date of the merger agreement. The exact amount, if any, by which the conversion factor shall be increased to be determined as follows: (1) .0346, multiplied by (2) the total amount collected by Community Bancorp under the loan numbers 1882 and 1904 after the date hereof and prior to the effective date of the merger less $200,000.00, divided by (3) the aggregate unpaid balance due as of the date hereof under loan numbers 1882 and 1904 less $200,000.00; provided, further, that the conversion factor shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Community Bancorp common stock outstanding during the time period after the date of the merger agreement and immediately prior to the effective date.

Closing; Effective Date

        The merger agreement provides that the closing of the merger will be held at the offices of Community Bancorp at 10:00 a.m. on the tenth business day following satisfaction of the conditions to closing set forth in the merger agreement, or such earlier or later date as Community Bancorp and Illini may otherwise agree in writing. The effective date of the merger will be the date specified in the Articles of Merger filed with the Illinois Secretary of State. See "Terms of the Merger—Conditions Precedent" below.

Representations and Warranties

        Illini and Community Bancorp (with respect to itself, and where applicable, Community Bancorp's subsidiaries) have made certain representations and warranties as set forth in the merger agreement. The representations and warranties relate to, among other things:

  (a)
  proper organization, standing and authority;

  (b)
  articles of association, bylaws and minute books;

  (c)
  powers and qualifications of each corporation;

  (d)
  subsidiaries;

  (e)
  capital structures;

  (f)
  leases;

  (g)
  litigation and regulatory approvals;

  (h)
  insurance;

  (i)
  compliance with environmental laws;

  (j)
  material contracts and agreements;

  (k)
  classified loans;

  (l)
  employee benefit plans;

  (m)
  no material adverse change in financial condition;

  (n)
  title to real property and other assets;

  (o)
  the adequacy of the provision for current taxes payable and other tax matters;

  (p)
  authorization of the merger agreement;

  (q)
  absence of conflict with other agreements and the consents and approvals that will be required for the consummation of the merger;

  (r)
  adequacy of financial statements; brokerage and other fees;

  (s)
  the absence of false or misleading statements in certain financial statements, proxy statements, reports, documents or other written material;

  (t)
  the delivery and filing of certain tax returns and reports;

  (u)
  labor relations;

  (v)
  related party transactions; and

  (w)
  intellectual property.

        Pursuant to the terms of the merger agreement, the parties have agreed to the following:

  (a)
  They will use their commercially reasonable efforts in good faith to take as promptly as practicable all steps necessary to cause the merger to be consummated as expeditiously as possible.

  (b)
  Prior to the effective date of the merger, the parties will use their commercially reasonable efforts in good faith to take or cause to be taken as promptly as possible all steps necessary to obtain all necessary regulatory approvals, and all other consents and approvals of government agencies as are required by law or otherwise.

  (c)
  Illini will promptly prepare and file S-4 Registration Statement with the Securities and Exchange Commission under and pursuant to the provisions of the Securities Act of 1933 for the purpose of registering the Illini common stock that will be issued in connection with the merger.

  (d)
  Community Bancorp will mail this Joint Proxy Statement to all of its shareholders and call a special meeting for the shareholders to consider and vote on the adoption of the merger agreement and approval of the merger.

  (e)
  Community Bancorp will keep Illini advised of any material developments relevant to its business and the business of its subsidiary.

  (f)
  Each party will maintain the confidentiality of the information exchanged between the parties.

  (g)
  The parties will cooperate to issue any press releases regarding the merger transaction; Community Bancorp will not solicit proposals for or attempt to sell the business of Community Bancorp to any other party.

  (h)
  The parties will cooperate to combine their respective 401(k) plans and Community Bancorp will take such actions necessary to amend and terminate the ESOP of Community Bancorp.

  (i)
  The members of the Board of Directors and any advisory Boards of Community Bancorp will resign as of the effective date.

Conditions Precedent

        The obligations of Community Bancorp and Illini to consummate the merger are subject to, among other things, the satisfaction of the following conditions:

  (a)
  the performance by Community Bancorp and Illini of each of their respective obligations under the merger agreement and the accuracy of each of Community Bancorp's and Illini's respective representations and warranties contained therein;

  (b)
  the absence of any material adverse change in the financial condition of each of the respective parties and their subsidiaries;

  (c)
  approval of the merger agreement and the transactions contemplated therein by the shareholders of Community Bancorp;

  (d)
  the receipt, by each of the respective parties, of a certificate from the other party as to matters specifically enumerated in the merger agreement and the opinion of counsel as required therein;

  (e)
  the effectiveness of the Illini's S-4 Registration Statement and the absence of stop orders suspending the effectiveness;

  (f)
  the receipt of all governmental and other approvals required by the merger agreement; and

  (g)
  shareholders owning in the aggregate no more than 10% of the issued and outstanding shares of Community Bancorp shall have exercised their rights of dissent and appraisal under Section 11.70 of the Illinois Business Corporation Act.

        The obligation of Community Bancorp to consummate the merger is further subject to, among other things, the receipt of the fairness opinion of RP Financial, LC.

Waiver; Amendment

        Any provision of the merger agreement may be waived by the party benefited by the provision, or amended or modified at any time by an agreement in writing duly authorized and executed by each of the parties.

Termination

        The merger agreement provides that it may be terminated by the mutual written consent of both Community Bancorp and Illini.

        The merger agreement further provides that it may be terminated:

  (a)
  at any time prior to the effective date, by Community Bancorp in the event of a breach by Illini of any covenant or agreement contained in the merger agreement; or in the event of an inaccuracy of any representation or warranty of Illini contained in the merger agreement; and in each case such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach or inaccuracy to the breaching party, or the effective date;

  (b)
  at any time prior to the effective date, by Illini in the event of a breach by Community Bancorp of any covenant or agreement contained in the merger agreement; or in the event of an inaccuracy of any representation or warranty of Community Bancorp contained in the merger agreement; and in each case such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach or inaccuracy to the breaching party, or the effective date;

  (c)
  at any time prior to the effective date, by Community Bancorp in writing, if any of the conditions precedent to the obligations of Community Bancorp to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the closing date, and Community Bancorp is not in breach of any of its representations, warranties, covenants or agreements herein as would allow Illini to terminate this agreement under clause (b) above;

  (d)
  at any time prior to the effective date, by Illini in writing, if any of the conditions precedent to the obligations of Illini to consummate the merger cannot be satisfied or fulfilled prior to the closing date, and Illini is not in breach of any of its representations, warranties, covenants or agreements herein as would allow Community Bancorp to terminate this agreement under clause (a) above;

  (e)
  at any time after May 31, 2002, by either Community Bancorp or Illini in writing, if any of the applications for prior approval referred to in Section 6.2 of the merger agreement is denied, and the time period for appeals and requests for reconsideration has run;

  (f)
  at any time, by Illini in writing, if the directors or shareholders of Community Bancorp vote on but fail to approve the merger;

  (g)
  at any time following August 31, 2002, by either Community Bancorp or Illini in writing, if the effective date has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or agreements herein as would allow the other party to terminate under clause (a) or (b) above, as applicable;

  (h)
  at any time prior to the effective date, by Illini in writing, if Illini determines in its sole and absolute good faith judgment, through review of information disclosed by Community Bancorp, or otherwise, that there is or has been a material adverse effect on the financial condition, results of operations, business, or business prospects of Community Bancorp and the Community Bancorp subsidiaries taken as a whole; or

  (i)
  at any time prior to the approval of the transactions contemplated by the merger agreement and the other transaction documents by the shareholders, by Community Bancorp in writing, if Community Bancorp has received a superior proposal and otherwise complied with all of the provisions of Section 6.6(a) of the merger agreement and Community Bancorp sells and transfers to Illini as of the termination date 85,000 shares of Community Bancorp common stock in exchange for $850.00 (or $0.01 per share) to be paid by Illini as consideration for all such shares.

Expenses

        Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such costs.

Indemnification

        The parties each agree to indemnify the other party for any losses sustained by such party from or arising out of any material inaccuracy of any warranty or representation made by such party or from the failure of such party to comply with or perform any material term or covenant in the merger agreement.

EXCHANGE PROCEDURE

Appointment of Exchange Agent

        Prior to the effective date, Illini will appoint Illinois Stock Transfer, an Illinois corporation, as Exchange Agent for the purpose of exchanging certificates representing shares of Illini Common stock for the certificates representing shares of Community Bancorp. Illini will issue and deliver to the Exchange Agent shares of Illini common stock, and will pay to the Exchange Agent such amounts of cash as shall be required to be delivered to holders of shares of Community Bancorp common stock entitled to cash in lieu of fractional shares.

Procedure

        As promptly as practicable after the effective date of the merger, Illini will send or cause to be sent to the holders of shares of Community Bancorp common stock transmittal materials for the tender of their shares to the Exchange Agent to be exchanged for new certificates for the appropriate number of shares of Illini common stock. Illini will be required to issue Illini common stock only upon the actual surrender of certificates representing Community Bancorp shares and will require an indemnity agreement or a bond from any Community Bancorp shareholder who is unable to surrender his or her certificate by reason of loss, theft or destruction of the certificate.

        As of the effective date of the merger, Illini will issue and deliver to the Exchange Agent certificates representing a sufficient number of shares of Illini common stock issuable in the merger and a sufficient amount of cash in lieu of fractional shares payable in the merger. Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Community Bancorp common stock, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the effective date of the merger, deliver to each holder of such surrendered certificates new certificates representing the appropriate number of shares of Illini common stock, together with checks for payment of cash in lieu of fractional interests to be issued in respect of the surrendered certificates.

        Until certificates have been surrendered and exchanged for new certificates, each outstanding certificate shall represent the right to receive such number of whole shares of Illini common stock into which the number of shares of Community Bancorp common stock shown thereon have been converted.

Regulatory Approvals

        The approval of the FDIC and the Illinois Office of Banks and Real Estate must be obtained before the merger can be consummated. In addition, the Federal Reserve Board is also required to receive notice of the merger.

        Community Bancorp and Illini are not aware of any other governmental approvals or actions that are required for consummation of the merger, except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.

        The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained and, if the merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement. There can likewise be no assurance that the U.S. Department of Justice or the state Attorney General will not challenge the Merger, or if such a challenge is made, as to the result thereof.

Interests of Certain Persons in the Merger

        As of April 16, 2002, the directors and executive officers of Community Bancorp are beneficial owners of approximately 147,000 shares of Community Bancorp common stock, or approximately 32% of the then outstanding shares of Community Bancorp common stock. After the merger, one of the directors of Community Bancorp will be eliminated, while the other directors will continue in such capacity.

Management of Illini and Community Bancorp after the Merger

        On the effective date of the merger, the Board of Directors of Illini will consist of the persons who were then members of the Board of Directors of Illini.

        From and after the effective date of the merger, the directors and officers of Community Bancorp shall be appointed by Illini.

Accounting Treatment

        Illini intends to account for the merger on the "purchase" method of accounting, with Community Bancorp's assets and liabilities recorded at their estimated fair values on the basis of appraisals and evaluations that will be made as of the date the merger is completed.

Certain Federal Income Tax Consequences

        The following is a summary of the anticipated material federal income tax consequences of the Merger. (See "Legal Opinions and Tax Opinion.") Each shareholder's individual circumstances may affect the tax consequences of the merger to that shareholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. Consequently, each shareholder is advised to consult with his or her own tax advisor as to the specific tax consequences of the merger.

        It is intended that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, for income tax purposes the merger will not result in any recognized gain or loss to Community Bancorp or Illini except for any cash received in lieu of any fractional share, no gain or loss will be recognized by holders of Community Bancorp common stock who receive Illini common stock in exchange for the shares of Community Bancorp common stock which they hold; the holding period of Illini common stock received in exchange for Community Bancorp common stock will include the holding period of Community Bancorp common stock for which it is exchanged, assuming the shares of Community Bancorp common stock are capital assets in the hands of the holder thereof on the effective date; and a shareholder's basis in his or her Illini common stock received in exchange for his or her Community Bancorp common stock will be such shareholder's basis in his or her Community Bancorp common stock for which it is exchanged, less any basis attributable to fractional shares for which cash is received.

        Assuming that the merger satisfies all of the requirements of a reorganization within the meaning of Section 368(a) of the Code, the merger will have the following tax consequences to a Community Bancorp shareholder: except for any cash received in lieu of any fractional share, no gain or loss will be recognized by a Community Bancorp shareholder who exchanges his or her shares for Illini common stock. The tax basis of the Illini common stock received by a shareholder will be equal to the tax basis of the Community Bancorp common stock exchanged therefor (less any basis attributable to fractional shares for which cash is received) and, if Community Bancorp common stock surrendered was a capital asset in the hands of the Community Bancorp shareholder, the holding periods of the Illini common stock received by the shareholder will include the holding periods of the Community Bancorp common stock surrendered by such shareholder.

        Notwithstanding the foregoing summary of the anticipated tax consequences of the merger, each shareholder should consult with his or her own tax advisor as to particular facts and circumstances which may be unique to such shareholder and not common to shareholders as a whole and also as to any federal, estate, gift, state, local or foreign tax consequences arising out of the merger and/or any sale thereafter of shares of Illini common stock received in the merger.

Rights of Dissenting Shareholders

        Pursuant to the Illinois Business Corporation Act, each holder of record of Community Bancorp common stock is entitled to dissent from the merger and receive "fair value" for his or her Community Bancorp common stock. Community Bancorp shareholders must comply with the terms of Sections 11.65 and 11.70 of the Illinois Business Corporation Act. A copy of these sections is attached to this Proxy Statement/Prospectus as APPENDIX B. The procedure for a shareholder to dissent is as follows: The shareholder must deliver to Community Bancorp before the vote is taken on the merger written demand for payment for the shareholder's shares if the merger is consummated, and the shareholder cannot vote in favor of the proposed merger. In addition, a shareholder who receives a notice from the company stating a proposed fair value for the shareholder's shares must within thirty days after delivery of the notice notify the company in writing of the shareholder's determination of the estimated fair value of his or her shares and demand payment for the difference between the shareholder's estimate of the fair value and the company's estimate of the fair value.

        This description of the applicable statutory procedures to be followed by a holder of Community Bancorp common stock in order to dissent from the merger is not intended to be complete and is qualified in its entirety by reference to the Illinois Business Corporation Act and more specifically those sections set forth in APPENDIX B hereto. Any shareholder considering dissenters' rights should review APPENDIX B and consult legal counsel, because the failure to precisely follow all of the necessary legal requirements in a timely manner may result in the loss of such rights.

        Holders of Community Bancorp common stock should carefully consider APPENDIX B and should consult with their legal counsel regarding their right to dissent from the merger and to receive the fair value of their shares of Community Bancorp common stock. Failure to follow precisely any step required by the Illinois Business Corporation Act in connection with the exercise of dissenters' rights may result in a waiver and termination of such rights.

COMPARISON OF SHAREHOLDERS' RIGHTS

Introduction

        Upon consummation of the merger, holders of Community Bancorp common stock, whose rights presently are governed by the Articles of Incorporation and Bylaws of Community Bancorp, will become shareholders of Illini. Accordingly, their rights will be governed by the Bank Holding Company Act of 1956, as amended, the Illinois Business Corporation Act of 1983, as amended, and Illini's Articles of Incorporation and Bylaws. The rights and privileges of a Community Bancorp shareholder will change when the Community Bancorp shareholder becomes an Illini shareholder because there are differences between the Community Bancorp and Illini Articles of Incorporation and Bylaws. In addition, Illini currently has a shareholder rights agreement that affects the rights of an Illini shareholder. The following discussion is not intended to be a complete statement of all of the differences affecting the rights of shareholders. The following is intended to be a summary only and is qualified in its entirety by reference to the Illinois Business Corporation Act of 1983, as amended, the banking laws and the Articles of Incorporation, Bylaws and other governing documents of Community Bancorp and Illini.

Dividends

        Community Bancorp

        The ability of Community Bancorp to pay dividends is governed by the Federal Reserve Board.

        Illini

        The ability of Illini to pay dividends is governed by the Federal Reserve Board.

Voting Rights Generally

        Community Bancorp

        With respect to all matters on which shareholders are entitled to vote, except the election of directors, shareholders of Community Bancorp common stock are entitled to one vote per share. In elections for directors, each shareholder of Community Bancorp is entitled to one vote per share, and there is no cumulative voting for directors.

        Except in cases where by law a larger vote is required (i.e., the merger), any action to be taken by a vote of the Community Bancorp shareholders shall be authorized upon receipt of the affirmative vote of a majority of the shares of Community Bancorp common stock represented and entitled to vote at a shareholders' meeting at which a quorum is present. Certain business combinations with a related person require the affirmative vote of at least eighty percent of the outstanding shares of Community Bancorp common stock.

        Illini

        With respect to all matters on which shareholders are entitled to vote, holders of shares of Illini common stock are entitled to one vote per share, including for the election of directors. Illini's shareholders are not entitled to cumulate their votes to elect directors. A vote of a majority of the shares of Illini is required to approve a merger or consolidation of Illini. The Illinois Business Corporation Act requires the vote of two-thirds of the shares to approve a merger or consolidation, unless superseded by a provision in the company's Articles of Incorporation that requires less than two-thirds. Such provision cannot require approval of less than a majority. Illini's Articles of Incorporation have been amended to lower the requirement from two-thirds to a majority, as permitted under the Illinois Business Corporation Act.

Classified Board of Directors

        Community Bancorp

        The Articles of Incorporation of Community Bancorp provide that the Board of Directors of Community Bancorp be divided into three classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a three-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors of Community Bancorp.

        Illini

        The Illini Bylaws provide that the Board of Directors of Illini be divided into three classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected for a three year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors of Illini. Such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Illini.

Number of Directors; Term

        Community Bancorp

        The Community Bancorp Articles of Incorporation establish the number of directors to be not less than six or more than fifteen, as specifically set forth in the Bylaws. Currently, there are six persons serving on the Community Bancorp Board of Directors. The term of office for each director is three years with the term of office of at least one class expiring each year.

        Illini

        The Illini Bylaws establish the number of directors to be not less than nine or more than fourteen. The exact number of members of the Board of Directors of Illini is determined by the Board of Directors of Illini by resolution. The term of office for each director is three years with the term of office of at least one class expiring each year.

Removal of Directors

        Community Bancorp

        The Articles of Incorporation of Community Bancorp provide that any director or the entire board may be removed only for cause and only by the affirmative vote of the holders of at least eighty percent of the outstanding shares of stock of Community Bancorp.

        Illini

        The Bylaws of Illini provide that shareholders may remove one or more directors as provided by the Illinois Business Corporation Act. The Illinois Business Corporation Act provides that one or more directors may be removed by the affirmative vote of a majority of shareholders.

Qualifications of Directors

        Community Bancorp

        Neither the Articles of Incorporation nor the Bylaws of Community Bancorp provide for any requirements to serve as a director.

        Illini

        The bylaws of Illini require an individual to meet the following qualifications in order to be a director:

  (a)
  Directors must be at least twenty-one years of age;

  (b)
  Directors need not be residents of Illinois;

  (c)
  Directors must be shareholders of Illini;

  (d)
  Directors must meet any and all qualifications established for directors of bank holding companies and banks by the Federal Reserve Board, Federal Deposit Insurance Corporation, Illinois Office of Banks and Real Estate, or any other regulatory agency having authority over Illini or its subsidiaries;

  (e)
  Directors shall not be principals, directors, corporate or executive officers of any corporation, unincorporated association or partnership engaged in the issue, underwriting, public sale or distribution at wholesale or retail, of stocks, bonds or other similar securities, or who participate, directly or indirectly, in making a market in securities of Illini or any of Illini's affiliates;

  (f)
  Directors shall not be officers, directors or employees of any depository institution or depository institution holding company other than Illini or its subsidiary, or other institutions or companies in which the Illini may own stock; and

  (g)
  Directors shall not be persons who have been removed or disqualified by operation of law or regulation from being or serving as a shareholder, director, officer or employee of an insured financial institution.

Filling Vacancies on the Board of Directors

        Community Bancorp

        The Community Bancorp Articles of Incorporation provide that vacancies occurring on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by the affirmative vote of two-thirds of the remaining directors even if the number of remaining directors constitutes less than a quorum. Any director so chosen shall have a term of office continuing only until the expiration of the term of office to which the director was appointed.

        Illini

        The Bylaws of Illini provide that vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by election at an annual or special meeting or by appointment of a majority of the remaining directors, though less than a quorum. A director appointed by the Board of Directors to fill a vacancy shall serve until the next meeting of shareholders at which directors are to be elected.

Call of Special Shareholders' Meetings

        Community Bancorp

        Special meetings of the shareholders of Community Bancorp may be called by the President, a majority of the Board of Directors, a committee of the Board of Directors designated by the Board, or by the holders of not less than one-fifth of all of the outstanding shares entitled to vote on the matters for which the meeting was called.

        Illini

        Special meetings of the shareholders of Illini may be called by the President, the Board of Directors, or holders of not less than one-fifth of all of the outstanding shares of Illini.

Notice of Shareholders' Meetings

        The Bylaws of both Community Bancorp and Illini provide that written notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten nor more than sixty days before the date of the meeting, or in the case of a merger, consolidation, share exchange, dissolution or sale lease or exchange of assets, not less than twenty nor more than sixty days before the meeting.

Quorum Requirements and Adjournment of Meetings

        Community Bancorp

        The Articles of Incorporation of Community Bancorp provide that one-third of the outstanding shares of Community Bancorp entitled to vote, represented in person or by proxy, constitutes a quorum. The Bylaws of Community Bancorp provide that a meeting may be adjourned by the affirmative vote of a majority of shares present, in person or by proxy, even if a quorum is not present.

        Illini

        A majority of the outstanding shares of Illini, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. If a quorum is not present, a majority of shares represented at the meeting may adjourn the meeting without notice.

Dissenters' Rights

        For both Community Bancorp and Illini, the dissenters' rights provided under the Illinois Business Corporation Act would be available to the shareholders of Community Bancorp or Illini. See APPENDIX B.

Preemptive Rights of Shareholders

        Community Bancorp

        Community Bancorp's Articles of Incorporation provide that Community Bancorp's shareholders do not have the preemptive right to acquire additional shares of stock of Community Bancorp.

        Illini

        Shareholders of Illini do not have the preemptive right to acquire additional shares of Illini.

Indemnification

        Community Bancorp

        The Articles of Incorporation of Community Bancorp state that it is intended that the Articles provide for indemnification of directors, officers, employees or agents of Community Bancorp to the fullest extent permitted by the Illinois Business Corporation Act.

        Illini

        The Bylaws of Illini provide for indemnification as follows:

•
indemnification of directors and officers for third-party claims if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful;

•
indemnification of directors and officers for claims made on behalf of Illini if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Illini; and

•
indemnification of employees or agents of Illini for third-party actions or an action brought on behalf of Illini to the same extent provided for officers and directors.

Anti-Takeover Law Provisions

        Community Bancorp

        The Articles of Incorporation of Community Bancorp provide that for the period of five years after the effective date of the completion of the conversion of Illinois Guarantee Savings Bank, FSB, Effingham, Illinois from mutual to stock form, no person or entity is permitted to acquire more than ten percent of any class of securities of Community Bancorp, unless such offer is approved in advance by a two-thirds vote of the continuing directors.

Illini

        Illini has a shareholder rights agreement in effect. The rights agreement is between Illini and Illinois Stock Transfer Company, dated June 20, 1997, as amended by first, second and third amendments. The Rights Agreement provides each Illini shareholder certain rights to purchase additional Illini shares if Illini is purchased. The rights expire on July 7, 2007, unless a transaction involving the rights occurs prior to such date.

Amendment of Articles of Incorporation

        Community Bancorp

        The Articles of Incorporation provide that the Articles may be amended in the manner prescribed by law, except that the vote of not less than eighty percent of the outstanding shares is required to amend Articles X (Meetings of Stockholders; Cumulative Voting; Quorum Requirement), XI (Notice for Nominations and Proposals), XII (Directors), XIII (Removal of Directors), XIV (Acquisition of Capital Stock), XV (Approval of Certain Business Combinations), XVI (Evaluation of Business Combinations), XVII (Indemnification), XVIII (Limitation on Directors' Liability), XIX (Amendment of Bylaws) and XX (Amendment of Articles of Incorporation); except that, an amendment to Articles X-XX may be made by the holders of a majority of the outstanding shares of stock if the amendment is first approved by a majority of the continuing directors (as defined therein).

        Illini

        Neither the Articles of Incorporation nor Bylaws contain a specific provision on amending the Articles of Incorporation.

Amendment of Bylaws

        Community Bancorp

        The Bylaws may be amended by the stockholders of Community Bancorp only by vote of not less than eighty percent of the outstanding shares of Community Bancorp capital stock entitled to vote generally in the election of directors. In addition, the board of directors may amend the Bylaws by a vote of two-thirds of the Board.

        Illini

        The Bylaws may be amended by either the shareholders or board of directors, unless otherwise provided in the Articles of Incorporation.

Authorized Shares; Stock Option Plans

        The Board of Directors of Illini has increased the number of authorized shares of the company to 45,000,000 shares, $0.01 par value. The Board has also authorized a series of preferred stock, consisting of 10,000,000 shares, $0.01 par value. The Board has also approved a qualified incentive stock option plan for certain key employees and a nonqualified incentive stock option plan for Illini's Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF COMMUNITY BANCORP

        To the knowledge of Community Bancorp, on April 16, 2002 the following shareholders are entitled to cast the percentage of total votes to be cast at the meeting shown opposite their names below:

Gerald Ludwig	72,569 shares	16.04%
Garrett Andes II	40,925 shares	9.05%
ICB ESOP	39,379 shares	8.71%
Tontine Financial	38,000 shares	8.40%

COMMUNITY BANCORP DIRECTORS

DIRECTOR	NUMBER OF SHARES CONTROLLED AS OF 12/31/01	PERCENTAGE
Gerald Ludwig	72,569	16.04%
Michael Sehy	15,784	3.49%
Casper Milton Hinkle Trust	6,562	1.45%
Fred and Janice Schaefer	2,205	..49%
Garrett Andes II	40,925	9.05%
Ronald R. Schettler	6,412	1.42%

COMMUNITY BANCORP OFFICERS

OFFICER	NUMBER OF SHARES 12/31/01	PERCENTAGE
Karol Kowalczyk	603	0.13%
Doris Seiler	365	0.08%
Kim Frese	58	0.01%

Tammy Hampton	36	0.01%

ADJOURNMENT OF THE MEETING

        If there is an insufficient number of votes represented in person or by proxy at the Community Bancorp special meeting to approve the merger and the merger agreement, the Board of Directors of Community Bancorp intends to adjourn the special meeting to a later date for the solicitation of additional votes in favor of the merger and the merger agreement. The affirmative vote of a majority of the shares present, in person or by proxy, at the Community Bancorp special meeting, even if a quorum is not present, can approve any such adjournment. The place and date to which the Community Bancorp special meeting would be adjourned would be announced at the Community Bancorp special meeting.

        The Board of Directors of Community Bancorp recommends that the Community Bancorp shareholders vote for the proposal to adjourn the Community Bancorp special meeting if necessary to permit further solicitation of proxies to approve the merger and the merger agreement.

EXPERTS

Illini

        The consolidated financial statements of Illini incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001 have been so incorporated in reliance on the report of BKD, LLP, formerly Olive LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Community Bancorp

        The consolidated financial statements of Community Bancorp included in this Proxy Statement/Prospectus for the years ended December 31, 2001 and 2000 have been so included in reliance on the report of Larsson, Woodyard & Henson, LLP, with respect to the year ended December 31, 2000, and BKD, LLP, with respect to the year ended December 31, 2001, both independent accountants, given on the authority of said firms as experts in accounting and auditing.

        The opinion of independent financial advisor included as APPENDIX C to this Proxy Statement/Prospectus has been so included in reliance on the authority of RP Financial, LC as experts in the field of financial services and investment banking.

LEGAL OPINIONS AND TAX OPINION

        Certain legal matters relating to Illini and the merger will be passed upon by Williams & Connolly LLP, Washington, D.C., legal counsel to Illini, in substantially the same form attached hereto as APPENDIX E. An opinion with respect to the tax consequences of the merger will be provided by BKD, LLP, in substantially the same form attached hereto as APPENDIX F.

ADDITIONAL INFORMATION REGARDING ILLINI

Litigation

        To its knowledge, Illini is not aware of any new litigation involving Illini that has developed since Illini filed its last Form 10-KSB for the period ended December 31, 2001.

Cash Flow

        To its knowledge, Illini is not currently aware of any indications of cash flow problems for Illini during the next twelve month period, except as otherwise disclosed or referred to in this filing document.

Bankruptcies

        To its knowledge, Illini is not aware of any filed bankruptcy proceedings involving Illini or its officers, directors or key personnel.

Unregistered Securities

        To its knowledge, Illini has not sold any unregistered securities within the last year.

WHERE YOU CAN FIND MORE INFORMATION

        Illini filed a registration statement on Form S-4 on February 11, 2002 and a Pre-Effective Amendment No. 1 to Form S-4 on May    , 2002 to register with the Securities and Exchange Commission its shares of common stock to be issued to Community Bancorp shareholders in the Merger. This Proxy Statement/Prospectus is a part of that registration statement and constitutes Illini's prospectus in addition to being Community Bancorp's proxy statement for the Community Bancorp special shareholders' meeting. Parts of the registration statement are omitted from the Proxy Statement/Prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement, including the attached exhibits and schedules, contains additional relevant information.

        Illini files annual, quarterly, and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information filed by Illini at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Securities and Exchange Commission filings by Illini are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

        You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to decide how to vote on the Merger. Illini and Community Bancorp have not authorized anyone to provide you with information that is different from or in addition to what is contained in this Proxy Statement/Prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. If you live in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offers to exchange or buy the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this Proxy Statement/Prospectus does not extend to you. The information contained in this Proxy Statement/Prospectus speaks only as of its date unless the information specifically indicates that another date applies. This Proxy Statement/Prospectus is dated May     , 2002.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows Illini to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that the Illini can disclose important information to you by referring you to other information that it has filed with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained in subsequent incorporated filings or by information in this Proxy Statement/Prospectus.

        This Proxy Statement/Prospectus incorporates by reference the Illini documents set forth below that Illini previously filed with the Securities and Exchange Commission. These documents contain important information about Illini. You should read this Proxy Statement/Prospectus together with the information incorporated by reference.

Illini SEC filings (file no. 0-1334301-11663)	Period or date filed:
1. Annual report on form 10-KSB	Year ended 2001
2. Form 8-K	April 3, 2002

        Also incorporated by reference is the description of Illini's common stock which appears in the registration statement Illini filed with the federal reserve system pursuant to section 12(g) of the securities exchange act of 1934, which registration statement became effective on or about September 15, 1984, including any amendments or reports filed for the purpose of updating such description.

OTHER BUSINESS

        No other business is expected to be brought before the Community Bancorp special meeting for consideration by the shareholders.

                          By Order of the Board of Directors,

                          /s/  GERALD E. LUDWIG

                          Gerald E. Ludwig, Chairman
                          Illinois Community Bancorp, Inc.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

ILLINI CORPORATION,

EFFINGHAM MERGER CORPORATION

and

ILLINOIS COMMUNITY BANCORP, INC.

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 21, 2001, is among ILLINOIS COMMUNITY BANCORP, INC., an Illinois corporation (the "Company"), ILLINI CORPORATION, an Illinois corporation ("Parent"), and EFFINGHAM MERGER CORPORATION, an Illinois corporation and a wholly-owned subsidiary of Parent ("Merger Sub" and, together with the Company and Parent, the "Parties").

Recitals

        A.    The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and shareholders that Merger Sub be merged with and into the Company (the "Merger") pursuant to a Plan of Merger substantially in the form attached as Exhibit A hereto (the "Plan of Merger").

        B.    The Parties intend, for United States federal income tax purposes, that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder (the "Regulations").

        C.    The Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and by the Plan of Merger.

        NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1. Definitions.

        When used herein, the capitalized terms set forth below shall have the following meanings:

        "A&W Loans" has the meaning set forth in Section 2.7.

        "Affiliates" has the meaning set forth in Section 6.4(b).

        "Agreement" has the meaning set forth in the preamble.

        "Articles of Merger" has the meaning set forth in Section 2.2.

        "Bank" means Illinois Community Bank, an Illinois state bank and wholly-owned subsidiary of the Company.

        "Bank Common Stock" means the shares of common stock, par value $1.00 per share, of the Bank.

        "Business Day" means all days other than Saturdays, Sundays and Federal Reserve holidays.

        "Closing" has the meaning set forth in Section 2.4.

        "Closing Date" has the meaning set forth in Section 2.4.

        "Code" has the meaning set forth in Recital B.

        "Commission" means the Securities and Exchange Commission.

        "Company" has the meaning set forth in the preamble.

        "Company Common Stock" means the shares of common stock, par value $0.01 per share, of the Company.

        "Company ESOP" means the Illinois Guarantee Savings Bank, FSB Employee Stock Ownership Plan, effective January 1, 1995, as amended.

        "Company Preferred Stock" means the shares of preferred stock, par value $0.01, of the Company.

        "Company Representative" has the meaning set forth in Section 6.6(a).

        "Company Senior Employee" means Gerald E. Ludwig, the Chairman of the Company.

        "Company Subsidiaries" means the Subsidiaries of the Company, including any entity acquired as a Subsidiary of the Company in the future and held as a Subsidiary by the Company at the Effective Time.

        "Constituent Corporations" has the meaning set forth in Section 2.1.

        "Conversion Ratio" has the meaning set forth in Section 2.7.

        "CRA" means the Community Reinvestment Act of 1977, as amended.

        "Default" has the meaning set forth in Section 8.4(a).

        "Defaulting Party" has the meaning set forth in Section 8.4(a).

        "Disclosed" (including the correlative meanings of "Disclose" and "Disclosure") means disclosed on the Disclosure Schedule, referencing the Section number pursuant to which the disclosure is being made.

        "Disclosure Schedule" means the written information in one or more documents, each of which is entitled "Disclosure Schedule", each of which is dated on or before the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (subject to Section 6.13), and each of which describes in reasonable detail the matters contained therein. Each Disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which the Disclosure is made.

        "Dissenting Shareholders" means those Shareholders, if any, that have exercised their appraisal rights under the IBCA.

        "Effective Time" has the meaning set forth in Section 2.3.

        "Employer Entity" has the meaning set forth in Section 6.7(b).

        "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from an alleged violation of the Environmental Laws or the alleged presence or release into the environment of any Materials of Environmental Concern.

        "Environmental Laws" means all written applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over laws (including common law) in respect of pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Materials of Environmental Concern.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" means Illinois Stock Transfer, an Illinois corporation.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Final Determination Letter" has the meaning set forth in Section 6.7(c).

        "Financial Statements" means, with respect to the Company: (i) the consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 1999 and 1998 as Disclosed by the Company in Section 3.8 of the Disclosure Schedule; and (ii) the consolidated balance sheets of the Company (including related notes and schedules, if any) and the related consolidated statements of operations, changes in shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2000, as Disclosed by the Company in Section 3.8 of the Disclosure Schedule.

        "GAAP" means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

        "IBCA" means the Business Corporation Act of the State of Illinois, as amended.

        "Intellectual Property" means: (i) patents and patent rights; (ii) trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, logos, corporate names and domain addresses and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof; (iv) trade secrets and confidential information, including formulas, compositions, inventions (whether or not patentable), know-how, processes, techniques, research, designs, drawing specifications, plans, technical data and financial, marketing, and business information (including pricing information, business and marketing plans and customer and supplier lists and information); (v) other proprietary intellectual property rights; and (vi) computer programs, software documentation, data, training manuals and related materials.

        "IRS" means the Internal Revenue Service.

        "Joint Proxy Statement" has the meaning set forth in Section 6.2(b)(i).

        "Knowledge" of the Company means the actual knowledge of the Company Senior Employee or any other officer of the Company, after reasonable review and inquiry. "Knowledge" of Parent means the actual knowledge of Burnard K. McHone or Daniel R. Haider, after reasonable review and inquiry.

        "Loan" has the meaning set forth in Section 6.16.

        "Losses" has the meaning set forth in Section 6.12(a).

        "Material Adverse Effect" on the Company means, with respect to any event, change, or occurrence, that such event, change or occurrence individually or together with any other event, change or occurrence: (i) has a material adverse effect on the financial condition, results of operations, business, or business prospects of the Company and the Company Subsidiaries taken as a whole; (ii) materially impairs the ability of Parent, Merger Sub or the Company to perform any of its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; (iii) materially increases the costs to the Company, Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement; or (iv) materially and adversely affects the business or economic benefits to Parent or Merger Sub of the transactions contemplated by this Agreement so as to render consummation of such transactions inadvisable or unduly burdensome, in the sole good faith judgment of Parent. "Material Adverse Effect" on Parent means, with respect to any event, change, or occurrence, that such event, change or occurrence individually or together with any other event, change or occurrence: (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of Parent and its Subsidiaries taken as a whole; or (ii) materially impairs the ability of Parent, Merger Sub or the Company to perform any of its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, "Material Adverse Effect" shall not be deemed to include the impact of any change (A) in law, rule, or regulation or GAAP or interpretations thereof, or (B) in economic or business conditions generally or in the banking industry specifically.

        "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

        "Merger" has the meaning set forth in Recital A.

        "Merger Consideration" has the meaning set forth in Section 2.7.

        "Parent" has the meaning set forth in the preamble.

        "Parent Common Stock" means the shares of common stock, par value $10.00 per share, of the Parent.

        "Parties" has the meaning set forth in the preamble.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity, bank, savings association or other entity of any kind or nature.

        "Plan" means a plan, arrangement, agreement or program that is: (i) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated; (ii) an employment agreement; (iii) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance; and (iv) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated; in each case that is contributed to, maintained or sponsored by the Company or any Company Subsidiary, to which the Company or any Company Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all such plans, arrangements and programs contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which the Company or any Company Subsidiary is a member.

        "Plan of Merger" has the meaning set forth in Recital A.

        "Promissory Note" has the meaning set forth in Section 6.16.

        "Proposed Settlement" has the meaning set forth in Section 6.12(e).

        "Public Reports" has the meaning set forth in Section 4.10.

        "Registration Statement" has the meaning set forth in Section 6.2(b)(i).

        "Regulations" has the meaning set forth in Recital B.

        "Representatives" has the meaning set forth in Section 6.4(b).

        "Requisite Company Stockholder Approval" means the affirmative vote of the holders of at least that percentage of the Company Common Stock in favor of this Agreement and the Merger required by the IBCA and the Company's Articles of Incorporation and Bylaws to properly approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby and by the other Transaction Documents.

        "Rights" means warrants, options, rights, convertible securities and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests, and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shareholders" means the shareholders of the Company.

        "Special Company Meeting" has the meaning set forth in Section 6.2(b)(ii).

        "Subsidiaries" means and includes all corporations, limited liability companies, associations, banks, savings associations and other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent.

        "Superior Proposal" has the meaning set forth in Section 6.6(a).

        "Surviving Corporation" has the meaning set forth in Section 2.1(a).

        "TILA" means the Truth in Lending Act, as amended.

        "Transaction Documents" means and includes this Agreement, the Promissory Note, the pledge agreement in substantially the form attached to the Promissory Note as Annex 1, and all other agreements, certificates, instruments and documents delivered or to be delivered pursuant hereto or thereto.

Section 1.2. Interpretation.

        For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) the capitalized terms defined in this Agreement have the meanings assigned to them in this Agreement; (ii) such capitalized terms and all pronouns include (A) all genders and (B) the plural as well as the singular; (iii) all references to words such as "herein", "hereof" and the like refer to this Agreement as a whole and not to any particular Article or Section within this Agreement; (iv) the term "include" and all variations thereof mean "include without limitation"; and (v) the term "or" includes "and/or".

ARTICLE II

THE MERGER

        Section 2.1. Merger.

        The Company and Merger Sub are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the IBCA. At the Effective Time:

          (a)  Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the IBCA, with the Company being the surviving corporate entity (the "Surviving Corporation");

          (b)  the separate existence of Merger Sub shall cease and the Merger shall in all respects have the effect provided in Section 2.5;

          (c)  the Articles of Incorporation of the Company shall be amended as described in Annex 1 to the Plan of Merger and, as so modified, shall become the Articles of Incorporation of the Surviving Corporation;

          (d)  the Bylaws of Merger Sub at the Effective Time shall become the Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be the same as that of the Company;

          (e)  the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation; and

          (f)    the officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.

        Section 2.2. Filing; Articles of Merger.

        This Agreement and the Plan of Merger have been duly adopted by the respective Boards of Directors of the Constituent Corporations. Upon approval by shareholders holding the requisite number of shares of each of Merger Sub and the Company, fulfillment or waiver of the conditions specified in Article VII, and provided that this Agreement has not been terminated pursuant to Article VIII, the Constituent Corporations will cause Articles of Merger (the "Articles of Merger") to be executed, acknowledged and filed with the Office of the Secretary of State of the State of Illinois as provided in Section 5/11.25 of the IBCA. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and by the shareholders of the Constituent Corporations shall be deemed to constitute adoption and approval of the Plan of Merger.

        Section 2.3. Effective Time.

        The Merger shall be effective at the day and hour specified in the Articles of Merger filed with the Office of the Secretary of State of the State of Illinois (the "Effective Time").

        Section 2.4. Closing.

        The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, as set forth in Section 9.7, at 10:00 a.m. on the tenth Business Day following the satisfaction of the conditions to Closing set forth in Article VII, or such earlier or later date as the Company and Parent may otherwise agree in writing (the "Closing Date").

        Section 2.5. Effect of Merger.

        From and after the Effective Time, the Merger shall have the effect described in Section 5/11.50 of the IBCA.

        Section 2.6. Further Assurances.

        If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all other things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

        Section 2.7. Merger Consideration.

        As used in this Agreement, the term "Merger Consideration" means shares of Parent Common Stock, or cash to be paid in lieu of fractional shares, to be exchanged for shares of Company Common Stock held by the Shareholders as of the Effective Time, to be determined as follows. At and as of the Effective Time: (i) each share of Company Common Stock (other than any share of Company Common Stock held by a Dissenting Shareholder) shall be converted into the right to receive 0.2126 share of Parent Common Stock (the ratio of 0.2126 share of Parent Common Stock to 1.0000 share of Company Common Stock is referred to herein as the "Conversion Ratio"); and (ii) each share of Company Common Stock held by a Dissenting Shareholder shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of Sections 5/11.65 and 5/11.70 of the IBCA; provided, however, that the Conversion Ratio shall be increased by up to 0.0346 to a maximum of 0.2472 if the Company collects, prior to the Effective Time, any portion greater than $200,000.00 of the aggregate unpaid balance due as of the date hereof under the Monroe A&W Root Beer loans (loan number 1882, the unpaid principal balance of which is $556,315.86 as of the date hereof, and loan number 1904, the unpaid principal balance of which is $191,195.44 as of the date hereof, collectively, the "A&W Loans"), the exact amount, if any, by which the Conversion Ratio shall be increased to be determined as follows: (1) 0.0346, multiplied by (2) the total amount collected by the Company under the A&W Loans after the date hereof and prior to the Effective Time less $200,000.00, divided by (3) the aggregate unpaid balance due as of the date hereof under the A&W Loans less $200,000.00; provided, further, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Company Common Stock outstanding during the period after the date hereof and immediately prior to the Effective Time. No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.7 after the Effective Time.

        Section 2.8. Conversion of Shares; Payment of Merger Consideration

          (a)  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Shareholders (other than the Dissenting Shareholders), for exchange in accordance with this Section 2.8, certificates representing the shares of Parent Common Stock, an estimated amount of cash to be paid in lieu of fractional shares in accordance with SubSection (b) below, and an estimated amount of cash to pay dividends or other distributions pursuant to SubSection (e) below, to be paid pursuant to this Section 2.8 in exchange for outstanding shares of Company Common Stock.

          (b)  At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Shareholders, the shares of Company Common Stock held by each Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate(s) representing such shares (as provided in SubSection (d) below), a stock certificate (issued in the name of such Shareholder or its nominee) representing that number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock surrendered by the Shareholder in question; provided, however, that notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefore, or other evidence of ownership thereof, will be issued in the Merger; instead, each Shareholder that would otherwise be entitled to a fractional share of Parent Common Stock will be paid (after taking into account all shares of Company Common Stock surrendered by the Shareholder in question) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by Thirty-Five Dollars ($35.00).

          (c)  At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub or Parent, each share of the common stock, par value $1.00, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share, one share of common stock, par value $0.01, of the Surviving Corporation.

          (d)  As promptly as practicable after the Effective Time, Parent shall send or cause to be sent to each Shareholder (other than a Dissenting Shareholder) transmittal materials for use in exchanging shares of Company Common Stock for the consideration set forth in this Section 2.8. Parent shall cause certificates representing shares of Parent Common Stock into which shares of Company Common Stock held by a Shareholder (other than a Dissenting Shareholder) are converted at the Effective Time or any check in respect of fractional share interests or dividends or distributions that such Shareholder shall be entitled to receive to be delivered to such Shareholder upon delivery to the Exchange Agent of certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any such certificates are lost, stolen or destroyed) owned by such Shareholder, together with a letter of transmittal duly executed and completed, and such other documents as may be reasonably requested. No interest will be paid on any cash to be paid pursuant to this Section 2.8.

          (e)  Parent shall cause to be paid any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Upon surrender of any certificate representing Company Common Stock to the Exchange Agent, both the Merger Consideration due and payable at that time and any undelivered dividends (without interest) shall be delivered and paid with respect to each share represented by such certificate.

          (f)    Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (g)  Any shares of Parent Common Stock or amounts of money deposited with the Exchange Agent that remain unclaimed 180 days after the Effective Time shall be returned to Parent. Any Shareholder (other than a Dissenting Shareholder) that has not theretofore complied with this Section 2.8 shall thereafter look only to Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares or unpaid dividends or distributions as determined pursuant to this Agreement, in each case, without any interest thereon.

          (h)  The shares of Company Common Stock constituting Treasury Shares immediately prior to the Effective Time shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

          (i)    All shares of Company Preferred Stock existing immediately prior to the Effective Time shall be cancelled and terminated at the Effective Time and no consideration shall be issued in exchange therefor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as Disclosed, the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1. Capital Structure.

          (a)  The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. No other classes of capital stock of the Company are authorized. As of the date hereof, 452,333 shares of Company Common Stock are issued and outstanding, no shares of Company Preferred Stock are issued and outstanding, 50,217 shares of Company Common Stock are held in treasury, and no shares of Company Preferred Stock are held in treasury. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and to the Company's Knowledge all such shares are owned by the record holders thereof free and clear of all liens, claims and encumbrances. Shareholders do not have preemptive rights, and no shares of Company Common Stock have been issued in violation of any preemptive rights of any Person. Except as Disclosed in Section 3.1 of the Disclosure Schedule, no shares of capital stock of the Company have been reserved for any purpose. Except as Disclosed in Section 3.1 of the Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Company, and to the Company's Knowledge, there are no agreements, understandings or commitments relating to the right of the Shareholders to own, to vote or to dispose of those shares.

          (b)  Except as Disclosed in Section 3.1 of the Disclosure Schedule, the Company's 1996 Stock Option and Incentive Plan, effective as of July 23, 1996, has been terminated, and all unexercised Rights awarded under such plan have been forfeited and terminated. The Company's Management Recognition Plan, effective as of July 23, 1996, has been terminated, and all unexercised Rights awarded under such plan have been forfeited and terminated. The Trust Agreement under the Company's Management Recognition Plan, dated October 15, 1996, has been terminated and all assets held pursuant to such trust agreement at termination have been returned to the Company.

          (c)  The authorized capital stock of the Bank consists of 4,000,000 shares of Bank Common Stock. No other classes of capital stock of the Bank are authorized. As of the date hereof, 545,680 shares of Bank Common Stock are issued and outstanding, and no shares of Bank Common Stock are held in treasury. Except as Disclosed in Section 3.1 of the Disclosure Schedule, all outstanding shares of Bank Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all liens, claims and encumbrances. No shares of Bank Common Stock have been issued in violation of any preemptive rights of any Person. Except as Disclosed in Section 3.1 of the Disclosure Schedule, no shares of Bank Common Stock have been reserved for any purpose. Except as Disclosed in Section 3.1 of the Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the Bank Common Stock, and there are no agreements, understandings or commitments relating to the right of the Company to own, to vote or to dispose of those shares.

        Section 3.2. Organization, Standing and Authority.

        The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. The Company is qualified to do business in the jurisdictions Disclosed in Section 3.2 of the Disclosure Schedule, and the Company has not failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure could have a Material Adverse Effect.

        Section 3.3. Ownership of Subsidiaries.

        Section 3.3 of the Disclosure Schedule Discloses all of the Company Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by the Company (directly or indirectly), and the percentage ownership interest so owned by the Company. Except as Disclosed in Section 3.3 of the Disclosure Schedule, the outstanding shares of capital stock or other equity interests of the Company Subsidiaries have been duly authorized, and are validly issued, fully paid and nonassessable, and all such shares are directly or indirectly owned by the Company free and clear of all liens, claims and encumbrances. Holders of such shares and interests do not have preemptive rights, and none of such shares or interests has been issued in violation of the preemptive rights of any Person. Except as Disclosed in Section 3.3 of the Disclosure Schedule, no Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Company Subsidiaries, and there are no agreements, understandings or commitments relating to the right of the Company to own, to vote or to dispose of those interests. Section 3.3 of the Disclosure Schedule also Discloses all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization owned by the Company, directly or indirectly.

        Section 3.4. Organization, Standing and Authority of the Company Subsidiaries.

        Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power (corporate, company or otherwise) and authority to carry on its business as now conducted and to own, lease and operate its assets. No Company Subsidiary has failed to qualify to do business in any state of the United States or foreign jurisdiction where such failure could have a Material Adverse Effect.

        Section 3.5. Authorization and Enforceability of Agreement.

        The Company has all requisite corporate power and authority to enter into and (other than filings contemplated by Section 2.2 and consents required from regulatory authorities as provided in Section 6.2(b)) to perform all of its obligations under this Agreement and the other Transaction Documents to which it is a party; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Company Stockholder Approval. Upon receipt of the Requisite Company Stockholder Approval, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and consummation by it of the transactions contemplated thereby, shall have been duly and validly authorized by all necessary corporate action in respect thereof. This Agreement and the other Transaction Documents to which the Company is a party constitute legal, valid and binding obligations of the Company, and each is enforceable against the Company in accordance with its terms, in each such case subject to: (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

        Section 3.6. No Conflicts.

        Except as Disclosed in Section 3.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents to which the Company is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, shall:

          (a)  conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Company or similar organizational instruments of any Company Subsidiary;

          (b)  constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation; or

          (c)  subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary;

  except for a breach, default, right, result or violation described in clause (b) or (c) that, individually or in the aggregate, could not have a Material Adverse Effect.

        Section 3.7. Governmental Consents.

        Other than filings contemplated by Section 2.2 and consents required from regulatory authorities as provided in Section 6.2(b), no notice to, filing with, or consent of, any governmental body or authority is necessary for the consummation by the Company of the Merger and the other transactions contemplated in this Agreement and the other Transaction Documents to which it is a party, except for those as to which the failure to make or obtain, individually or in the aggregate, could not have a Material Adverse Effect.

        Section 3.8. Financial Statements.

        The Financial Statements of the Company fairly present or will fairly present, as the case may be, the consolidated financial position of the Company and the Company Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) in conformity with GAAP, as applicable to financial institutions.

        Section 3.9. Minute Books.

        The minute books of the Company and each of the Company Subsidiaries as provided to Parent and its representatives for review contain true and accurate copies of all then-extant records of meetings of their respective shareholders and Boards of Directors (including committees thereof), and written consents in lieu thereof; and such minute books contain records of all such meetings and consents that are legally sufficient to document all corporate actions of their respective shareholders and Boards of Directors (including committees thereof), except for such deficiencies as could not have a Material Adverse Effect on the Company.

        Section 3.10. Adverse Change; Absence of Undisclosed Liabilities.

        Since December 31, 2000, except as disclosed in the most recent Company Financial Statements or as Disclosed in Section 3.10 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has:

          (a)  carried on its business other than in the ordinary course consistent with past practices, or established or acquired any new Company Subsidiary or engaged in any new activity;

          (b)  not used its commercially reasonable efforts to preserve its business organization and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

          (c)  declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or purchased or redeemed any of its capital stock;

          (d)  issued or become obligated to issue any shares of its capital stock or other securities;

          (e)  issued, granted or authorized any Rights or effected any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (f)    amended its articles of incorporation or bylaws;

          (g)  imposed or permitted the imposition of any lien, charge or encumbrance on any share of stock or ownership interest held by it in any Company Subsidiary, or permitted any such lien, charge or encumbrance to exist;

          (h)  (i) merged with any other entity or permitted any other entity to merge into it; (ii) consolidated with any other entity; (iii) acquired control over any other entity; or (iv) liquidated, sold or otherwise disposed of any assets or acquired any assets other than in the ordinary course of its business consistent with past practices;

          (i)    increased the rate of compensation of any of its directors, officers or employees, or paid any bonus to, or provided any other employee benefit or incentive to, any of its directors, officers or employees, except for normal merit increases in the ordinary course of business consistent with past practices for employees;

          (j)    entered into or substantially modified (except as may have been required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

          (k)  entered into: (i) any material agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices; (ii) any guarantee by the

  Company or a Company Subsidiary of any obligation; (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee except to the extent otherwise provided in an agreement, arrangement or commitment Disclosed by the Company and terminable by the Company or the relevant Company Subsidiary without premium or penalty on written notice of no more than thirty (30) days; or (iv) any contract, agreement or understanding with a labor union;

          (l)    changed its methods of accounting in effect at December 31, 2000 (except as required by changes in GAAP concurred in by Parent's independent certified public accountants), or changed any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2000 (except as required by changes in law or regulation);

          (m)  incurred any commitments for capital expenditures or obligation to make capital expenditures in excess of $1,000.00 for any one expenditure, or $10,000.00 in the aggregate;

          (n)  (i) incurred any indebtedness; (ii) incurred or become subject to any other obligation or liability (absolute or contingent) other than in the ordinary course of business consistent with past practices; or (iii) paid any obligation or liability other than current liabilities shown on the Company Financial Statements and current liabilities incurred since that date in conformity with the foregoing;

          (o)  disposed of any material assets, property or rights, or waived, released, cancelled, compromised or assigned any material debts or claims;

          (p)  granted any preferential rights to purchase any of its assets, property or rights or agreed to require the consent of any party to the transfer, or assignment of any such assets, property or rights;

          (q)  modified, assigned or terminated, or permitted any modification, amendment or termination, of any material contract, agreement or license to which it is a party;

          (r)  purchased or acquired fixed assets or equipment costing in the aggregate in excess of $5,000.00;

          (s)  suffered any loss of employees or customers other than in the ordinary course of business consistent with past practices;

          (t)    entered into any transaction with any Affiliate;

          (u)  suffered any material damage, destruction or other casualty loss with respect to any material asset or property leased, owned or otherwise used by the Company or any Company Subsidiary, whether or not covered by insurance;

          (v)  settled or compromised any material claims or litigation;

          (w)  made or committed to make any loan in excess of $10,000.00;

          (x)  accepted or committed to accept any demand deposit for which the Company or any Company Subsidiary must bid or pay a negotiable rate that has a term of more than 30 days;

          (y)  authorized or agreed to do any of the foregoing; or

          (z)  suffered any other development of which the Company has Knowledge that could have a Material Adverse Effect.

        Section 3.11. Labor Relations.

        Neither the Company nor any Company Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended, or any comparable state law) or seeking to compel it to bargain with any labor union or labor organization as to wages or conditions of employment, nor is the Company or any Company Subsidiary party to any collective bargaining agreement or other agreement or understanding with any labor union or labor organization. There is no strike, walk-out, work stoppage, slow-down, lockout or other labor dispute involving the Company or any Company Subsidiary pending or threatened, nor has any such event occurred during the five (5) years preceding the date of this Agreement. To the Company's Knowledge, there is no activity involving any employees of the Company or any Company Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

        Section 3.12. Properties.

          (a)  Except as Disclosed in Section 3.12 of the Disclosure Schedule, the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, reflected on the consolidated balance sheet included in the Financial Statements of the Company as of December 31, 2000 or acquired after such date, except (i) liens for current taxes not yet due and payable; (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; (iii) dispositions and encumbrances made for adequate consideration in the ordinary course of business consistent with past practices; and (iv) capital leases reflected on the Financial Statements of the Company as of December 31, 2000 or Disclosed in Section 3.12 of the Disclosure Schedule.

          (b)  The structures and equipment of the Company and the Company Subsidiaries comply in all material respects with the requirements of all applicable federal, state and local laws, regulations, ordinances and orders of any governmental authority, including those relating to zoning, building and use permits. All such structures and equipment that are material, individually or in the aggregate, to the businesses of the Company and the Company Subsidiaries, are in good repair and operating order, ordinary wear and tear excepted.

          (c)  All leases and licenses pursuant to which the Company or any Company Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are Disclosed in Section 3.12 of the Disclosure Schedule. Except as Disclosed in Section 3.12 of the Disclosure Schedule, all such leases and licenses are valid and enforceable in accordance with their respective terms, and there has not occurred any unwaived or uncured default thereunder by the Company or any Company Subsidiary or, to the Company's Knowledge, any third party, or any event that with the passage of time or giving of notice or both could constitute such a default.

        Section 3.13. Environmental Matters.

          (a)  The Company and the Company Subsidiaries are in compliance with all Environmental Laws. Neither the Company nor any Company Subsidiary has received any written communication alleging that the Company or any Company Subsidiary is not in such compliance. To the Company's Knowledge, there are no conditions or facts existing that could prevent or interfere with the continuation of such compliance.

          (b)  Neither the Company nor any Company Subsidiary has received written notice of any pending, to the Company's Knowledge there are no pending, and to the Company's Knowledge there are no conditions or facts existing that could result in, legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature arising under any Environmental Laws upon: (i) the Company or any Company Subsidiary; (ii) any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed, either contractually or by operation of law; (iii) any real or personal property owned or leased by the Company or any Company Subsidiary, or any real or personal property which the Company or any Company Subsidiary has managed or supervised or participated in the management of; or (iv) any real or personal property in which the Company or any Company Subsidiary holds a security interest. Neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          (c)  The Company and the Company Subsidiaries are in compliance with all recommendations contained in all environmental audits, analyses and surveys, if any, of which the Company has Knowledge, relating to all real and personal property owned or leased by the Company or any Company Subsidiary and all real and personal property which the Company or any Company Subsidiary has or is judged to have managed or supervised or participated in the management thereof.

        Section 3.14. Tax Matters.

          (a)  The Company and the Company Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual (as reflected in the most recent Company Financial Statements) for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual (as reflected in the most recent Company Financial Statements) for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor any Company Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. The Company and the Company Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual (as reflected in the most recent Company Financial Statements) for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

          (b)  All federal, state and local (and, if applicable, foreign) tax returns filed by the Company and the Company Subsidiaries are complete and accurate. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or any Company Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit, inquiry, examination or deficiency or refund litigation with respect to such returns has been proposed or is currently pending.

          (c)  Deferred taxes have been provided for in accordance with GAAP.

          (d)  Neither the Company nor any of the Company Subsidiaries is a party to any tax allocation or sharing agreement, and none has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or has any liability for taxes of any Person (other than the Company and the Company Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

          (e)  Each of the Company and the Company Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

          (f)    None of the Company or the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

          (g)  Neither the Company nor any Company Subsidiary has established a reserve or accrual for any contingent tax liability, and neither the Company nor any Company Subsidiary has been advised by any of its tax advisors of any contingent tax liability having a substantial possibility of assertion.

        Section 3.15. Employees; Compensation; Benefit Plans.

          (a)  Section 3.15(a) of the Disclosure Schedule Discloses a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each employee, director, shareholder, independent contractor, consultant and agent of the Company and of each Company Subsidiary and each other Person to whom the Company or any Company Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

          (b)  Section 3.15(b) of the Disclosure Schedule Discloses an accurate and complete list of all Plans.

          (c)  Except as Disclosed in Section 3.15(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to: (i) any multiemployer plan as defined in Section 3(37) of ERISA; (ii) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and Regulations promulgated thereunder); or (iii) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

          (d)  Except as Disclosed in Section 3.15(d) of the Disclosure Schedule, no Plan obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or any other Transaction Document or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and Regulations promulgated thereunder).

          (e)  Except as Disclosed in Section 3.15(e) of the Disclosure Schedule, each Plan has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including ERISA and the Code. Except as Disclosed in Section 3.15(e) of the Disclosure Schedule, no actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened in writing, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) has occurred with respect to any such Plan, and the Pension Benefit Guaranty Corporation has not commenced or threatened the termination of any Plan. None of the assets of the Company or any Company Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither the Company nor any Company Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject the Company or any Company Subsidiary to any tax under Sections 4971, 4972, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

          (f)    Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

          (g)  No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five (5) years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which the Company or any Company Subsidiary is a member or was a member during such five-year period.

          (h)  As of the Closing Date, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Section 412(m) of the Code) shall have been made. With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.

          (i)    No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan, which prohibited transaction could result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither the Company nor, to the Company's Knowledge, any Company Subsidiary; any trustee, administrator or other fiduciary of any Plan; or agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject the Company or any Company Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

          (j)    With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

          (k)  The Company and each Company Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

          (l)    Neither the Company nor any Company Subsidiary has a liability under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the most recent Company Financial Statements.

          (m)  Except as Disclosed in Section 3.15(m) of the Disclosure Schedule, neither the consideration nor implementation of the transactions contemplated under this Agreement or any other Transaction Document will (i) increase the Company's or any Company Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under any Plans as of the date of this Agreement, (ii) increase the benefits accrued or payable with respect to any participant under any Plans, or (iii) accelerate the payment of any benefits under any Plans.

          (n)  With respect to each Plan, the Company has Disclosed or made available true, complete and correct copies of: (i) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions; (ii) the three (3) most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments); (iii) the three (3) most recent actuarial reports, if any; (iv) the three (3) most recent financial statements; (v) all governmental filings for the calendar years 2000, 1999 and 1998, including excise tax returns and reportable events filings, and (vi) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the years 2000, 1999 and 1998.

        Section 3.16. Contracts.

          (a)  Except as Disclosed in Section 3.16 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, is bound or affected by, or receives benefits under:

              (i)  any agreement, arrangement or commitment, written or oral, a default under which could have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including agreements or memoranda of understanding with regulatory authorities;

            (ii)  any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by the Company or any Company Subsidiary, or the guarantee by the Company or any Company Subsidiary of any such obligation, which cannot be terminated upon thirty (30) days' (or less) notice by the Company or any Company Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances);

            (iii)  any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or the Company Senior Employee, which cannot be terminated upon thirty (30) days' (or less) notice by the Company or any Company Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by the Transaction Documents;

            (iv)  any agreement or plan, written or oral, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Transaction Documents;

            (v)  any agreement or contract with any third party for the provision of services to the Company or any Company Subsidiary that involves payment by the Company or any Company Subsidiary of more than $10,000.00 per year and which (A) has more than six (6) months to run from the date of this Agreement, or (B) may not be canceled by the Company or any Company Subsidiary on one hundred eighty (180) days' notice (or less) without payment of any penalty or cost;

            (vi)  any consulting or other similar contract providing for the rendering of managerial or personal services that involves payment by the Company or any Company Subsidiary of in excess of $10,000.00 per year; or

          (vii)  any other contract, agreement or commitment involving a payment by the Company or any Company Subsidiary, or delivery of property or performance of services valued at, more than $10,000.00 on the part of any party.

  Complete and accurate copies of all items Disclosed in Section 3.16 of the Disclosure Schedule have been made available to Parent and its representatives.

          (b)  All agreements, commitments, arrangements, leases, insurance policies, and other instruments to which the Company or any Company Subsidiary is a party are valid and enforceable in accordance with their respective terms, in each such case subject to: (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of rights of creditors of FDIC insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity). Except as Disclosed in Section 3.16 of the Disclosure Schedule, there has not occurred any unwaived or uncured default under any such instrument by the Company or any Company Subsidiary or, to the Company's Knowledge, any third party, or any event that with the passage of time or giving of notice or both could constitute such a default.

        Section 3.17. Legal Proceedings; Regulatory Approvals.

        Except as Disclosed in Section 3.17 of the Disclosure Schedule:

          (a)  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary or against any asset, interest, plan or right of the Company or any Company Subsidiary, or against any officer, director or employee of any of them, relating to or arising out of such Person's relationship with the Company or any Company Subsidiary, and to the Company's Knowledge, no fact or condition exists that could give rise to such an action, suit, claim, governmental investigation or proceeding. There are no actions, suits or proceedings instituted, pending or, to the Company's Knowledge, threatened against any present or former director, officer or employee of the Company or any Company Subsidiary that could give rise to a claim against the Company or any Company Subsidiary for indemnification, and to the Company's Knowledge, no fact or condition exists that could give rise to such an action, suit or proceeding. There are no actual or, to the Company's Knowledge, threatened, actions, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated in the Transaction Documents, and to the Company's Knowledge, no fact or condition exists that could give rise to such an action, suit or proceeding. To the Company's Knowledge, no fact or condition relating to the Company or any Company Subsidiary exists that could prevent the Company or Parent from obtaining all of the regulatory approvals contemplated herein.

          (b)  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Company's Knowledge, threatened against the Company or any Company Subsidiary or against any asset, interest, plan or right of the Company or any Company Subsidiary, which if adversely determined, could result in any Material Adverse Effect, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date hereof. Neither the Company nor any Company Subsidiary is operating under, subject to, or in default with respect to, any judgment, order, writ, injunction, decree, award or administrative agreement of or with any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality.

        Section 3.18. Compliance with Laws; Filings.

          (a)  Except as Disclosed in Section 3.18 of the Disclosure Schedule, each of the Company and the Company Subsidiaries is in compliance with all statutes and regulations, and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, except for violations or failures that, individually or in the aggregate, could not have a Material Adverse Effect. Except as Disclosed in Section 3.18 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received written notification that has not lapsed, been withdrawn or abandoned by any agency or department of any federal, state or local government: (i) asserting a violation or possible violation of any statute or regulation; (ii) threatening to revoke any permit, license, registration, or other government authorization; or (iii) restricting or in any way limiting its operations. Except as Disclosed in Section 3.18 of the

  Disclosure Schedule, neither the Company nor any Company Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any written communication requesting that it enter into any of the foregoing.

          (b)  Except as Disclosed in Section 3.18 of the Disclosure Schedule, each of the Company and the Company Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities. Except as Disclosed in Section 3.18 of the Disclosure Schedule, each such report, registration, notice and statement, and each amendment thereto, has complied with applicable legal requirements and none has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.19. Brokers and Finders.

        Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the other Transaction Documents, except for fees to accountants and lawyers and an obligation to RP Financial, LC, the nature and extent of which have been Disclosed in Section 3.19 of the Disclosure Schedule.

        Section 3.20. Repurchase Agreements; Derivatives.

          (a)  With respect to all agreements currently outstanding pursuant to which the Company or any Company Subsidiary has purchased securities subject to an agreement to resell, the Company or the Company Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which the Company or any Company Subsidiary has sold securities subject to an agreement to repurchase, neither the Company nor the Company Subsidiary has pledged collateral materially in excess of the amount of the debt secured thereby. Neither the Company nor any Company Subsidiary has pledged collateral materially in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

          (b)  Neither the Company nor any Company Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the most recent Company Financial Statements, which is a financial derivative contract (including various combinations thereof).

        Section 3.21. Related Party Transactions.

        Section 3.21 of the Disclosure Schedule Discloses all transactions, investments and loans, including loan guarantees, to which the Company or any Company Subsidiary is a party with any director or executive officer of the Company, or any Shareholder of which the Company has Knowledge, or any Person, corporation, or enterprise that, to the Knowledge of the Company, is controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to the Company than could be obtained from unrelated Parties.

        Section 3.22. Accounting; Tax and Regulatory Matters.

        Neither the Company nor any Company Subsidiary has taken or agreed to take any action which could materially impede or delay receipt of any consents of regulatory authorities referred to in Section 6.2(b) or result in failure of the condition in Section 7.3(b), in each case except to the extent actions taken pursuant to this Agreement and the other Transaction Documents could have such effect.

        Section 3.23. State Takeover Laws.

        The Company and each Company Subsidiary have taken all action that is necessary on their part to exempt the transactions contemplated by this Agreement and the other Transaction Documents from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws.

        Section 3.24. Insurance.

        All fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage, and directors' and officers' liability insurance policies maintained by the Company or any Company Subsidiary are Disclosed in Section 3.24 of the Disclosure Schedule. All such insurance policies: (i) are with reputable insurance carriers; (ii) provide full and adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets; and (iii) are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards; except for any such failures to comply with clause (ii) or (iii) that, individually or in the aggregate, could not have a Material Adverse Effect.

        Section 3.25. Intellectual Property.

          (a)  The Company and each Company Subsidiary owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of its business as presently conducted. Except as Disclosed in Section 3.25(a) of the Disclosure Schedule, each item of Intellectual Property owned or used by the Company or any Company Subsidiary immediately prior to the Effective Time hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Effective Time hereunder, and the Company and each Company Subsidiary have taken all appropriate action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to do so could not result in a Material Adverse Effect.

          (b)  Neither the Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third Parties. The Company and the Company Subsidiaries (and their employees with responsibility for Intellectual Property matters) have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any Company Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Company's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any Company Subsidiary.

          (c)  Section 3.25(c) of the Disclosure Schedule Discloses each registration which has been issued to the Company or any Company Subsidiary with respect to any of its Intellectual Property, identifies each pending application for registration which the Company or any Company Subsidiary has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or any Company Subsidiary has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Company has made available to Parent and its representatives correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date). Section 3.25(c) of the Disclosure Schedule Discloses each trade name or unregistered trademark used by the Company or any Company Subsidiary in connection with its business. Except as Disclosed on Section 3.25(c) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified thereon and with respect to each item of copyrightable Intellectual Property (whether or not registration has been sought):

              (i)  the Company (or Company Subsidiary, as applicable) possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction;

            (ii)  the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

            (iii)  no action, suit proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Company's Knowledge, threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

            (iv)  neither the Company nor any Company Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (d)  Section 3.25(d) of the Disclosure Schedule Discloses each item of Intellectual Property that any third party owns and that the Company or any Company Subsidiary uses pursuant to license, sublicense, agreement, or permission, except for any license implied by the sale of a product and perpetual, paid-up or "shrinkwrap" licenses for commonly available software programs with a value per program of less than $2,500.00 under which the Company or a Company Subsidiary is the licensee. The Company has made available to Parent and its representatives correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). Except as Disclosed in Section 3.25(d) of the Disclosure Schedule, with respect to each item of Intellectual Property required to be identified therein:

              (i)  the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

            (ii)  the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Effective Time;

            (iii)  neither the Company nor any Company Subsidiary is in breach or default of, and to the Company's Knowledge, no other party is in breach or default of, the license, sublicense, agreement, or permission, and, to the Company's Knowledge, no event has occurred which with notice or lapse of time could constitute a breach or default or permit termination, modification, or acceleration thereunder;

            (iv)  neither the Company nor any Company Subsidiary has repudiated, and to the Company's Knowledge, no other party has repudiated, the license, sublicense, agreement, or permission or any provision thereof;

            (v)  with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying license;

            (vi)  to the Company's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (vii)  neither the Company nor any Company Subsidiary has received any notice or service of process with respect to any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending nor, to the Company's Knowledge, has any such matter been initiated but not served, or threatened, in each case, that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

          (viii)  neither the Company nor any Company Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and

            (ix)  no such licenses, agreements or permissions commit the Company or any Company Subsidiary to continued maintenance, support, improvement, upgrade or similar obligation of any of the Company's or any Company Subsidiary's Intellectual Property, which obligation cannot be terminated by the Company or Company Subsidiary, as appropriate, without payment of premium or penalty, upon no more than ninety (90) days' notice.

        Section 3.26. Loans; Allowance for Loan Losses.

          (a)  All of the loans on the books of the Company and the Company Subsidiaries are valid and properly documented, and were made in the ordinary course of business. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

          (b)  The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of the Company are or will be, in the opinion of the Company's management, adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines as they apply to banks and bank holding companies, to provide for losses on outstanding loans (including accrued interest receivable) net of recoveries.

        Section 3.27. Deposit Accounts.

        The deposit accounts of the Company Subsidiaries that are insured depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Company Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under the Federal Deposit Insurance Act, as amended.

        Section 3.28. Fairness Opinion.

        The Company has received from RP Financial, LC an opinion that, as of the date hereof, the Merger Consideration is fair to the shareholders of the Company from a financial point of view.

        Section 3.29. Tax Treatment.

        To the Knowledge of the Company, there is no reason why the Merger would fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

        Section 3.30. Statements Not Misleading.

        No statement, certificate, instrument or other writing furnished or to be furnished hereunder by the Company or any Company Subsidiary to Parent or its representatives contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        Section 3.31. Disclosure.

        None of the information that the Company will supply specifically for use in the Registration Statement or the Joint Proxy Statement will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading.

        Section 3.32. Filings with the Commission.

        Except as Disclosed in Section 3.32 of the Disclosure Schedule, the Company has not been required to make any filings with the Commission within the past three (3) years under the Securities Act or the Exchange Act.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as Disclosed, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1. Organization, Standing and Authority of Parent and Merger Sub.

          (a)  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Parent has not failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure could have a Material Adverse Effect.

          (b)  Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Illinois, with full power and authority to carry on its business as now conducted and to own, lease and operate its assets. Merger Sub has not failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure could have a Material Adverse Effect.

        Section 4.2. Authorization and Enforceability of Agreement.

        Each of the Parent and Merger Sub has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement and the other Transaction Documents to which each is a party. The execution and delivery of this Agreement and the other Transaction Documents to which the Parent or Merger Sub is a party, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of each of Parent and Merger Sub. Upon receipt of all necessary governmental approvals, this Agreement and the other Transaction Documents to which the Parent or Merger Sub is a party will constitute the legal, valid and binding obligation of Parent and Merger Sub, as applicable, and each will be enforceable against Parent and Merger Sub in accordance with its terms, as applicable, in each case subject to: (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity (whether applied in a court of law or in equity).

        Section 4.3. No Conflicts.

        Neither the execution and delivery of this Agreement or any other Transaction Document to which Parent or Merger Sub is a party, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the provisions hereof or thereof, shall:

          (a)  conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub;

          (b)  constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or

          (c)  subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub;

except for a breach, default, right, result or violation described in clause (b) or (c) that, individually or in the aggregate, could not have a Material Adverse Effect.

        Section 4.4. Governmental Consents.

        Other than filings contemplated by Section 2.2 and consents required from regulatory authorities as provided in Section 6.2(b), no notice to, filing with, or consent of, any governmental body or authority is necessary for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated in this Agreement and the other Transaction Documents to which either is a party, except for those as to which the failure to make or obtain, individually or in the aggregate, could not have a Material Adverse Effect.

        Section 4.5. State Takeover Laws.

        Parent and Merger Sub have taken all action that is necessary on their part to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws.

        Section 4.6. Brokers and Finders.

        Neither Parent nor Merger Sub, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or in the other Transaction Documents, except for fees to accountants and lawyers.

        Section 4.7. Tax Treatment.

        To the Knowledge of the Parent, there is no reason why the Merger would fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

        Section 4.8. Disclosure.

        The Registration Statement and the Joint Proxy Statement will comply with the Securities Act in all material respects. The Registration Statement and the Joint Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to any information that the Company will supply specifically for use in the Registration Statement or the Joint Proxy Statement.

        Section 4.9 Capitalization.

        The entire authorized capital stock of the Parent consists of 800,000 shares of Parent Common Stock, of which 411,701 shares are issued and outstanding and 160,088 shares are held in treasury, as of the date hereof. All the shares of Parent Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable.

        Section 4.10 Filings with the Commission.

        Parent has made all filings with the Commission that it has been required to make within the past year under the Securities Act and the Exchange Act (collectively, the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001 and June 30, 2001 and an Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP, and present fairly the financial condition of Parent and its Subsidiaries as of the indicated dates and the results of operations of Parent and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

ARTICLE V

[RESERVED]

ARTICLE VI

COVENANTS

        Section 6.1. Merger.

        At the Effective Time, the Merger shall be effected in accordance with this Agreement. In this connection, each of Parent and Merger Sub undertakes and agrees to issue or cause to be issued when due the Merger Consideration to be distributed pursuant to Article II above. The Parties currently intend that the Merger will be effective, and the Effective Time will occur, no later than the close of business on August 31, 2002.

        Section 6.2. Additional Acts.

          (a)    The Company agrees to take such actions as may be reasonably necessary to modify the structure of, or to substitute Parties (so long as such substitute is Parent or a Subsidiary thereof) to the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement.

          (b)    The Company, Parent and Merger Sub will give any notices to, make any filings with, and use their respective commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with the Merger and the other transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing:

            (i)    Each of the Company, Parent and Merger Sub will cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Parent and Merger Sub with the Commission in connection with the offering and issuance of the shares of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). With the Company's cooperation and assistance, Parent and Merger Sub will use their commercially reasonable efforts to respond to the comments of the Commission to the Registration Statement and will make any further filings (including amendments and supplements) in connection therewith as may be necessary. The Company will promptly provide Parent and Merger Sub with whatever information and assistance in connection with the foregoing filings that they reasonably may request. Parent and Merger Sub will take all actions as may be necessary under state securities laws in connection with the offering and issuance of the shares of Parent Common Stock.

            (ii)    The Company will mail the Joint Proxy Statement to the Shareholders and will call a special meeting of the Shareholders (the "Special Company Meeting") as soon as practicable in order that the Shareholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the IBCA. The Joint Proxy Statement will contain the affirmative recommendations of the Board of Directors of the Company in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Company shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

            (iii)    The Company, Parent and Merger Sub will file any required notices or applications for prior approval of such transactions with the Federal Reserve Board and the FDIC within thirty (30) days of the date of this Agreement, will file any notices or applications for prior approval of such transactions with any other governmental agency, department or body to which notice is required or from which approval is required, will use its commercially reasonable efforts to obtain any required approvals, and will make any further filings pursuant thereto that may be necessary or appropriate in connection therewith (any filing fee payable in connection with any of the foregoing being borne by Parent). The Company, on the one hand, and Parent and Merger Sub on the other, each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its Subsidiaries, and any of its directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

        Section 6.3. Required Efforts.

        Each of the Company, Parent and Merger Sub shall use, and shall cause each of their respective Subsidiaries to use, its respective commercially reasonable efforts in good faith to: (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of all documents referred to herein; and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VII and to consummate the transactions herein contemplated at the earliest practicable date. None of the Company, Parent or Merger Sub shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement.

        Section 6.4. Access to Information; Confidentiality.

          (a)    The Company will keep Parent and Merger Sub advised of all material developments relevant to its business and the businesses of its Subsidiaries. The Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall keep the other advised of all material developments relevant to consummation of the Merger. Each party required to advise the other of any such development shall provide to the other, upon request, reasonable details of that development. The Company shall afford to representatives of Parent access, during normal business hours, to all of the properties, books, contracts, commitments and records of the Company and the Company Subsidiaries and shall make available all information concerning their business as may be requested. No investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, any party hereto.

          (b)    Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause each of its respective directors, officers, attorneys and advisors to, maintain the confidentiality of all information regarding the other obtained pursuant to this Agreement, other than information that: (i) was or becomes generally available to the public other than as a result of a disclosure by such party or its directors, officers, employees, agents or advisors ("Representatives") or any Person that controls, is controlled by or is under common control with such party ("Affiliates") of its obligations under this Section; (ii) was or becomes available to such party or its Representatives on a non-confidential basis from a source other than the other party or its advisors, provided that such source is not bound by a confidentiality agreement with the other party or any Affiliate thereof in respect of which such party was or should have been aware; (iii) was within such party's possession prior to its being furnished by or on behalf of the other party, provided that the source of such information was not bound by a confidentiality agreement with the other party or any Affiliate thereof in respect of which such party was or should have been aware; or (iv) was independently acquired by such party as a result of work carried out by an employee or agent to whom no disclosure of such information was made directly or indirectly. Each such party shall not, and shall cause each of its directors, officers, attorneys and advisors not to, use any such information except for the purposes of evaluating, negotiating or consummating the transactions contemplated by the Transaction Documents, and that such information will be kept confidential by it in accordance with the standards and practices that a reasonable Person would use with regard to its own most confidential information or, if more stringent, such party's customary standards and practices; provided, however, that: (w) any such information may be disclosed to such party's Representatives and Affiliates who need to know such information for the purpose of evaluating the transactions contemplated by the Transaction Documents; (x) any such information may be disclosed to any lender (or proposed lender) to Parent or Merger Sub for the purpose of evaluating the transactions contemplated by the Transaction Documents; (y) any disclosure of such information may be made to which the other party gives its prior consent in writing; and (z) in any event each such party shall inform its Representatives, Affiliates and other Parties to whom it proposed to disclose such information of the confidential nature of such information and shall direct it to treat such information confidentially, and shall be responsible for any breach of the provisions of this Section by its Representatives, Affiliates and other Parties to whom disclosure is made. These undertakings with respect to confidentiality will survive any termination of this Agreement pursuant to Section 8.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished, however recorded, including any notes, memoranda, reports or other materials containing or based upon such information, in connection with the transactions contemplated by this Agreement, or shall destroy such materials and, upon the request of the other such party, such destruction shall be certified in writing by an authorized officer supervising such destruction.

        Section 6.5. Press Releases.

        Parent and the Company shall agree with each other as to the form and substance of any press release related to the Transaction Documents or the transactions contemplated thereby, and consult with each other as to the form and substance of other public disclosures related thereto, including responses to press and shareholder inquiries; provided that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that is required by law, regulation, or rule, including that of any securities exchange on which its securities are listed or traded or that relates to a regulatory matter.

        Section 6.6. Negative Covenants of the Company.

        Except with the prior written consent of Parent, between the date hereof and the Effective Time, the Company shall not, and shall cause each of the Company Subsidiaries not to:

          (a)    solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any Company Subsidiary or any business combination with the Company or any Company Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of the Company or any Company Subsidiary (each, a "Company Representative") to do any of the above; or fail to notify Parent promptly if any such inquiries or proposals are received, or any such information is requested or required; provided, however, that, at any time prior to the approval of the transactions contemplated by this

  Agreement and the other Transaction Documents by the Shareholders, the Company may, in response to a written inquiry or proposal that the Company's board of directors, in its good faith judgment (after consultation with its outside legal counsel and financial advisor), determines is likely to constitute a Superior Proposal (as defined below) that was not solicited by the Company or any Company Representatives and that did not result from a breach of this Section, and subject to providing prior written notice of its decision to take such action to Parent, (i) furnish information (including nonpublic information) with respect to the Company and the Company Subsidiaries to any person making such written inquiry or proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such inquiry or proposal. As used in this Agreement, "Superior Proposal" shall mean any such written inquiry or proposal made by a third party on terms that are superior from a financial point of view to the Shareholders to the terms set forth in this Agreement, as determined by the board of directors of the Company, in its good faith judgment (after consultation with its outside legal counsel and financial advisor). The board of directors of the Company shall not (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such board of directors of this Agreement or the Merger or (B) approve or recommend, or propose to approve or recommend, any such inquiry or proposal, unless, in each case, the Company receives an unsolicited written inquiry or proposal that the Company's board of directors determines, in its good faith judgment (after consultation with its outside legal counsel and financial advisor), is a Superior Proposal. The board of directors of the Company may not enter into an agreement with respect to such inquiry or proposal except in connection with a termination of this Agreement. Nothing contained in this Section shall prohibit the Company from making any disclosure to the Shareholders that, in the good faith judgment of the board of directors of the Company after consultation with its outside legal counsel and financial advisor, is required under applicable law, provided that, except as otherwise permitted in this Section, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, such inquiry or proposal.

          (b)    take any action that could (i) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (ii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

          (c)    take any action described in Section 3.10.

        Section 6.7. Section 401(k) Plan; ESOP; Employee Benefits.

          (a)    Parent and Merger Sub shall cause the 401(k) plan of the Company to be merged with the 401(k) plan maintained by the Parent, and the account balances of former employees of the Company or the Company Subsidiaries who are participants in the Company's plan shall be transferred to the accounts of such employees under the Parent's plan. Following such merger and transfer, such accounts shall be governed and controlled by the terms of the Parent's 401(k) plan as in effect from time to time (and subject to the Parent's right to terminate such plan). For purposes of administering the 401(k) plan, service with the Company and the Company Subsidiaries shall be deemed to be service with Parent or a Subsidiary thereof for participation and vesting purposes, but not for purposes of benefit accrual.

          (b)    Each employee of the Company at the Effective Time who becomes an employee of Parent, the Surviving Corporation or another Subsidiary of Parent (an "Employer Entity") immediately following the Effective Time shall be eligible to participate in severance, group hospitalization, medical, life, disability and other welfare benefit plans and programs, and bonus and incentive plans and programs available to similarly situated employees of the Employer Entity, subject to the terms of such plans and programs. In applying all such plans and programs, service with the Company shall be deemed to be service with the Employer Entity for the purpose of determining eligibility to participate in such welfare plans and programs; provided that former employees of the Company who were participants in the Company's group hospitalization and medical plans immediately preceding the Effective Time shall become participants in the Employer Entity's corresponding plans immediately upon becoming employed by the Employer Entity at the Effective Time. Notwithstanding the foregoing, in no event shall the Employer Entity be obligated to continue employment of any former employee of the Company for any specified term or period.

          (c)    The Company shall take immediate action to make such amendments to the Company ESOP as shall be necessary to retain the qualified status of the Company ESOP and to permit the earliest possible allocation of all amounts in the suspense account to the Company ESOP participants, in accordance with the terms of the Company ESOP as so amended. The Company shall obtain independent appraisals of the value of the Company Common Stock held in the Company ESOP as of June 30, 2001, and as of November 23, 2001, in compliance with the requirements of federal law, for purposes of distributing such Company Common Stock and allocating such Company Common Stock released from the Company ESOP suspense account. The Company ESOP shall be amended effective May 17, 2001 to fully vest the account of each Company ESOP participant who was employed by the Company or its affiliates on May 17, 2001 or who terminated employment on or after July 1, 2000. The Company ESOP shall further be amended to restrict distributions made on account of the Company ESOP's termination to the later of (i) the Effective Time and (ii) the date of receipt of a favorable determination letter from the IRS as to the tax qualified status of the Company ESOP upon its termination under Sections 401(a) and 4975(e) of the Code (the "Final Determination Letter"). The Company ESOP shall further be amended to eliminate the restrictions of Section 7.5 thereof as of the Effective Time with respect to any Parent Common Stock received as Merger Consideration, except as otherwise required by Sections 409(h) and 4975 of the Code and applicable regulations. The Company shall take such action as is necessary to terminate the Company ESOP effective as of November 23, 2001 and to obtain a Final Determination Letter, including filing with the IRS, no later than December 31, 2001, a request for such Final Determination Letter. All such amendments and filing documents shall be provided to Parent prior to adoption or filing by the Company.

        Section 6.8. Directors' and Officers' Protection.

          (a)    The Surviving Corporation agrees to indemnify and hold harmless all individuals who are or have been officers and directors of the Company or any Company Subsidiary prior to the Effective Time from any liability for acts or omissions in such capacities (or in any other capacity undertaken at the direction of the Company) prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation and Bylaws of the Company as of the date hereof.

          (b)    Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Parent (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors of the Company in their capacities as such.

        Section 6.9. Negative Covenants of Parent and Merger Sub.

        Except with the prior written consent of the Company, between the date hereof and the Effective Time, neither Parent nor Merger Sub shall take any action that could: (i) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement; or (ii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied.

        Section 6.10. Reports.

        The Company shall file (and shall cause the Company Subsidiaries to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with any regulatory authorities having jurisdiction over such party, and shall deliver to Parent copies of all such reports promptly after the same are filed. If Financial Statements are contained in any such filings, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated statements of operations, cash flow and shareholders' deficit or statements of operations, shareholders' equity and cash flows, as applicable, for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). Notwithstanding the foregoing, any Financial Statements contained in any reports to a regulatory authority shall be prepared in accordance with requirements applicable to such reports.

        Section 6.11. Rights of Dissent and Appraisal.

        The Company shall give Parent: (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal under Sections 5/11.65 and 5/11.70 of the IBCA; and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Section 5/11.70 of the IBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        Section 6.12. Indemnification.

          (a)    The Company will indemnify, defend and hold Parent and Merger Sub harmless from and against any and all losses, liabilities, damages, costs, fines, expenses, deficiencies, taxes, and reasonable fees and expenses of counsel and agents, including any costs incurred in the course of enforcing this SubSection ("Losses") which may be sustained, suffered or incurred by Parent or Merger Sub arising (i) from the material inaccuracy of any warranty or representation made herein by the Company, or (ii) from the failure of the Company to comply in a material way with or perform any material term or covenant of this Agreement.

          (b)    Parent and Merger Sub jointly and severally will indemnify, defend and hold the Company harmless from and against any and all Losses which may be sustained, suffered or incurred by the Company arising (i) from the material inaccuracy of any warranty or representation made herein by Parent or Merger Sub, or (ii) from the failure of Parent or Merger Sub to comply in a material way with or perform any material term or covenant of this Agreement.

          (c)    Each indemnified party shall give the indemnifying party prompt written notice of any event which might give rise to a claim for indemnification, specifying the nature of the possible claim and the amount believed to be involved. If the claim for indemnification arises from a claim or dispute with any third person, the indemnifying party or parties shall have the right, at its or their own expense, to defend or settle such claim or dispute, and the indemnified party generally shall cooperate fully in any such defense, but at no out-of-pocket cost to said indemnified party.

          (d)    If the indemnifying party does not promptly (after notice in accordance with Section 9.7) determine to contest such claim, the indemnified party shall have the right, at the expense of the indemnifying party, to contest such claim. If the indemnifying party determines to contest such claim, the indemnified party shall have the right to be represented, at its own expense, by its own counsel and accountants, with the scope of their participation subject to the reasonable direction of the indemnifying party. In either case, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party.

          (e)    In the event the indemnified party desires to settle any such third-party claim (whether or not contested by the indemnifying party), the indemnified party shall advise the indemnifying party in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If the Proposed Settlement is unsatisfactory to the indemnifying party, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the indemnified party within ten (10) days after the indemnifying party first learns of the Proposed Settlement. If the indemnifying party does not deliver such written notice in a timely fashion, the indemnified party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the indemnified party may wish to present to the party making such claim shall first be presented to the indemnifying party, who shall have the right, subject to the foregoing conditions, to contest such claim. In all such events, the indemnifying party shall indemnify the indemnified party and hold it harmless against and from any and all costs of defense, payment, or settlement, including reasonable attorneys' fees, incurred in connection therewith.

          (f)    At the time that the indemnified party shall suffer a Loss because of a breach of a warranty or representation by the indemnifying party or at the time the amount of any liability on the part of the indemnifying party under this Section is determined, the indemnifying party, upon notice from the indemnified party, shall promptly pay to the indemnified party the amount of the Loss. If such amount is not paid promptly, the indemnified party, at its option, may take legal action against the indemnifying party for reimbursement in the amount of its Loss. For purposes hereof, the Loss shall include the amounts so paid (or determined to be owing) by the indemnified party together with costs and reasonable and documented attorneys' fees and expenses, including those incurred in enforcing the indemnifying party's indemnification obligations hereunder.

        Section 6.13. Supplemental Disclosures.

        The Company may, from time to time prior to the Closing Date, by notice to the Parent in accordance with Section 9.7, supplement or amend the Disclosure Schedule, including supplements or amendments which would constitute a breach of a representation, warranty or covenant in this Agreement. However, no such supplement or amendment will affect the rights and obligations of the

Parties to this Agreement, which shall be based on the Disclosure Schedule in effect on the date of this Agreement.

        Section 6.14. Tax Treatment.

        Each of the Company, Parent and Merger Sub shall use, and shall cause each of their respective Subsidiaries to use, its respective commercially reasonable efforts in good faith to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code.

        Section 6.15. Resignations of Directors.

        Each member of any board of directors, advisory board or similar body of the Company and of each Company Subsidiary shall resign his or her position as a director effective as of the Effective Time, and shall agree in writing not to seek reimbursement of any fees, salaries or other payments due him or her as a director but waived by him or her at any time prior to the Effective Time.

        Section 6.16. Loan to Company.

        Parent shall promptly make a non-recourse loan to the Company in the principal amount of $396,927.27 (the "Loan"), which shall be secured by a promissory note in substantially the form set forth as Exhibit B hereto (the "Promissory Note"). The Company shall use no more than $132,000.00 of the proceeds from the Loan to pay for services rendered and to be rendered for the Company by Schiff, Hardin & Waite, shall use no more than $14,000.00 of the proceeds of the Loan to pay the Company's operational expenses through February 2002, shall use no more that $191,330.27 of the proceeds of the Loan to pay the entire unpaid balance of that certain loan, including interest, represented by the Promissory Note, dated November 1, 2000, made by the Company in favor of The Citizens National Bank of Paris, and shall use no more than $59,597.00 of the proceeds from the Loan to pay for services rendered and to be rendered for the Company by RP Financial, LC. The Company shall not use any portion of the Loan for any purpose other than those specifically set forth in this Section 6.16. If this Agreement is terminated at any time prior to the Effective Time for any reason whatsoever, the entire unpaid balance of the Loan due on such date, including interest, shall immediately become due and payable.

        Section 6.17. Lock-Up.

        Each of the directors of the Company and any Company Subsidiary that receives shares of Parent Common Stock pursuant to the Merger shall agree in writing that he or she shall not, directly or indirectly, for a period of six (6) months following the Effective Time, transfer, sell, assign, convey, bequeath, gift, mortgage, pledge, hypothecate, charge or otherwise encumber or dispose of (collectively, "transfer") any interest in any such shares of Parent Common Stock or any of the certificate(s) representing such shares or any voting trust certificate(s) issued with respect to such shares, or suffer any such interest to be subject, directly or indirectly, to transfer by operation of law or agreement.

ARTICLE VII
CONDITIONS PRECEDENT

        Section 7.1. Conditions Precedent for the Company, Parent and Merger Sub.

        The respective obligations of the Company, Parent and Merger Sub to effect the Merger and the transactions contemplated by the Transaction Documents to occur thereafter shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time, unless waived by each of them pursuant to Section 8.5:

          (a)    All approvals of the Merger and the transactions contemplated by the Transaction Documents from the Federal Reserve Board, and all other consents or approvals from any other state or federal government agency, department or body, the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been received and all waiting periods with respect to such approvals shall have expired.

          (b)    None of Parent, Merger Sub, the Company or any of the Company Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

          (c)    This Agreement and the Merger shall have received the Requisite Company Stockholder Approval.

          (d)    The Registration Statement shall have become effective under the Securities Act.

        Section 7.2. Conditions Precedent for the Company.

        The obligations of the Company to effect the Merger and the transactions contemplated by this Agreement to occur thereafter shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by the Company pursuant to Section 8.5:

          (a)    All representations and warranties of the Parent and Merger Sub shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by the Company. Those representations and warranties shall be true and correct in all material respects as of such dates.

          (b)    Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

          (c)    Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its President or any Senior Vice President, to the effect that the conditions set forth in Sections 7.1(a) and (b), and Sections 7.2(a) and (b), to the extent applicable to Parent or Merger Sub, have been satisfied.

          (d)    The Company shall have received opinions of counsel to Parent and Merger Sub in the form reasonably acceptable to the Company's legal counsel, initial drafts of which shall be presented by Parent's legal counsel within thirty (30) days following the date hereof.

          (e)    The Company shall have received from RP Financial, LC a fairness opinion, dated as of the date of the Joint Proxy Statement, to the effect that the Merger Consideration is fair from a financial point of view to the Shareholders.

        Section 7.3. Conditions Precedent for Parent and Merger Sub.

        The obligations of Parent and Merger Sub to effect the Merger and the transactions contemplated by this Agreement to occur thereafter shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Parent pursuant to Section 8.5:

          (a)    All representations and warranties of the Company shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Parent. The representations and warranties of the Company shall be true and correct in all material respects as of such dates.

          (b)    Except as otherwise provided in this Agreement and Disclosed in Section 7.3 of the Disclosure Schedule, no regulatory agency shall have imposed any condition or requirement that could have a Material Adverse Effect on the Company.

          (c)    The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement.

          (d)    Shareholders owning in the aggregate no more than 10% of the issued and outstanding shares of Company Common Stock shall have exercised their rights of dissent and appraisal under Sections 5/11.65 and 5/11.70 of the IBCA.

          (e)    The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 7.1(a), (b) and (c), and Sections 7.3(a), (b), (c) and (d), to the extent applicable to the Company, have been satisfied.

          (f)    Parent shall have received opinions of counsel to the Company in the form reasonably acceptable to Parent's legal counsel, initial drafts of which shall be presented by the Company's legal counsel within thirty (30) days following the date hereof.

          (g)    All Rights awarded under the Company's 1996 Stock Option and Incentive Plan, effective as of July 23, 1996, shall have been forfeited and terminated.

          (h)    Ernest Garbe shall have signed the Agreement Regarding Illinois Guarantee Savings Bank Retirement Plan for Non-Employee Directors, dated November 12, 2001, among the Company, the Bank and the plan's participants, in the form attached to Section 3.1 of the Disclosure Schedule and such plan shall have been terminated.

          (i)    The entire unpaid balance of that certain loan, including interest, represented by the Promissory Note, dated November 1, 2000, made by the Company in favor of The Citizens National Bank of Paris shall be repaid in full, and any and all pledges and encumbrances associated therewith shall be released and discharged.

          (j)    The Certificate of Authority and Bylaws of the Bank shall have been amended as determined to be necessary, and requested in writing, in the good faith judgment of the Parent.

ARTICLE VIII

TERMINATION, DEFAULT, WAIVER AND AMENDMENT

  Section 8.1.    Termination.

        Either Company or Parent may terminate this Agreement with the prior authorization of its Board of Directors (whether before or after shareholder approval) as provided below:

          (a)  at any time prior to the Effective Time, by the mutual consent in writing of the Company and Parent;

          (b)  at any time prior to the Effective Time, by the Company: (i) in the event of a breach by Parent or Merger Sub of any covenant or agreement contained in this Agreement; or (ii) in the event of an inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement; and in each case such breach or inaccuracy has not been cured by the earlier of thirty (30) days following written notice of such breach or inaccuracy to the breaching party, or the Effective Time;

          (c)  at any time prior to the Effective Time, by Parent: (i) in the event of a breach by the Company of any covenant or agreement contained in this Agreement; or (ii) in the event of an inaccuracy of any representation or warranty of the Company contained in this Agreement; and in each case such breach or inaccuracy has not been cured by the earlier of thirty (30) days following written notice of such breach or inaccuracy to the breaching party, or the Effective Time;

          (d)  at any time prior to the Effective Time, by the Company in writing, if any of the conditions precedent to the obligations of the Company to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the Company is not in breach of any of its representations, warranties, covenants or agreements herein as would allow Parent to terminate this agreement under clause (c) above;

          (e)  at any time prior to the Effective Time, by Parent in writing, if any of the conditions precedent to the obligations of Parent to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and neither Parent nor Merger Sub is in breach of any of its representations, warranties, covenants or agreements herein as would allow the Company to terminate this agreement under clause (b) above;

          (f)    at any time after May 31, 2002, by either the Company or Parent in writing, if any of the applications for prior approval referred to in Section 6.2 is denied, and the time period for appeals and requests for reconsideration has run;

          (g)  at any time, by Parent in writing, if the directors or Shareholders of the Company vote on but fail to approve the transactions contemplated by this Agreement and the other Transaction Documents;

          (h)  at any time following August 31, 2002, by either the Company or Parent in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in breach of any of its representations, warranties, covenants or agreements herein as would allow the other party to terminate this agreement under clause (b) or (c) above, as applicable;

          (i)    at any time prior to the Effective Time, by Parent in writing, if Parent determines in its sole and absolute good faith judgment, through review of information Disclosed by the Company, or otherwise, that there is or has been a material adverse effect on the financial condition, results or operations, business, or business prospects of the Company and the Company Subsidiaries taken as a whole; or

          (j)    at any time prior to the approval of the transactions contemplated by this Agreement and the other Transaction Documents by the Shareholders, by the Company in writing, if the Company has received a Superior Proposal and otherwise complied with all of the provisions of Section 6.6(a) hereof and the Company sells and transfers to Parent as of the termination date 85,000 shares of Company Common Stock in exchange for $850.00 (or $0.01 per share) to be paid by Parent as consideration for all such shares.

        The fact that the Company has Disclosed information pursuant to Section 6.13 shall not prevent Parent from terminating this Agreement pursuant to this Section on account of such information.

  Section 8.2.    Effect of Termination.

        In the event this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and have no effect, except that: (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 6.4 and 9.1, respectively, shall survive any such termination; and (ii) a termination pursuant to Section 8.1(b) or (c) shall not relieve the breaching party from liability for an uncured breach of the covenant, agreement, understanding, representation or warranty giving rise to such termination.

  Section 8.3.    Non-Survival of Representations, Warranties and Covenants.

        None of the representations, warranties, covenants and agreements in this Agreement or in the other Transaction Documents shall survive the Effective Time, except for those covenants and agreements herein and in the other Transaction Documents that by their terms apply in whole or in part after the Effective Time.

  Section 8.4.    Default; Remedies.

          (a)  This Section shall apply in the event that any party refuses to consummate the transactions contemplated by this Agreement notwithstanding the satisfaction in all material respects of the conditions precedent to its obligation to close, or if any default under or breach of any representation, warranty or covenant of this Agreement (a "Default") on the part of a party (the "Defaulting Party") shall have occurred that results (after all opportunities to cure) in the failure to consummate the transactions contemplated hereby. In such event the non-defaulting party shall be entitled to seek and obtain, without limitation, specific performance pursuant to SubSection (b) below, or to seek and obtain monetary damages from the Defaulting Party plus any fees and expenses, including reasonable attorneys' and other professionals' fees and disbursements, in connection with the pursuit of the remedies hereunder.

          (b)  In the event of Default, the non-defaulting party may seek to obtain, in addition to other remedies at law or in equity, an order of specific performance against the Defaulting Party from a court of competent jurisdiction. In addition, the non-defaulting party shall be entitled to obtain from the Defaulting Party reasonable and documented costs, attorneys' and other professionals' fees and disbursements incurred by it in enforcing its rights hereunder. As a condition to seeking specific performance hereunder, Parent shall not be required to have issued the Merger Consideration, but shall be ready, willing and able to do so.

  Section 8.5.    Waiver.

        Except with respect to any required regulatory approval, the Company, on the one hand, or Parent, on the other, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the Parent or Merger Sub, or the Company or any Shareholder, respectively, and may waive: (i) any inaccuracies of any such other party in the representations or warranties contained in this Agreement, any other Transaction Document or any document delivered pursuant hereto or thereto; (ii) compliance with any of the covenants, undertakings or agreements of any such other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or therein; or (iii) the performance by any such other party of any of its obligations set out herein or therein. No signature of any Shareholder shall be required in connection with any such waiver.

  Section 8.6.    Amendment or Supplement.

        This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of Parent and the Company. No signature of any Shareholder shall be required in connection with any such amendment or supplement.

ARTICLE IX

MISCELLANEOUS

  Section 9.1.    Expenses.

        Except as set forth in Section 6.16, each of Parent, Merger Sub and the Company shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

  Section 9.2.    Entire Agreement.

        This Agreement, together with the other Transaction Documents, constitutes the full and entire understanding and agreement among the Parties with regard to its subject matter and supersedes all prior written or oral agreements, understandings, representations and warranties made with respect thereto.

  Section 9.3.    No Waiver; Remedies Cumulative.

        No waiver by any Party hereto of any one or more defaults by another Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party hereto at law, in equity or otherwise.

  Section 9.4.    Severability.

        If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the Parties hereto shall amend this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

  Section 9.5.    Binding Effect; No Assignment.

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns. Except as provided in Sections 6.7 and 6.8, this Agreement is not intended to confer any rights or remedies on any Person other than the Parties hereto. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of each of the others, which may be withheld in its sole discretion.

  Section 9.6.    Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

  Section 9.7.    Notice.

        Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by fax (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

(a)	If to the Company, at:
Illinois Community Bancorp, Inc. 1300 Keller Drive Effingham, IL 62401 Attention: Gerald E. Ludwig, Chairman Fax: 217-347-7110
With a copy (not constituting notice) to:
Christopher J. Zinski Schiff, Hardin & Waite 6600 Sears Tower Chicago, IL 60606 Fax: 312-258-5700
(b)	If to Parent or Merger Sub, at:
Illini Corporation 3200 West Iles Avenue Springfield, IL 62707 Attention: Burnard K. McHone, President Fax: 217-547-9651

With a copy (not constituting notice) to:
Lewis H. Ferguson, III, Esq. Williams & Connolly LLP 725 Twelfth St., N.W. Washington, DC 20005 Fax: 202-434-5029

If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or confirmed fax, notice shall be deemed to be given when delivered, and if sent by prepaid overnight courier service, notice shall be deemed to be given two (2) days following deposit with the courier service.

  Section 9.8.    Construction.

        The headings and table of contents in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision.

  Section 9.9.    Governing Law.

        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

  Section 9.10.    Forum; Waiver of Jury Trial.

          (a)  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND THE FEDERAL COURTS LOCATED IN THAT STATE IN ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND TO THE LAYING OF VENUE IN THE STATE OF ILLINOIS. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO ANY PARTY AT ITS ADDRESS DESCRIBED IN SECTION 9.7.

          (b)  THE PARTIES HEREBY (A) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. EACH PARTY GIVES THIS WAIVER OF RIGHT TO TRIAL BY JURY KNOWINGLY AND VOLUNTARILY, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE PARTIES' WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH PARTY HEREBY CERTIFIES TO THE OTHERS THAT NO REPRESENTATIVE OR AGENT OF ANY OTHER PARTY (INCLUDING SUCH PARTY'S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO

    THAT PARTY THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first set forth above.

ILLINOIS COMMUNITY BANCORP, INC.
By: /s/ GERALD E. LUDWIG Name: Gerald E. Ludwig Title: Chairman of the Board
ILLINI CORPORATION
By: /s/ BURNARD K. MCHONE Name: Burnard K. McHone Title: President
EFFINGHAM MERGER CORPORATION
By: /s/ DANIEL R. HAIDER Name: Daniel R. Haider Title: President

EXHIBIT A

TO
AGREEMENT AND
PLAN OF MERGER

PLAN OF MERGER
OF
EFFINGHAM MERGER CORPORATION
WITH AND INTO
ILLINOIS COMMUNITY BANCORP, INC.

        Section 1.    Corporations Proposing to Merge and Surviving Corporation.

        Effingham Merger Corporation, an Illinois corporation ("Merger Sub"), shall be merged (the "Merger") with and into Illinois Community Bancorp, Inc., an Illinois corporation (the "Company"), pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Merger, dated as of November 21, 2001 (the "Agreement"), among Illini Corporation, an Illinois corporation ("Parent"), Merger Sub and the Company. The Effective Time for the Merger (the "Effective Time") shall be as set forth in the Articles of Merger to be filed with the Office of the Secretary of State of the State of Illinois. The Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Merger Sub shall cease. The name of the Surviving Corporation shall be Illinois Community Bancorp, Inc.

        Section 2.    Effect of the Merger.

        The Merger shall have the effect described in Section 5/11.50 of the Illinois Business Corporation Act, as amended (the "IBCA").

        Section 3.    Articles of Incorporation, Bylaws, Directors and Officers.

        The Articles of Incorporation of the Company shall be amended as described in Annex 1 hereto and, as so modified, shall become the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub at the Effective Time shall become the Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to Illinois Community Bancorp, Inc. The directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation. The officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.

        Section 4.    Merger Consideration.

        As used herein, the term "Merger Consideration" means shares of common stock, par value $10.00 per share, of the Parent ("Parent Common Stock"), or cash to be paid in lieu of fractional shares, to be exchanged for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") held by the shareholders of the Company (the "Shareholders") as of the Effective Time, to be determined as follows. At and as of the Effective Time: (i) each share of Company Common Stock (other than any share of Company Common Stock held by a Shareholder, if any, that has exercised its appraisal rights under the IBCA (any such Shareholder, a "Dissenting Shareholder")) shall be converted into the right to receive 0.2126 share of Parent Common Stock (the ratio of 0.2126 share of Parent Common Stock to 1.0000 share of Company Common Stock is referred to herein as the "Conversion Ratio"); and (ii) each share of Company Common Stock held by a Dissenting Shareholder shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of Sections 5/11.65 and 5/11.70 of the IBCA; provided, however, that the Conversion Ratio shall be increased by up to 0.0346 to a maximum of 0.2472 if the Company collects, prior to the Effective Time, any portion greater than $200,000.00 of the aggregate unpaid balance due as of the date hereof under the Monroe A&W Root Beer loans (loan number 1882, the unpaid principal balance of which is $556,315.86 as of the date hereof, and loan number 1904, the unpaid principal balance of which is $191,195.44 as of the date hereof, collectively, the "A&W Loans"), the exact amount, if any, by which the Conversion Ratio shall be increased to be determined as follows: (1) 0.0346, multiplied by (2) the total amount collected by the Company under the A&W Loans after the date hereof and prior to the Effective Time less $200,000.00, divided by (3) the aggregate unpaid balance due as of the date hereof under the A&W Loans less $200,000.00; provided, further, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Company Common Stock outstanding during the time period after the date hereof and immediately prior to the Effective Time. No shares of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 4 after the Effective Time.

        Section 5.    Conversion of Shares.

        (a)  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with Illinois Stock Transfer, an Illinois corporation (the "Exchange Agent"), for the benefit of the Shareholders (other than the Dissenting Shareholders), for exchange in accordance with this Section 5, certificates representing the shares of Parent Common Stock, an estimated amount of cash to be paid in lieu of fractional shares in accordance with SubSection (b) below, and an estimated amount of cash to pay dividends or other distributions pursuant to SubSection (e) below, to be paid pursuant to this Section 5 in exchange for outstanding shares of Company Common Stock.

        (b)  At the Effective Time, by virtue of the Merger and without any action on the part of the Company or the Shareholders, the shares of Company Common Stock held by each Shareholder (other than a Dissenting Shareholder) immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate(s) representing such shares, a stock certificate (issued in the name of such Shareholder or its nominee) representing that number of shares of Parent Common Stock equal to the product of (i) the Conversion Ratio multiplied by (ii) the number of shares of Company Common Stock surrendered by the Shareholder in question; provided, however, that notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, each Shareholder that would otherwise be entitled to a fractional share of Parent Common Stock will be paid (after taking into account all shares of Company Common Stock surrendered by the Shareholder in question) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by Thirty-Five Dollars ($35.00).

        (c)  At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub or Parent, each share of the common stock, par value $1.00, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share, one share of common stock, par value $0.01, of the Surviving Corporation.

        (d)  As promptly as practicable after the Effective Time, Parent shall send or cause to be sent to each Shareholder (other than a Dissenting Shareholder) transmittal materials for use in exchanging shares of Company Common Stock for the consideration set forth in this Section 5. Parent shall cause certificates representing shares of Parent Common Stock into which shares of Company Common Stock held by a Shareholder (other than a Dissenting Shareholder) are converted at the Effective Time or any check in respect of fractional share interests or dividends or distributions that such Shareholder shall be entitled to receive to be delivered to such Shareholder upon delivery to the Exchange Agent of certificates representing such shares of Company Common Stock (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any such certificates are lost, stolen or destroyed) owned by such Shareholder, together with a letter of transmittal duly executed and completed, and such other documents as may be reasonably requested. No interest will be paid on any cash to be paid pursuant to this Section 5.

        (e)  Parent shall cause to be paid any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by the Company in respect of shares of Company Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time. Upon surrender of any certificate representing Company Common Stock to the Exchange Agent, both the Merger Consideration due and payable at that time and any undelivered dividends (without interest) shall be delivered and paid with respect to each share represented by such certificate.

        Section 6.    Amendment.

        At any time before the Effective Time, this Plan of Merger may be amended in writing by the mutual agreement of Parent and the Company.

Annex 1
to
Plan of Merger

AMENDMENTS TO ARTICLES OF INCORPORATION OF
THE COMPANY / SURVIVING CORPORATION

1.
Article VII is hereby deleted and replaced with the following:

  "The aggregate number of shares of all classes of stock which the Corporation has authority to issue is 1,000 shares of common stock, $0.01 par value per share."

2.
Article VIII is hereby deleted in its entirety.

3.
Article IX is hereby deleted in its entirety.

4.
Article X is hereby deleted in its entirety.

5.
Article XI is hereby deleted in its entirety.

6.
Article XII is hereby deleted in its entirety.

7.
Article XIII is hereby deleted in its entirety.

8.
Article XIV is hereby deleted in its entirety.

9.
Article XV is hereby deleted in its entirety.

10.
Article XVI is hereby deleted in its entirety.

11.
Article XVII is hereby deleted in its entirety.

12.
Article XIX is hereby deleted in its entirety and replaced with the following:

  "The board of directors shall have the power to adopt, amend or repeal the Corporation's by-laws."

13.
Article XX is hereby deleted in its entirety.

EXHIBIT B
TO
AGREEMENT AND
PLAN OF MERGER

SECURED PROMISSORY NOTE

$396,927.27	_________________, 2001

        FOR VALUE RECEIVED, and intending to be legally bound, the undersigned, ILLINOIS COMMUNITY BANCORP, INC., an Illinois corporation (the "Maker"), promises to pay on demand to ILLINI CORPORATION, an Illinois corporation (the "Noteholder"), at 3200 West Iles Avenue, Springfield, Illinois 62707, or such other address as the Noteholder may inform the Maker of in writing, the principal amount of Three Hundred Ninety-Six Thousand Nine Hundred Twenty-Seven Dollars and Twenty-Seven Cents ($396,927.27) (the "Principal"), a loan fee of One Thousand Dollars ($1,000.00) (the "Loan Fee") and accrued interest on such amounts at the rate set forth in this Secured Promissory Note (this "Note"); provided, however, that, except as otherwise provided herein, the Noteholder will not demand payment under this Note until August 31, 2002 or thereafter. The loan represented by this Note is a "commercial" and/or "business" loan.

1)    Payment Provisions.

        a)    Interest; Terms of Payment. This Note shall accrue interest from the date hereof until demand is made for payment (the "Maturity Date") (such period of time, the "Term") on the Principal, the Loan Fee and accrued interest on such amounts (collectively, the "Amount Owed") at a rate equal to seven percent (7%) per annum. Interest shall accrue daily on the Amount Owed throughout the Term.

        b)    Method of Payment. Payment is to be made absolutely and unconditionally, without defenses, set-offs, or claims or counterclaims of any kind whatsoever in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Maker shall have the right to prepay all or any part of this Note without premium or penalty. Any amounts paid, at any time, shall be credited first to accrued interest to the date of payment and then to Principal.

2)    Security.

        As security for repayment of this Note, the Noteholder shall be granted, pursuant to the Pledge Agreement, of even date herewith, between the Noteholder and the Maker, in substantially the form attached hereto as Annex 1 (the "Pledge Agreement"), a first priority security interest in 545,680 shares of the common stock, par value $1.00 per share, of Illinois Community Bank, an Illinois state bank and wholly-owned subsidiary of the Maker. The loan represented by this Note is a non-recourse loan, and the Noteholder shall look solely to the collateral pledged under the terms of the Pledge Agreement for payment of the obligations hereunder.

3)    Events of Default.

        The Maker shall be in default hereunder, and the entire unpaid Amount Owed, together with all unpaid interest and penalties due hereunder, shall be immediately due and payable at the option of the Noteholder without any further action, notice or demand by the Noteholder, upon the occurrence of any of the following events (the occurrence of any single one event, an "Event of Default"):

          (a)  the failure of the Maker to pay when due all principal and accrued interest on this Note and the continuance of such failure for five (5) days following notice from the Noteholder to the Maker of such failure to pay;

          (b)  the making of an assignment by the Maker for the benefit of creditors or the commencement of a case by or against the Maker under any bankruptcy, rehabilitation, debt adjustment, liquidation or receivership law (state or federal);

          (c)  any representation or warranty of the Maker in this Note is false or, to the best knowledge of the Maker, misleading in any material respect; provided, however, that the Maker shall have thirty (30) days to cure any representation or warranty made hereunder which the Maker may discover to be false or misleading;

          (d)  any material breach of any term of this Note by the Maker or any material breach of any term of the Pledge Agreement by the Maker, other than default specified in Section 3(a), (b) or (c) above, that shall remain uncured for more than thirty (30) days after the Noteholder gives written notice of such breach to the Maker; or

          (e)  the termination of the Agreement and Plan of Merger, dated as of November 21, 2001, among the Noteholder, Effingham Merger Corporation, an Illinois corporation, and the Maker, pursuant to which the Noteholder intends to acquire the Maker (the "Agreement and Plan of Merger"), at any time prior to the Effective Time (as such term is defined in the Agreement and Plan of Merger) for any reason whatsoever.

4)    Negative Covenants.

        Prior to full satisfaction of this Note, the Maker shall not sell, transfer or grant any security interest (other than the security interest granted hereunder) in any of the securities constituting all or a portion of the Pledged Collateral (as such term is defined in the Pledge Agreement) to any party other than the Noteholder, or grant any options, warrants or other rights to purchase such Pledged Collateral or any securities convertible into or exchangeable for such Pledged Collateral.

5)    Late Payment Penalty.

        a)    If this Note is not paid when due hereunder, the Amount Owed shall bear interest until paid at an annual rate of interest equal to eighteen percent (18%) on such amount overdue from the date such payment is due until such overdue payment is made in full. In the event that the payment of interest and late payment charges exceeds the maximum interest rate permitted under Illinois law, then the total interest or late payments required to be paid hereunder shall be reduced to the maximum rate permitted under Illinois law.

        b)    Notwithstanding anything to the contrary contained herein, under no circumstances will interest accrue or be payable at a rate in excess of the maximum rate allowed by the laws of the State of Illinois. If the Noteholder has collected interest in excess of the maximum rate, the only remedy of the Maker shall be that the Noteholder shall apply such excess interest as a full or partial prepayment of the unpaid balance of the Amount Owed and refund any additional excess amount to the Maker.

6)    Expenses.

        The Maker hereby agrees to pay all expenses, including without limitation, reasonable attorneys' fees and disbursements, incurred by the Noteholder following an Event of Default for collection (whether or not by way of litigation) or if collected through probate, bankruptcy or other judicial proceedings.

7)    Notices.

        Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by fax (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

        (a) If to the Maker, at:

      Illinois Community Bancorp, Inc.
      1300 Keller Drive
      Effingham, IL 62401
      Attention: Gerald E. Ludwig, Chairman
      Fax: 217-347-7110

      With a copy (not constituting notice) to:

      Christopher J. Zinski
      Schiff, Hardin & Waite
      6600 Sears Tower
      Chicago, IL 60606
      Fax: 312-258-5700

        (b) If to the Noteholder, at:

      Illini Corporation
      3200 West Iles Avenue
      Springfield, IL 62707
      Attention: Burnard K. McHone, President
      Fax: 217-547-9651

      With a copy (not constituting notice) to:

      Lewis H. Ferguson, III, Esq.
      Williams & Connolly LLP
      725 Twelfth St., N.W.
      Washington, DC 20005
      Fax: 202-434-5029

If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or confirmed fax, notice shall be deemed to be given when delivered, and if sent by prepaid overnight courier service, notice shall be deemed to be given two (2) days following deposit with the courier service.

8)    Governing Law and Binding Effect.

        This Note shall be governed and construed in accordance with the internal laws of the State of Illinois without regard to any otherwise applicable principles of conflict of laws. This Note shall inure to the benefit of the Noteholder, and shall be binding upon the Maker and the Maker's successors, assigns, and legal representatives.

9)    Severability.

        If any provision of this Note shall be held to be invalid or unenforceable in any jurisdiction in which this Note is sought to be enforced, such invalidity or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid or unenforceable provision were omitted.

10)  Assignment.

        This Note may be sold, assigned, transferred, pledged, or hypothecated by the Noteholder to any person or entity.

11)  Headings.

        The headings contained herein are for convenience in reference only and shall not affect the meaning or interpretation of this Note.

12)  Remedies.

        a)    Each right, power and remedy of the Noteholder under this Note, or under applicable laws shall be cumulative and concurrent, and the exercise of any one or more of them shall not preclude the simultaneous or later exercise by the Noteholder of any or all such other rights, powers or remedies.

        b)    No failure or delay by the Noteholder to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or default hereunder shall constitute a waiver thereof, or preclude the Noteholder from exercising any such right, power or remedy. No modification, change, waiver, or amendment of this Note shall be deemed to be made unless in writing signed by the party to be bound.

13)  Waiver.

        The undersigned hereby waives presentment for payment, notice of demand, notice of prepayment or dishonor, protest, notice of protest, and (except as specifically provided for herein) all other notices in connection with the delivery, acceptance, performance, default, or enforcement of payment of this Note.

        THE MAKER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE MAKER, AND THIS WAIVER IS INTENDED

TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. THE NOTEHOLDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE MAKER'S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, THE MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE NOTEHOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO THE MAKER THAT THE NOTEHOLDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

        IF ANY ACTION ARISING OUT OF THIS NOTE IS COMMENCED BY THE NOTEHOLDER IN ANY COURT LOCATED IN THE STATE OF ILLINOIS, THE MAKER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF ILLINOIS. ANY PROCESS IN ANY SUCH LEGAL ACTION SHALL BE DULY SERVED WHEN DELIVERED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE MAKER AT THE ADDRESS LISTED ABOVE.

[SIGNATURE APPEARS ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first written above, with the specific intention that this Note constitute an instrument under seal.

ILLINOIS COMMUNITY BANCORP, INC.
By:
Name: Title:
City of of	) ) )
Sworn and subscribe to before me by this day of , 2001.
Notary Public
My Commission Expires:

ANNEX 1

PLEDGE AGREEMENT

        THIS PLEDGE AGREEMENT, dated as of                         , 2001 (this "Pledge Agreement"), is made between ILLINOIS COMMUNITY BANCORP, INC., an Illinois corporation (the "Pledgor"), and ILLINI CORPORATION, an Illinois corporation (the "Secured Party").

        WHEREAS, the Pledgor is the maker under the Secured Promissory Note, dated the date hereof, in favor of the Secured Party (the "Promissory Note");

        WHEREAS, the Pledgor and the Secured Party are parties to the Agreement and Plan of Merger, dated as of November 21, 2001, among the Secured Party, Effingham Merger Corporation, an Illinois corporation, and the Pledgor, pursuant to which the Secured Party intends to acquire the Pledgor by merger (the "Agreement and Plan of Merger"); and

        WHEREAS, the Pledgor desires to grant to the Secured Party a first priority security interest in 545,680 shares of the common stock, par value $1.00 per share, of Illinois Community Bank, an Illinois state bank and wholly-owned subsidiary of the Pledgor (the "Pledged Collateral"), to secure the obligations of the Pledgor under the Promissory Note.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        Section 1.    Pledge of the Pledged Collateral.    The Pledgor, as security for all amounts of principal, interest and late payment penalties, if any, owed under the Promissory Note, hereby grants to the Secured Party a first priority security interest in the Pledged Collateral, together with all cash, securities and other property at any time received, receivable or otherwise distributed in exchange or substitution for or in respect of such Pledged Collateral or in exchange for such cash, securities or other property.

        Section 2.    Voting Rights in the Pledged Collateral.    Unless a Default (as such term is defined in Section 6 hereof) shall have occurred and be continuing, the Secured Party shall have no right to cast votes associated with the Pledged Collateral. Upon any Default, subject to compliance with the Possessory Procedures set forth in Schedule A hereto, all proxies shall immediately terminate and the Secured Party shall have the right to cast all votes in respect of the Pledged Collateral and to transfer such voting rights to any other entity. After termination of this Pledge Agreement under Section 5 hereof and all other times other than during the continuation of any Default, the Pledgor shall have all rights to cast all votes in respect of the Pledged Collateral.

        Section 3.    Adjustments in Respect of the Pledged Collateral.    In the event that, prior to the termination of this Pledge Agreement under Section 5 hereof, any stock split, reclassification or readjustment is declared or made in the Pledged Collateral or any distribution or dividend is declared upon the Pledged Collateral in additional securities or assets, then all substituted and additional shares or other securities or rights and all such dividends and distributions issued or granted in respect of the Pledged Collateral by reason of any such change shall be deemed to be pledged to the Secured Party under the terms of this Pledge Agreement in the same manner as the Pledged Collateral and related rights originally pledged hereunder, subject to the provisions of the Promissory Note and this Pledge Agreement, and shall be delivered by the Pledgor to the Secured Party to be held pursuant to this Pledge Agreement.

        Section 4.    Rights and Options.    In the event that, prior to the termination of this Pledge Agreement under Section 5 hereof, any subscription or any other rights or options, warrants or other securities are issued in connection with the Pledged Collateral, then security interests in such subscriptions, options, warrants and other rights or securities shall be, and hereby are, immediately pledged to the Secured Party, and if such rights, warrants or options are exercised or if dividends or distributions are made, then all stock or other securities acquired thereunder and all such dividends or distributions shall be immediately pledged to the Secured Party under the terms of this Pledge Agreement and delivered to the Secured Party to be held pursuant to this Pledge Agreement in the same manner as the Pledged Collateral, originally pledged hereunder, subject to the terms of the Promissory Note and this Pledge Agreement.

        Section 5.    Performance under Promissory Note.    Upon the earlier to occur of: (1) payment in full of all amounts of any principal, interest and late charges, if any, that may become due under the Promissory Note, or (2) the Effective Time (as such term is defined in the Agreement and Plan of Merger), the pledges hereunder shall automatically terminate and the Secured Party shall promptly deliver to the Pledgor (i) any shares of Pledged Collateral delivered to or in the possession or control of the Secured Party, duly endorsed by the Secured Party or with any assignments and stock powers executed by the Secured Party, and (ii) any powers of attorney or other powers, rights and interests in documentary form relating to the Pledged Collateral as well as any documents reasonably requested by the Pledgor in connection with the termination of the Secured Party's rights in the Pledged Collateral. Upon such delivery, this Pledge Agreement shall terminate.

        Section 6.    Default.    Subject to compliance with the Possessory Procedures set forth in Schedule A hereto, upon the occurrence of any Event of Default (as defined in the Promissory Note), the Secured Party shall have the right to sell all or part of the Pledged Collateral by public or private sale in such manner provided in the applicable provisions of the Uniform Commercial Code in effect in the State of Illinois. To commence the exercise of such rights, the Secured Party shall give at least one (1) day's prior written notice to the Pledgor. The Secured Party or the Pledgor may purchase all or any part of the Pledged Collateral at such sale. Out of the proceeds of any sale of the Pledged Collateral, the Secured Party may retain an amount equal to the principal, interest, late charges, and other sums due and unpaid in connection with the Promissory Note, plus all expenses of the sale and of enforcement or effectuation of the Promissory Note and this Pledge Agreement (including reasonable attorneys' fees incurred in connection therewith) (all of the foregoing sums, collectively "Default Payments") and shall pay the balance of any such proceeds derived from the sale of the Pledged Collateral to the Pledgor. The loan represented by the Promissory Note is a non-recourse loan; and in the event that the proceeds of any sale of the Pledged Collateral are not sufficient to pay all Default Payments to the Secured Party, the Pledgor shall not be liable to the Secured Party for any deficiency. In addition to the foregoing, but subject to the immediately preceding sentence, the Secured Party shall have all of its rights and remedies under the Uniform Commercial Code as in effect in the State of Illinois.

        Section 7.    Representations of Pledgor.    The Pledgor hereby represents and warrants as follows:

          a)    each share of the Pledged Collateral is duly and validly issued, fully paid and non-assessable;

          b)    the Pledgor owns the Pledged Collateral as record owner, free and clear of any liens and encumbrances;

          c)    none of the shares constituting the Pledged Collateral is subject to any restrictions on transfer, including pursuant to any agreement by the Pledgor, other than any such restriction imposed by applicable law, including without limitation, the Securities Act of 1933, as amended;

          d)    except as otherwise previously obtained, no consent, approval or authorization of any third party or governmental entity is required for the valid execution and delivery of this Pledge Agreement by the Pledgor or the consummation by the Pledgor of the transactions contemplated herein; and

          e)    the performance of the provisions of this Pledge Agreement by the Pledgor will not conflict with or result in any breach of the terms of or constitute a default under any applicable laws of the State of Illinois or the United States, any order, judgment or decree of any court, tribunal or governmental authority or any agreement or other instrument to which the Pledgor is a party or by which the Pledgor or his property is bound. Upon its execution and delivery, this Pledge Agreement will constitute the valid and binding obligation of the Pledgor, enforceable in accordance with its terms, except as such enforceability shall be limited by equitable principles or by the law of bankruptcy or insolvency and the rights of creditors generally.

        Section 8.    Negative Covenants.    Prior to full satisfaction of the Promissory Note, the Pledgor shall not sell, transfer or grant any security interests (other than the security interest granted hereunder) in any of the securities constituting all or a portion of the Pledged Collateral to any party other than the Secured Party, or grant any options, warrants or other rights to purchase such Pledged Collateral or any securities convertible into or exchangeable for such Pledged Collateral.

        Section 9.    Further Action.    The Pledgor and the Secured Party shall execute, deliver and perform all such additional documents, agreements, certificates and instruments and take all such further actions as may be necessary or advisable to effectuate the terms and conditions of this Pledge Agreement, which documents shall include UCC-1 Financing Statements and UCC-3 Termination Statements as necessary to evidence or terminate the security interests of the Secured Party under this Pledge Agreement.

        Section 10.    Governing Law; Jurisdiction.    This Pledge Agreement shall be governed by and interpreted and enforced in accordance with the law of the State of Illinois applicable to contracts negotiated, entered into and to be performed in such jurisdiction, without regard to the choice or conflicts of law principles of such jurisdiction. The parties hereby consent to the jurisdiction of the state and federal courts located in the State of Illinois over the parties and any disputes arising in connection with this Pledge Agreement.

        Section 11.    Severability.    If any part of this Pledge Agreement is held to be unenforceable or invalid under, or in conflict with, the applicable law of any jurisdiction, the unenforceable, invalid or conflicting part shall be narrowed or replaced, to the extent possible, with a judicial construction in such jurisdiction that effectuates the intent of the parties regarding this Pledge Agreement and the unenforceable, invalid or conflicting part. Notwithstanding the unenforceability, invalidity or conflict with applicable law of any part of this Pledge Agreement, the remaining parts shall be valid, enforceable and binding on the parties.

        Section 12.    Binding Effect.    This Pledge Agreement shall be binding upon, enforceable by and shall inure to the benefit of the parties hereto and of their respective successors and permitted assigns.

        Section 13.    Amendment Waiver.    This Pledge Agreement may be amended only by a writing signed by the parties hereto. Neither any failure nor any delay on the part of any party to this

Pledge Agreement in exercising any right, power or privilege hereunder shall operate as a waiver of any rights of any such party, unless such waiver is made by a writing executed by such party and delivered to the other parties, nor shall a single or partial exercise of any right preclude any other or further exercise of any other right, power or privilege accorded to any party to this Pledge Agreement.

        Section 14.    Notices.    Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by fax (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder.

  (a)
  If to the Pledgor, at:

  Illinois Community Bancorp, Inc.
  1300 Keller Drive
  Effingham, IL 62401
  Attention: Gerald E. Ludwig, Chairman
  Fax: 217-347-7110

  With a copy (not constituting notice) to:

  Christopher J. Zinski
  Schiff, Hardin & Waite
  6600 Sears Tower
  Chicago, IL 60606
  Fax: 312-258-5700

  (b)
  If to the Secured Party, at:

  Illini Corporation
  3200 West Iles Avenue
  Springfield, IL 62707
  Attention: Burnard K. McHone, President
  Fax: 217-547-9651

  With a copy (not constituting notice) to:

  Lewis H. Ferguson, III, Esq.
  Williams & Connolly LLP
  725 Twelfth St., N.W.
  Washington, DC 20005
  Fax: 202-434-5029

If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or confirmed fax, notice shall be deemed to be given when delivered, and if sent by prepaid overnight courier service, notice shall be deemed to be given two (2) days following deposit with the courier service.

        Section 15.    Headings.    The headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Pledge Agreement.

        Section 16.    Counterparts.    This Pledge Agreement may be executed in multiple counterpart copies, each of which shall be an original and all of which together shall be one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed and countersigned this Pledge Agreement as of the date first written above.

ILLINOIS COMMUNITY BANCORP, INC.
By:
Name: Title:
ILLINI CORPORATION
By:
Name: Title:

SCHEDULE A

POSSESSORY PROCEDURES

        1.    Pledge Deposit.    The Pledgor shall deliver to the Secured Party the shares of stock constituting the Pledged Collateral, together with assignments and stock powers in the name of the Secured Party or its permitted assigns executed by the Pledgor (the foregoing instruments and other instruments, documents, funds or other property delivered or required to be delivered to the Secured Party under this Pledge Agreement, collectively, the "Pledge Deposit"). The Secured Party shall hold and dispose of the Pledge Deposit and any parts thereof as provided in this Pledge Agreement. Before release and disposition of the Pledge Deposit pursuant to this Schedule A and this Pledge Agreement, the Pledge Deposit and any dividends, securities, distributions, rights, interests and property received by the Secured Party in connection therewith shall be held by the Secured Party in trust for the Pledgor.

        2.    Disposition to Pledgor.    If the Promissory Note has been satisfied in full, then the Secured Party shall promptly release and deliver the Pledge Deposit to the Pledgor at its address for notices set forth in Section 14 of this Pledge Agreement or such other address as the Pledgor shall designate in writing.

        3.    Disposition to the Secured Party.    Upon the occurrence of any Event of Default (as defined in the Promissory Note), the Secured Party shall be entitled to enforce its right as a secured party under the applicable provisions of the Uniform Commercial Code in effect in the State of Illinois.

        4.    Legends.    The certificates representing the shares of stock constituting the Pledged Collateral will bear the following restrictive legends:

  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED UNDER THE TERMS OF A PLEDGE AGREEMENT, DATED AS OF                        , 2001, BY AND BETWEEN ILLINOIS COMMUNITY BANCORP, INC. AND ILLINI CORPORATION, AND A SECURED PROMISSORY NOTE, DATED AS OF                        , 2001, MADE BY ILLINOIS COMMUNITY BANCORP,  INC. IN FAVOR OF ILLINI CORPORATION, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF ILLINOIS COMMUNITY BANCORP, INC.

provided, however, that, upon the occurrence of any Event of Default (as defined in the Promissory Note), the Secured Party shall be entitled to demand that the second of the two legends set forth above be removed, and the Pledgor shall be required to comply with such demand promptly.

APPENDIX B
DISSENTERS' RIGHTS

        Sec. 11.65. Right to Dissent.

        (a)    A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1)    consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2)    consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3)    an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

            (i)    alters or abolishes a preferential right of such shares;

            (ii)    alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

            (iii)    in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

          (4)    any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

        (b)    A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action cresting his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

        (c)    A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

        Sec. 11.70. Procedure to Dissent.

        (a)    If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b)    If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c)    Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d)    A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights arc cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e)    If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f)    If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

        (g)    The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

        (h)    Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

        (i)    The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

          (1)    Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2)    Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

        (j)    As used in this Section:

          (1)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

          (2)    "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

APPENDIX C
Opinion of Financial Advisors

RP FINANCIAL, LC. Financial Services Industry Consultants

May     , 2002

Board of Directors
Illinois Community Bancorp, Inc.
1300 North Keller Drive
Effingham, Illinois 62401

Members of the Board:

        You have requested RP Financial, LC. ("RP Financial") to provide you with its opinion as to the fairness from a financial point of view to the shareholders of Illinois Community Bancorp, Inc., an Illinois Corporation ("ICBI" or the "Company"), of the Agreement and Plan of Merger (the "Agreement"), dated November 21, 2001, by and among Illini Corporation, Springfield, Illinois, an Illinois Corporation ("Illini"), and Effingham Merger Corporation, an Illinois corporation and wholly owned subsidiary of Illini ("Merger Corp.") and ICBI. The Agreement is incorporated herein by reference. Unless otherwise defined, all capitalized terms incorporated herein have the meanings ascribed to them in the Agreement.

Summary Description of Consideration

        At the Effective Time, by virtue of the Merger and without any action on the part of ICBI or the holder of any securities of ICBI, each share of common stock of ICBI (the "ICBI Common Stock") issued and outstanding (other than any share of ICBI Common Stock held by a dissenting shareholder) shall be converted into the right to receive 0.2126 shares of common stock of Illini ("Illini Common Stock"), provided that holders of fractional shares shall be entitled to receive cash in lieu of fractional shares. The conversion of each share of ICBI Common Stock into 0.2126 shares of Illini Common Stock shall hereinafter be referred to as the "Conversion Ratio". Furthermore, the Conversion Ratio may be subject to adjustment by up to 0.0346 to a maximum of 0.2472 if ICBI collects, prior to the Effective Time, any portion greater than $200,000.00 of the aggregate unpaid balance due as of the date hereof under the Monroe A&W Root Beer loan (loan numbers 1882 and 1904, the "A&W Loan"), the exact amount, if any, by which the Conversion Ratio shall be increased to be determined as follows: (1) 0.0346, multiplied by (2) the total amount collected by ICBI under the A&W Loan after November 21, 2001, and prior to the Effective Time less $200,000.00, divided by (3) the aggregate unpaid balance due under the A&W Loan as of November 21, 2001, less $200,000.00; provided, further, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or other change in the number of shares of Company Common Stock outstanding during the period after the date hereof and immediately prior to the Effective Time.

RP Financial Background and Experience

        RP Financial, as part of its financial institution valuation and consulting practice, is regularly engaged in the valuation of financial institution securities in connection with mergers and acquisitions of commercial banks and thrift institutions, initial and secondary stock offerings, mutual-to-stock conversions of thrift institutions, and business valuations for other corporate purposes for financial institutions. As specialists in the securities of financial institutions, RP Financial has experience in, and knowledge of, the Illinois and Midwest U.S. markets for bank securities and financial institutions operating in Illinois.

Materials Reviewed

        In rendering this fairness opinion, RP Financial reviewed the following material: (1) the Agreement; (2) financial and other information for ICBI, all with regard to balance sheet and off-balance sheet composition, profitability, interest rates, volumes, maturities, trends, credit risk, interest rate risk, liquidity risk and operations including: (a) audited financial statements for the fiscal years ended June 30, 1998 and 1999, and as of December 31, 2000 and 2001, (b) shareholder, regulatory and internal financial and other reports through December 31, 2001, (c) the most recent proxy materials for ICBI, (d) internal budgets, financial projections and business plan forecasts prepared by management, (e) the Cease and Desist Order and Stipulation Agreement ("C&D") in effect between Illinois Community Bank, ICBI's wholly-owned subsidiary, and the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate, (f) the Memorandum of Understanding ("MOU") in effect between ICBI and the Federal Reserve Bank of St. Louis and (g) ICBI's management comments regarding past and current business, operations, financial condition, and future prospects; and (3) financial and other information for Illini including: (a) audited financial statements for the fiscal years ended December 31, 1999, 2000 and 2001, incorporated in Annual Reports to shareholders and Form 10-KSBs; (b) Form 10-QSB as of March 31, 2001, June 30, 2001, and September 30, 2001; (c) regulatory financial and other reports through December 31, 2001, (d) certain internal budgets and financial projections prepared by management of Illini, and, (e) limited discussions with Illini's management regarding past and current business, operations, financial condition, and future prospects.

        In addition, RP Financial reviewed financial, operational, stock price and trading characteristics for Illini relative to publicly-traded banks and bank holding companies ("BHCs"), with comparable resources, financial condition, earnings, operations and markets. RP Financial also considered the economic characteristics in the local market area, and the potential impact of the regulatory, legislative and economic environments on operations for Illini and ICBI and the public perception of the banking industry. RP Financial also considered: (a) a transaction summary of the financial terms of the Merger, including the aggregate consideration represented by the Conversion Ratio relative to book value, earnings, and assets; (b) discounted cash flow analyses for ICBI on a stand-alone basis, incorporating the current business plan should ICBI determine to remain and operate as an independent institution and future prospects of operating as an independent institution; and (c) the pro forma impact of the Merger to the holders of ICBI Common Stock incorporating the Conversion Ratio, estimated transaction adjustments, and potential earnings improvements resulting from consolidation, including the resulting impact to the market value per share, tangible book value per share, earnings per share, and dividends per share of ICBI Common Stock. RP Financial also considered the more attractive liquidity characteristics of Illini Common Stock relative to ICBI Common Stock, the enhanced competitive position of Illini resulting from the Merger, the positive operating returns of Illini relative to ICBI, and the opportunities for Illini to increase earnings in the future, and the results of ICBI's contacts with other potential merger candidates and the fact that no other valid offers were received from such parties. In its analyses, RP Financial also considered the impact of the C&D and MOU on current and future operations as well as the potential impact if ICBI and its wholly-owned subsidiary were to fall out of compliance with such agreements. The results of these analyses and the other factors considered were evaluated as a whole, with the aggregate results indicating a range of financial parameters utilized to assess the Conversion Ratio as described in the Agreement.

        In rendering its opinion, RP Financial relied, without independent verification, on the accuracy and completeness of the information concerning ICBI and Illini furnished by the respective institutions to RP Financial for review, as well as publicly-available information regarding other financial institutions and economic and demographic data. ICBI did not restrict RP Financial as to the material it was permitted to review. Illini limited RP Financial to a review of relevant financial, operational and management reports, excluding certain Board minutes and reports, regulatory examination materials and business plan documents that Illini determined to be proprietary. RP Financial did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent assets or liabilities of ICBI or Illini. The financial forecasts and budgets reviewed by RP Financial were prepared by the respective management teams of ICBI and Illini. Neither ICBI nor Illini publicly discloses internal management forecasts or budgets of the type provided to RP Financial in connection with the review of the Merger, and such financial forecasts were not prepared with a view towards public disclosure. The financial forecasts and budgets were based upon numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such financial forecasts.

        RP Financial expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger as set forth in the Agreement to be consummated. In rendering its opinion, RP Financial assumed that, in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed on Illini that would have a material adverse effect on the ability of the Merger to be consummated as set forth in the Agreement.

Opinion

        It is understood that this letter is directed to the Board of Directors of ICBI in its consideration of the Agreement, and does not constitute a recommendation to any shareholder of ICBI as to any action that such shareholder should take in connection with the Agreement, or otherwise.

        It is understood that this opinion is based on market conditions and other circumstances existing on the date hereof.

        It is understood that this opinion may be included in its entirety in any communication by ICBI or its Board of Directors to the stockholders of ICBI. It is also understood that this opinion may be included in its entirety in any regulatory filing by Illini or ICBI, and that RP Financial consents to the summary of the opinion in the proxy materials of ICBI, and any amendments thereto. Except as described above, this opinion may not be summarized, excerpted from or otherwise publicly referred to without RP Financial's prior written consent.

        Based upon and subject to the foregoing, and other such matters considered relevant, it is RP Financial's opinion that, as of the date hereof, the Conversion Ratio, as described in the Agreement, is fair to such shareholders from a financial point of view.

                          Respectfully submitted,

                          RP FINANCIAL, LC.

APPENDIX D
PROXY
ILLINOIS COMMUNITY BANCORP, INC.

        KNOW ALL MEN BY THESE PRESENTS, that the undersigned ("Shareholder"), does hereby appoint                        and                         , and each of them, with or without the other, as Shareholder's true and lawful attorney, with full power of substitution and revocation, to vote all capital shares of the Illinois Community Bancorp, Inc. (the "Corporation") owned by Shareholder, as Shareholder's proxy, as follows:

  FOR approval of the Agreement and Plan of Merger dated as of November 21, 2001, among the Corporation, Illini Corporation and Effingham Merger Corporation and the consummation of the merger transaction contemplated therein upon the terms and conditions described therein, as more fully described in the Proxy Statement/Prospectus received by me, and for the adjournment of the meeting if required to solicit more votes and proxies to vote in favor of the Agreement and Plan of Merger and transactions

AGAINST approval of the Merger and Merger Agreement and adjournment of the meeting
ABSTAIN from voting

at the meeting(s) of the Shareholders of the Corporation, specified below or at any adjournment(s) thereof, with all the powers which Shareholder would possess if personally present, including the ability to vote upon any matter which may properly come before the meeting in such manner as the proxy in his discretion may determine.

        The meeting to which this Proxy applies is the Special Meeting of the Shareholders called for June 13, 2002, and all adjournments thereof.

        This Proxy shall be effective until revoked by a later proxy or by giving notice of revocation to the Corporation in writing or in open meeting before the proxy is voted. Attendance at the meeting will not in and of itself revoke the proxy. The undersigned hereby revokes any proxy previously given to vote such shares at the said meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE MERGER PROPOSAL AND ANY ADJOURNMENTS OF THE MEETING NECESSARY TO GET THE REQUIRED VOTE TO APPROVE THE MERGER.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

Dated:
Signature
No. of Shares
Print Name

D-1

INSTRUCTIONS: Print full legal name in the space provided. Sign exactly as name is printed below signature line. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee, guardian, or other fiduciary, give full title as such. A corporation should sign by authorized officer.

D-2

APPENDIX E
Legal Opinion

[LETTERHEAD OF WILLIAMS & CONNOLLY LLP]

                        , 2002

Illinois Community Bancorp, Inc.
1300 Keller Drive
Effingham, IL 62401

Attention:	Gerald E. Ludwig Chairman

Ladies and Gentlemen:

        We have acted as counsel to Illini Corporation, an Illinois corporation ("Parent"), and Effingham Merger Corporation, an Illinois corporation and wholly-owned subsidiary of Parent ("Merger Sub" and, together with Parent, the "Clients"), in connection with the negotiation, execution and delivery by the Clients of: (1) the Agreement and Plan of Merger, dated as of November 21, 2001, among Illinois Community Bancorp, Inc., an Illinois corporation (the "Company"), Parent and Merger Sub (such agreement including all Exhibits and Disclosure Schedules thereto are referred to as the "Agreement and Plan of Merger"); (2) the Secured Promissory Note, dated as of November 26, 2001, made by the Company in favor of Parent (such agreement including all Annexes thereto are referred to as the "Secured Promissory Note"); and (3) the Pledge Agreement, dated as of November 26, 2001, between the Company and Parent (such agreement including all Schedules thereto are referred to as the "Pledge Agreement"). The Agreement and Plan of Merger, the Secured Promissory Note and the Pledge Agreement are referred to herein as the "Transaction Documents." Any capitalized terms that are defined in the Agreement and Plan of Merger and also used herein shall have the meanings ascribed to them in the Agreement and Plan of Merger unless they are otherwise defined herein. This opinion (this "Opinion") is being delivered pursuant to Section 7.2(d) of the Agreement and Plan of Merger.

        This Opinion is solely for the benefit of and may be relied upon only by the Company and its counsel in connection with the transactions contemplated by the Transaction Documents. This Opinion may not be relied upon by, nor may copies be delivered to, any other person or entity (a "Person") or used for any other purpose without our prior written consent.

        Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, it is intended to signify that, during the course of our representation of the Clients as herein described, no information has come to the attention of the attorneys at this firm who have had active involvement in preparing this Opinion that is inconsistent with such opinion. However, we have not undertaken any independent investigation or inquiry to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Clients.

        We are members of the Bar of the District of Columbia and do not hold ourselves out as experts on the laws of any other jurisdiction, except the Federal laws of the United States. With respect to the opinions expressed in Paragraphs 1, 2 and 3 herein, we have made such investigation of the corporation laws of the State of Illinois as we deemed necessary and have relied, with your concurrence, on the opinion of Rabin, Myers & Hanken, P.C. of Springfield, Illinois rendered to us, in order to render the opinions set forth in those paragraphs. We express no opinion as to or with respect to the applicability of the laws of any jurisdiction other than the laws of the District of Columbia, the Federal laws of the United States and, with respect to the opinions set forth in Paragraphs 1, 2 and 3, the corporation laws of the State of Illinois (collectively, the "Opining Jurisdictions").

        In connection with this Opinion, we have examined copies of the Transaction Documents, a certified copy of Parent's Articles of Incorporation and Bylaws (collectively, "Parent's Charter Documents") and a certified copy of Merger Sub's Articles of Incorporation and Bylaws (collectively, "Merger Sub's Charter Documents"). In addition, we have reviewed such documents and given consideration to such matters of law and fact as we have deemed appropriate, in our professional judgment, to render this Opinion. We have also relied, without further independent investigation as to certain matters of fact, on information obtained from public officials, from officers and directors of the Clients, and from other sources believed by us to be responsible.

        We have assumed, without further investigation, the following: (a) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures (other than those on behalf of either of the Clients) on each such document are genuine; (b) each certificate issued by a government official concerning a person's property or status is accurate, complete and authentic and all official public records (including their proper indexing and filing) are accurate and complete; (c) contracts (other than the Transaction Documents) to which any of the Clients is a party or by which their respective properties are bound (each, an "Other Agreement"), and court and administrative orders, writs, judgments and decrees that name any of the Clients and are specifically directed to one or more of them or the property of one or more of them (each, a "Court Order"), would be enforced as written; (d) none of the Clients will in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order; (e) each of the Clients will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to performance of the obligations set forth in the Transaction Documents; and (f) all parties to the Transaction Documents will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

        Each assumption specifically described in this Opinion is made with your express consent and approval. However, we have not relied on information (including certificates or other documentation) or assumptions, otherwise appropriate in the circumstances, if we have knowledge that the information or assumptions are false or if we have knowledge of facts that under the circumstances would make the reliance unreasonable.

        This Opinion speaks only as of its date. We have no obligation to advise you (or any third party) of changes in law or fact that occur after the date of this Opinion, even though the change may affect the legal analysis, a legal conclusion or an informational confirmation in this Opinion.

        Based on and subject to the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

        1.    Each Client is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. Neither Client has failed to qualify to do business in any other state of the United States or foreign jurisdiction where such failure could have a Material Adverse Effect.

        2.    As of the date of the Agreement and Plan of Merger, Parent's entire authorized capital stock consisted of 800,000 shares of Parent Common Stock, of which 411,701 shares were issued and outstanding and 160,088 shares were held in treasury. Treasury shares mean shares of Parent Common Stock that have been issued, have been subsequently acquired by and belong to Parent, and have not been cancelled or restored to the status of authorized but unissued shares. All shares of Parent Common Stock to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully-paid and non-assessable.

        3.    The execution, delivery and performance of the Transaction Documents to which Parent is a party have been duly authorized by Parent's Board of Directors, and the execution, delivery and performance of the Transaction Documents to which Merger Sub is a party have been duly authorized by Merger Sub's sole shareholder. The Transaction Documents to which each Client is a party constitute the legal, valid and binding obligation of each Client, as applicable, and each is enforceable against each Client in accordance with its terms, as applicable.

        4.    The execution, delivery and performance of the Transaction Documents to which each Client is a party do not violate any provisions of Parent's Charter Documents or Merger Sub's Charter Documents, as applicable, or, to our knowledge, any contract or agreement by which either Client is bound that would prohibit consummation of the transactions contemplated by the Transaction Documents in the manners contemplated therein.

        5.    No notice to, filing with, or consent of, any governmental body or authority is necessary for the consummation by the Clients of the Merger and the other transactions contemplated by the Transaction Documents to which each Client is a party, except for those as to which the failure to make or obtain, individually or in the aggregate, could not have a Material Adverse Effect. [THIS OPINION WILL NOT BE RENDERED UNTIL AFTER APPROVAL OF THE FEDERAL RESERVE BOARD AND ALL OTHER NECESSARY GOVERNMENTAL APPROVALS HAVE BEEN OBTAINED]

        The foregoing opinions are subject to the following qualifications:

          (a)    The enforceability of each of the Transaction Documents is subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, conservatorship, receivership and other similar laws of general application affecting the enforcement of creditors' rights generally.

          (b)    The enforceability of each of the Transaction Documents is subject to general equitable principles (whether applied in a court of law or in equity), including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court.

        This Opinion deals only with the specific legal issues it explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

Very truly yours,
Williams & Connolly LLP

APPENDIX F
Tax Opinion

                    , 2002

Board of Directors
Illini Corporation
3200 West Iles Avenue
Springfield, IL 62707

Board of Directors
Illinois Community Bancorp, Inc.
1300 Keller Drive
Effingham, IL 62401

Ladies and Gentlemen:

        You have requested our opinion as to certain Federal income tax consequences to Illini Corporation ("Illini"), Effingham Merger Corporation ("Merger Corp."), Illinois Community Bancorp, Inc. ("Community"), and to the shareholders of Community (the "Shareholders") with respect to the proposed merger of Community with and into Illini (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger between Illini, Merger Corp. and Community, dated November 21, 2001 (the "Agreement"), as described in the Registration Statement on Form S-4 filed by Illini with the Securities and Exchange Commission on February 11, 2002 and the Pre-Effective Amendment No. 1 to the S-4 filed by Illini with the Securities and Exchange Commission on May    , 2002.

        For purposes of the opinions set forth below, we have assumed and are relying upon the accuracy and completeness of the statements and representations contained, respectively, in certain certificates of the officers of Illini and Community. We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement, and the facts, statements, and other information contained therein relating to the Merger are true, correct, and complete in all material respects. We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

        In rendering our opinion, we are relying upon, and the section numbers cited herein refer to, the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, the administrative interpretations thereof, and the judicial decisions with respect thereto, all as currently in effect. We cannot assure you that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth in this document. Any such change could have an effect on the validity of our opinion. In addition, it is possible that the Internal Revenue Service could take a position contrary to the conclusions, which we reach herein, and that a court might uphold such a contrary position. No advance ruling has been obtained from the Internal Revenue Service regarding the merger described herein.

        Based upon and subject to the foregoing, provided that the Merger of Community with Illini qualifies as a statutory merger under applicable state law, and assuming that (i) after the transaction, Community will hold substantially all of its assets and the assets of Merger Corp., and (ii) in the transaction the shareholders of Community will exchange an amount of stock constituting control of Community (within the meaning of Section 368(c) of the Code) solely for Illini voting common stock, we are of the opinion that the Merger will, under current law, constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Community, Illini, and Merger Corp. will each be a party to reorganization within the meaning of Section 368(b) of the Code. As a reorganization under Section 368(a)(1)(A) of the Code, the Merger will have the following federal income tax consequences for Community shareholders, Community, Illini and Merger Corp:

        1.    A Community shareholder will recognize no gain or loss upon the exchange of Community stock solely for Illini stock.

        2.    Any cash received by a Community shareholder in lieu of fractional share interests of Illini stock will be treated as a distribution in full payment in exchange for the fractional share interest redeemed, subject to the provisions and limitations of Code Section 302.

        3.    A Community shareholder who perfects dissenter's rights and receives all cash in exchange for their stock will be treated as having received the cash as a distribution in redemption of their stock subject to the provisions and limitations of Section 302 of the Code.

        4.    A Community shareholder's basis in the Illini stock received in the transaction will equal the basis of Community stock surrendered in exchange therefor.

        5.    A Community shareholder's holding period of Illini stock received in the transaction will include the period during which Community stock surrendered therefor was held, provided the Community stock is a capital asset in the Community shareholder's hands on the date of the exchange.

        6.    Community will recognize no gain or loss upon its receipt of substantially all of the assets of Merger Corp. in exchange for Community stock.

        7.    Community's basis in the assets received from Merger Corp. will be equal to the basis of such assets in the hands of Merger Corp. immediately prior to the exchange.

        8.    Community's holding period for the assets received from Merger Corp. will, in each instance, include the period during which such assets were held by Merger Corp.

        9.    Illini will recognize no gain or loss upon its receipt of Community stock.

        10.  Merger Corp. will recognize no gain or loss upon the transfer of substantially all of its assets to Community in exchange for Community common stock.

        Our opinion may not be applicable to all shareholders, including, without limitation, (i) a Community shareholder whose Community shares are not held as a capital asset; or (ii) a Community shareholder who is subject to special treatment under the Code, including without limitation, an insurance company, a dealer in securities, a financial institution, a tax-exempt investor, a qualified pension, profit-sharing or stock bonus plan, or a non-United States citizen.

        Our opinion is limited to the specific issues addressed above and is not intended to address any other issues. No opinion is expressed herein concerning the effect of state, local, and foreign tax laws.

Furthermore, no opinion is expressed herein about the tax treatment of the transaction under other provisions of the Code or the Treasury regulations issued thereunder or about the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically addressed by the foregoing opinion, including, without limitation, the exchange of any Community shares in the merger that were acquired by the holder pursuant to an employee stock option or employee stock purchase plan or otherwise as compensation.

        No person other than the addressees named herein may rely on this opinion for any purpose. This opinion is solely for the benefit of the parties to whom it is addressed, and may not be relied upon by any other party, nor for any purpose other than in connection with the transaction described herein.

        We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Illini with the Securities and Exchange Commission for the purpose of registering Illini's shares under the Securities Act of 1933, as amended.

                          Respectfully submitted,

                          BKD, LLP

LIST OF BOARD OF DIRECTORS

ILLINI	COMMUNITY BANCORP
Thomas A. Black	Gerald E. Ludwig
Burnard K. McHone	Michael Sehy
Lawrence B. Curtin	Frederick Schaefer
Robert F. Olson	Milton C. Hinkle
John H. Pickrell	Garrett Andes
William N. Etherton	Ronald Schettler
N. Ronald Thunman
William B. McCubbin

LIST OF OFFICERS

Illini	Community Bancorp
Burnard K. McHone, President	Gerald E. Ludwig, President
James L. Adkins, Sr. Vice President/Chief Operating Officer	Kim Frese, Secretary
Daniel R. Haider, Jr., Sr. Vice President/Safety and Soundness
Ronald Wenger, Sr. Vice President/Credit Administration
Doug F. Finn, Vice President/Sales & Service
C. Deann Hager, Finance Manager

[BKD LLP Logo]	225 North Water Street, Suite 400 P.O. Box 1580 Decatur, IL 62525-1580 217 429-2411 Fax 217-429-6109

bkd.com

Independent Accountants' Report

Board of Directors
Illinois Community Bancorp, Inc. and Subsidiaries
Effingham, Illinois

We have audited the accompanying consolidated balance sheet of Illinois Community Bancorp, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Illinois Community Bancorp, Inc. and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a retained deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the notes to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Solutions
for
Success

BKD, LLP

/s/ BKD, LLP

Decatur, Illinois
February 22, 2002

{INTENTIONALLY LEFT BLANK}

LARSSON, WOODYARD & HENSON, LLP
CERTIFIED PUBLIC ACCOUNTANTS
MEMBERS OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS    •    ILLINOIS CPA SOCIETY

702 E. COURT STREET    •    P. O. BOX 426    •    PARIS, ILLINOIS 61944
TEL (217) 465-6494    •    FAX (217) 465-6499

Independent Auditors' Report

To the Board of Directors
Illinois Community Bancorp, Inc.
    and Subsidiaries
Effingham, Illinois

        We have audited the accompanying consolidated balance sheet of Illinois Community Bancorp, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statement of operations and comprehensive loss, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Illinois Community Bancorp, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Larsson, Woodyard & Henson LLP

February 9, 2001
Paris, Illinois

Illinois Community Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2001 and 2000
(dollars in thousands, except per share data)

        Assets

	2001	2000
Cash and due from banks	$6,713	$3,091
Interest-bearing deposits with banks	887	1,055

Cash and cash equivalents	7,600	4,146
Available-for-sale securities	3,567	6,471
Held-to-maturity securities	—	538
Mortgage loans held for sale	2,456	—
Loans, net of allowance for loan losses of $683 and $645 in 2001 and 2000, respectively	39,081	57,099
Premises and equipment	3,266	3,583
Federal Home Loan Bank Stock	523	488
Foreclosed assets held for sale	5	65
Interest receivable	388	640
Deferred income taxes	—	206
Mortgage servicing rights	44	58
Other	110	557

Total assets	$57,040	$73,851

See notes to consolidated financial statements.

Liabilities and Stockholders' Equity

	2001	2000
Liabilities
Deposits
Demand	$5,111	$5,515
Savings, NOW and money market	20,105	21,070
Time	22,737	35,141

Total deposits	47,953	61,726

Long-term debt	5,244	6,664
Advances from borrowers for taxes and insurance	29	33
Deferred income taxes	66	—
Interest payable	156	303
Other	191	218

Total liabilities	53,639	68,944

Commitments and Contingent Liabilities
Stockholders' Equity
Preferred stock, $1 par value; authorized and unissued 1,000,000 shares
Common stock, $.01 par value; authorized 4,000,000 shares; issued and outstanding—502,550 shares	5	5
Additional paid-in capital	4,929	4,947
Retained earnings (deficit)	(622)	1,141
Accumulated other comprehensive income (loss)
Unrealized appreciation (depreciation) on available-for-sale securities, net of income taxes (credit) 2001—$16, 2000—$(25)	30	(46)

	4,342	6,047
Treasury stock, at cost
Common; 2001—50,217 shares, 2000—49,226 shares	(941)	(925)
Unallocated employee stock ownership plan shares; 2000—15,663 shares	—	(157)
Unearned incentive plan shares; 2000—3,553 shares	—	(58)

Total stockholders' equity	3,401	4,907

Total liabilities and stockholders' equity	$57,040	$73,851

See notes to consolidated financial statements.

Illinois Community Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2001 and 2000
(dollars in thousands, except per share data)

	2001	2000
Interest Income
Loans	$4,082	$4,557
Investments and interest-bearing deposits	376	533
Federal Home Loan Bank dividends	35	34

Total interest income	4,493	5,124

Interest Expense
Deposits	2,342	2,775
Long-term debt	376	439

Total interest expense	2,718	3,214

Net Interest Income	1,775	1,910
Provision for Loan Losses	748	600

Net Interest Income After Provision for Loan Losses	1,027	1,310

Noninterest Income
Fiduciary activities	36	91
Customer service fees	174	197
Net realized gain on sale of held-to-maturity securities	117	—
Net gain on the sale of premises and equipment	—	471
Other	141	146

Total noninterest income	468	905

See notes to consolidated financial statements.

	2001	2000
Noninterest Expense
Salaries and employee benefits	$1,287	$1,466
Net occupancy expense	245	297
Equipment expense	326	340
Deposit insurance premium	57	12
Data processing expense	222	211
Professional fees	349	64
Supplies expense	101	115
Advertising expense	31	82
Other	436	572

Total noninterest expense	3,054	3,159

Loss Before Income Taxes	(1,559)	(944)
Provision for Income Taxes	204	—

Net Loss	(1,763)	(944)

Other Comprehensive Income
Unrealized appreciation on available-for-sale securities, net of income taxes of $40 and $71, for 2001 and 2000, respectively	76	139

Comprehensive Loss	$(1,687)	$(805)

Basic and Diluted Loss Per Share	$(3.92)	$(2.08)

Weighted Average Shares Outstanding	450,120	453,521

See notes to consolidated financial statements.

Illinois Community Bancorp, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2001 and 2000
(dollars in thousands, except per share data)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unallocated Employee Stock Ownership Plan Shares	Unearned Incentive Plan Shares	Total
Balance, January 1, 2000	$5	$4,944	$2,125	$(185)	$(810)	$(197)	$(151)	$5,731
Net loss	—	—	(944)	—	—	—	—	(944)
Dividends on common stock, $.15 per share	—	—	(68)	—	—	—	—	(68)
Purchase of treasury stock (10,519 shares)	—	—	—	—	(115)	—	—	(115)
Employee stock ownership plan shares allocated (4,020 shares)	—	10	—	—		40	—	50
Incentive plan shares earned (3,195 shares)	—	(7)	—	—	—	—	93	86
Change in unrealized appreciation on available-for-sale securities, net of income taxes of $71	—	—	—	139	—	—	—	139
Other	—	—	28	—	—	—	—	28

Balance, December 31, 2000	5	4,947	1,141	(46)	(925)	(157)	(58)	4,907
Net loss	—	—	(1,763)	—	—	—	—	(1,763)
Employee stock ownership plan shares allocated (15,663 shares)	—	(6)	—	—	—	157	—	151
Incentive plan shares earned (2,389 shares)	—	(11)	—	—	—	—	39	28
Incentive plan shares forfeited and canceled	—	—	—	—	(19)	—	19	—
Net treasury stock sales (173 shares)	—	(1)	—	—	3	—	—	2
Change in unrealized appreciation on available-for-sale securities, net of income taxes of $41	—	—	—	76	—	—	—	76

Balance, December 31, 2001	$5	$4,929	$(622)	$30	$(941)	$0	$0	$3,401

See notes to consolidated financial statements.

Illinois Community Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2001 and 2000
(dollars in thousands, except per share data)

	2001	2000
Operating Activities
Net loss	$(1,763)	$(944)
Items not requiring (providing) cash
Depreciation and amortization	270	299
Provision for loan losses	748	600
Amortization of premiums and discounts on securities	25	17
Amortization of mortgage servicing rights	14	23
Deferred income taxes	231	—
Net realized gain on sale of held-to-maturity securities	(117)	—
Loss on sale of foreclosed assets	—	5
Gain on sale of premises and equipment	—	(471)
Federal Home Loan Bank stock dividends	(35)	(26)
Compensation expense related to employee stock ownership and incentive plans	179	136
Changes in
Mortgage loans held for sale	(2,456)	—
Interest receivable	252	(192)
Other assets	447	(361)
Interest payable	(147)	90
Other liabilities	(27)	(141)

Net cash used in operating activities	(2,379)	(965)

Investing Activities
Net (originations) collections of loans	17,270	(6,480)
Purchase of premises and equipment	(39)	(91)
Proceeds from sales of premises and equipment	86	758
Proceeds from the sales of foreclosed assets	60	8
Proceeds from the sales of available-for-sale securities	—	959
Proceeds from maturities of available-for-sale securities	3,020	754
Purchases of available-for-sale securities	—	(251)
Proceeds from sales of held-to-maturity securities	631	—

Net cash provided by (used in) investing activities	21,028	(4,343)

See notes to consolidated financial statements.

	2001	2000
Financing Activities
Net decrease in demand deposits, money market, NOW and savings accounts	$(1,369)	$(2,089)
Net increase (decrease) in certificates of deposit	(12,404)	5,399
Proceeds from issuance of long-term debt	394	13,802
Repayment of long-term debt	(1,814)	(13,913)
Proceeds from sale of treasury stock	2	—
Purchase of treasury stock	—	(115)
Other equity transactions	—	28
Dividends paid	—	(68)
Net increase (decrease) in advances from borrowers for taxes and insurance	(4)	5

Net cash provided by (used in) financing activities	(15,195)	3,049

Increase (Decrease) in Cash and Cash Equivalents	3,454	(2,259)
Cash and Cash Equivalents, Beginning of Year	4,146	6,405

Cash and Cash Equivalents, End of Year	$7,600	$4,146

Supplemental Cash Flows Information
Interest paid	$2,865	$3,124
Income taxes paid (net of refunds)	$0	$0

See notes to consolidated financial statements.

Illinois Community Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Years Ended December 31, 2001 and 2000
(Table Dollar Amounts in Thousands, Except Share Data)

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        Illinois Community Bancorp, Inc. (Company) is a bank holding company, whose principal activity is the ownership and management of Illinois Community Bank (Bank) and Illinois Financial Corporation. The Bank and its subsidiary, Illinois Leasing Corp., are primarily engaged in providing a full range of banking, leasing and mortgage services to individual and corporate customers in Effingham, Cumberland, and Coles counties. The Bank also provides other services, such as full service brokerage and investment management services. The Company is subject to competition from other financial institutions. The Company and Bank are subject to the regulation of certain State and Federal agencies and undergo periodic examinations by those agencies.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Cash Equivalents

        The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2001 and 2000, cash equivalents consisted of interest-bearing deposits with banks.

Securities

        Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity.

        Held-to-maturity securities, which include any security for which the Company has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the level-yield method over the period to maturity. Due to the Company's regulatory agreements and liquidity needs, all securities as of December 31, 2001 are classified as available for sale.

        Interest and dividends on investments in debt and equity securities are included in income when earned.

Mortgage Loans Held for Sale

        Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.

Loans

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs and net of the allowance for loan losses. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrued is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received.

Allowance for Loan Losses

        The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for non-homogeneous loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment

        Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and depreciated using the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Foreclosed Assets Held for Sale

        Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Fee Income

        Loan servicing income, net of the amortization of loan servicing rights, represents fees earned for servicing real estate mortgage loans owned by various investors.

Loan Servicing

        The cost of mortgage-servicing rights acquired is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage-servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans. The predominant characteristic currently used for stratification is type of loan. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value.

Federal Home Loan Bank Stock

        Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula. The FHLB stock is recognized based on the price at which it maybe resold to the FHLB.

Income Taxes

        Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

Earnings Per Share

        Basic earnings per share have been computed based upon the weighted-average common shares outstanding during each year. Diluted earnings per share are to reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Options to purchase, 42,214 shares of common stock at $12.25 were outstanding at December 31, 2000 but were not included in the computation of the diluted earnings per share because the options exercise price was greater than the average market price of the common shares. The incentive plan shares outstanding as of December 31, 2000 were excluded from the computation of the diluted earnings per share as they were anti-dilutive due to the net loss. There were no stock options or incentive plan shares outstanding as of December 31, 2001.

Treasury Stock

        Treasury stock is stated at cost. Cost is determined by the first-in, first-out method.

Reclassifications

        Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 financial statement presentation. These reclassifications had no effect on net earnings.

Note 2: Regulatory Actions

        The Federal Deposit Insurance Corporation (FDIC) and the Illinois Office of Banks and Real Estate (IOBRE) presented to the Bank a joint Cease and Desist order on March 8, 2001. The order requires the Bank to cease and desist from certain unsafe and unsound banking practices. The Bank entered into a stipulation agreement consenting to the order, and the order became effective March 31, 2001. Among other things, the order requires the Bank to (i) address issues with having and retaining qualified management, (ii) formulate and adopt a strategic plan, (iii) adopt a plan with respect to liquidity and interest rate sensitivity, (iv) adopt a plan to reduce risk position in assets in excess of $100,000.00 classified as "substandard", (v) replenish its allowance for loan and lease losses, and (vi) not declare or pay any cash dividend without the consent of the FDIC and IOBRE.

        In addition to the Cease and Desist Order, the Company is operating under the burden of a Memorandum of Understanding executed March 8, 2001, with the Federal Reserve Bank of St. Louis, which limits the ability of the Company to pay dividends without consent of the Federal Reserve, pay salaries or other compensation to directors, officers and shareholders, incur debt without Federal Reserve approval (except to re-capitalize the Company), to purchase shares of its own stock without Federal Reserve approval, and to insure the Company addresses weaknesses in its financial condition and risk management systems.

        The Bank is operating under a Cease and Desist order. The order requires the Bank to maintain a Tier 1 capital to total assets (capital ratio) of 7%. If at the end of any quarter the Bank falls below its required capital ratio, the Bank shall, within 60 days of the date of the determination, increase its capital ratio to not less than 7%. As of December 31, 2001, the Bank is under the 7% requirement. As a result, the Bank is subject to possible regulatory restrictions. Among other things, the restrictions may include the sale of investments, the direct contribution of cash by the directors and or the shareholders of the Bank or Company, or any other means acceptable to the Regional Director of the FDIC or the Commissioner of the IOBRE.

Note 3: Going Concern

        As shown in the accompanying consolidated balance sheet, the Company has a retained deficit of $622,000 as of December 31, 2001. Additionally, the Company had net losses of $1,763,000 and $944,000 for the years ended December 31, 2001 and 2000, respectively. The deficit and losses are attributed to interest rate risk exposure coupled with intense competitive pressures, a limited ability to meet competitive pressures with new products and services, and the impact of a recessionary economy on asset quality. The ability of the Company to continue as a going concern is dependent upon improving net interest margins, introducing new products and services, and improving credit quality. Due to the financial difficulties, regulatory burdens, and its concern about continuing as an independent entity, the Company has approved an agreement to merge with Illini Corporation. The merger has not been completed and the consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 4: Merger Agreement

        On November 21, 2001, the Company's Board of Directors approved an agreement and plan of merger with and into a wholly-owned subsidiary of Illini Corporation (Illini). Under the terms of this agreement, each share of the Company's common stock outstanding will be converted into 0.2126 shares of Illini common stock. In the event that certain loan contingencies are resolved prior to closing, the exchange ratio may be increased to up to .2472 shares of Illini common stock for each share of the Company's common stock. It is anticipated that this transaction will be completed during the second quarter of the year ending December 31, 2002. However, it is subject to several conditions including approval of the Company's shareholders and various regulatory authorities.

        As of December 31, 2001, Illini had total assets of $274,512,000, total liabilities of $260,922,000 and total equity of $13,590,000. For the year ended December 31, 2001, Illini had net income of $1,279,000.

Note 5: Restriction on Cash and Due from Banks

        The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2001, was $25,000. The Bank is also required to make a deposit with Visa USA. The required reserve at December 31, 2001 was $48,561.

Note 6: Investments

Available-for-Sale Securities

        The amortized cost and approximate fair values of securities classified as available-for-sale are as follows:

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
Mortgage-backed securities	$3,521	$48	$(2)	$3,567

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
U.S. government agencies	$2,005	$—	$(22)	$1,983
Mortgage-backed securities	4,532	—	(48)	4,484
Equity securities	4	—	—	4

	$6,541	$—	$(70)	$6,471

Held-to-Maturity Securities

        The amortized cost and approximate fair values of securities classified as held to maturity are as follows:

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Approximate Fair Value
Other securities	$538	$93	$—	$631

        The book value and approximate market value of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $148,000 at December 31, 2001.

        With the exception of securities of U.S. government agencies and corporations, the Company did not hold any securities of a single issuer, payable from and secured by the same source of revenue or taxing authority, the book value of which exceeded 10% of stockholder's equity at December 31, 2001.

        Gross gains of $117,000 resulting from the sale of a held-to-maturity security were realized in 2001. The amortized cost of the security at the date of sale was $514,000. The security was an interest in a limited partnership that provided tax credits due to investments in qualified affordable housing programs. The security was sold back to the limited partnership during 2001. The Company sold this security because of liquidity and capital needs.

Note 7: Loans and Allowance for Loan Losses

        Categories of loans at December 31, 2001 and 2000, include:

	2001	2000
Commercial and agricultural	$6,157	$8,496
Real estate construction	441	953
Commercial real estate	8,933	14,135
Residential real estate	17,935	26,655
Consumer	5,204	5,642
Other	1,127	1,902

Total loans	39,797	57,783
Less
Deferred loan fees	33	39
Allowance for loan losses	683	645

Net loans	$39,081	$57,099

        Impaired loans totaled $1,169,000 and $736,000 at December 31, 2001 and 2000, respectively. An allowance for loan losses of $150,000 and $8,000 relates to impaired loans of $1,003,000 and $15,000, at December 31, 2001 and 2000, respectively. At December 31, 2001 and 2000, impaired loans of $166,000 and $721,000 had no related allowance for loan losses.

        Interest of $57,000 and $16,000 was recognized on average impaired loans of $1,297,000 and $292,000 for 2001 and 2000. Interest of $16,000 was recognized on impaired loans on a cash basis during 2001 and 2000.

        Included in loans at December 31, 2001, is $330,000 loan to a borrower principally collateralized by a commercial real estate property. The borrower has filed for bankruptcy. The Company is pursuing legal action to foreclose on the property after getting the stay lifted in the bankruptcy proceeding to pursue foreclosure on the property. The carrying value of the loan reflects management's best estimate of the amount to be realized from the sale of the property. While the estimate is based on a valuation by an independent appraiser, there have been no recent sales of comparable properties in the area to consider in preparing the valuation, and the market for such properties is limited. Therefore, the amount that the Company realizes from the sale of the property could differ materially in the near term from the carrying value reflected in these financial statements.

        Activity in the allowance for loan losses was as follows:

	2001	2000
Balance, beginning of year	$645	$519
Provision charged to expense	748	600
Losses charged off, net of recoveries of $33 for 2001 and $25 for 2000	(710)	(474)

Balance, end of year	$683	$645

Note 8: Premises and Equipment

        Major classifications of premises and equipment, stated at cost, are as follows:

	2001	2000
Land	$679	$710
Buildings and improvements	2,239	2,239
Leasehold improvements	57	33
Equipment	1,275	1,349

	4,250	4,331
Less accumulated depreciation	984	748

Net premises and equipment	$3,266	$3,583

        In November 2000, the Company sold its Fayette Street, Effingham, Illinois, bank building for $750,000 with $375,000 collected at closing and the balance of $375,000 received during 2001. None of the related loans or deposits were sold or assumed. The Company included the $375,000 receivable in other assets as of December 31, 2000. The Company recorded a $543,000 gain on the sale of the building and equipment for the year ended December 31, 2000.

Note 9: Loan Servicing

        Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others was $8,033,000 and $9,288,000 at December 31, 2001 and 2000, respectively.

        Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $29,000 and $33,000 at December 31, 2001 and 2000, respectively.

        The changes in mortgage servicing rights for the years ended December 31, 2001 and 2000 were:

	2001	2000
Balance, beginning of year	$58	$81
Servicing rights capitalized	—	—
Amortization of servicing rights	(14)	(23)

Balance, end of year	$44	$58

Note 10: Deposits

        Deposits in denominations of $100,000 or more were $5,420,000 on December 31, 2001, and $7,642,000 on December 31, 2000.

        At December 31, 2001, the scheduled maturities of time deposits are as follows:

2002	$15,113
2003	6,024
2004	1,434
2005	166

$22,737

Note 11: Income Taxes

        The Company generated a $530,000 net operating loss carry forward relating to losses for the year ended December 31, 2001. As of December 31, 2001, the Company has a cumulative $1,210,000 net operating loss carry forward which is available to offset future taxes payable. The net operating losses expire as follows: $321,000 on December 31, 2019, $359,000 on December 31, 2020, and $530,000 on December 31, 2021.

        A reconciliation of income tax benefit at the statutory rate to the Company's actual income tax expense for 2001 is shown below. There was no tax expense recorded for the year ended December 31, 2000.

2001
Computed at the statutory rate (34%)	$(530)
Increase (decrease) resulting from
Changes in the deferred tax asset valuation allowance	689
Other	45

Actual tax expense	$204

        The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

	2001	2000
Deferred tax assets
Allowance for loan losses	$209	$207
Deferred loan fees	11	13
Severance agreement	15	18
Boston Capital adjustments	—	42
Net operating loss carryforward	1,210	680
Unrealized losses on securities available-for-sale	—	25
Other	8	8

	1,453	993
Deferred tax liabilities
Mortgage servicing rights	(15)	—
FHLB stock	(35)	(23)
Unrealized gains on securities available-for-sale	(16)	—

	(66)	(23)
Net deferred tax asset before valuation allowance	1,387	970

Valuation allowance
Beginning balance	(764)	(360)
Increase during the period	(689)	(404)

Ending balance	(1,453)	(764)

Net deferred tax asset (liability)	$(66)	$206

        Retained earnings at December 31, 2001 and 2000, include approximately $386,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $131,000 at December 31, 2001 and 2000.

Note 12: Long-Term Debt

        Long-term debt consisted of the following components:

	2001	2000
Federal Home Loan Bank advances, fixed interest rates ranging from 4.75% to 6.28% at December 31, 2001, due at various dates through December 27, 2003	$4,850	$6,318
Obligation for employee stock ownership plan	—	157
Bank note payable	394	189

Total long-term debt	$5,244	$6,664

        The Federal Home Loan Bank advances are secured by first-mortgage loans and Federal Home Loan Bank stock. Advances are subject to restrictions or penalties in the event of prepayment. The Company has $1,000,000 in borrowings with a weighted average interest rate of 6.28% that are callable as of December 31, 2001.

        At December 31, 2001, the bank note payable consists of a note to Illini Corporation (Illini), secured by 100% of the stock of the Bank, payable beginning after August 2002, including interest at 7%. The bank note payable at December 31, 2000 consisted of a note to another financial institution that was paid in full during 2001.

        The obligation of employee stock ownership plan was a bank note payable and was secured by 100% of the shares of the Bank. The obligation was paid in full during 2001.

        Aggregate annual maturities of long-term debt at December 31, 2001 are:

2002	$2,744
2003	2,500

$5,244

        At December 31, 2001, the Company maintains a line of credit with Illini at a rate to be determined when the funds are borrowed. At December 31, 2001, the Company had no outstanding balance on the line of credit but could borrow up to $2,000,000. The line of credit is collateralized by Bank stock.

Note 13: Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001 and 2000, that the Bank meets all capital adequacy requirements to which it is subject.

        As of September 30, 2001, the most recent notification from the regulatory agencies categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table.

        The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2001
Total Capital (to Risk-Weighted Assets)	$3,991	10.6%	$3,003	8.0%	$3,754	10.0%
Tier I Capital (to Risk-Weighted Assets)	3,519	9.4	1,501	4.0	2,252	6.0
Tier I Capital (to Average Assets)	3,519	6.2	2,249	4.0	2,812	5.0
As of December 31, 2000
Total Capital (to Risk-Weighted Assets)	$5,739	10.5%	$4,368	8.0%	$5,461	10.0%
Tier I Capital (to Risk-Weighted Assets)	5,094	9.3	2,184	4.0	3,276	6.0
Tier I Capital (to Average Assets)	5,094	6.8	2,994	4.0	3,743	5.0

        At the time of the conversion of the Bank to a stock organization, a special liquidation account was established for the benefit of eligible account holders and the supplemental eligible account holders in an amount equal to the net worth of the Bank. The special liquidation account, $2,844,000 will be maintained for the benefit of eligible account holders and the supplemental eligible account holders who continue to maintain their accounts in the Bank after the conversion on September 27, 1995. The Bank has not evaluated the liquidation account since the date of conversion. In the event of a complete liquidation, each eligible and supplemental eligible accounts holders will be entitled to receive a liquidation distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. With the reorganization completed September 27, 1996, this liquidation account became part of the stockholders' equity for the Company under the same terms and conditions as if the reorganization had not occurred. The Company may not declare or pay cash dividends on or repurchase any of its common stock if stockholders' equity would be reduced below special liquidation.

        The Company is currently under a memorandum of understanding with the Federal Reserve Bank of St. Louis, which limits the ability of the Company to pay dividends without consent of the Federal Reserve. The Bank is under a Cease and Desist order with the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate which requires the Bank not to declare or pay any cash dividend without the consent of the respective agencies.

Note 14: Related Party Transactions

        At December 31, 2001 and 2000, the Company had loans outstanding to executive officers, directors and companies in which the Company's executive officers or directors were principal owners, in the amount of $233,000 and $1,549,000, respectively.

        The aggregate amount of loans, as defined, to such related parties were as follows:

Balance, January 1, 2001	$1,549
New loans, including renewals	89
Payment, etc., including renewals	(1,405)

Balance, December 31, 2001	$233

        Deposits from related parties held by the Company at December 31, 2001 and 2000 totaled $614,000 and $578,000, respectively.

        In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Note 15: Employee Benefit Plans

        The Company had a director retirement plan that included all non-employee directors. Under this plan, each director received a retirement benefit for ten years, following retirement from the Board of Directors. This plan was terminated on November 12, 2001 with the provision that each director receive a pro rata portion of the assets of the plan as of that date to be paid over a three year period. Expense for this plan was $7,800 and $14,000 for the years ended December 31, 2001 and 2000, respectively.

        The Company has a retirement savings 401(k) plan covering substantially all employees. The Company may make an annual profit-sharing contribution to each participant's account. During the current year, the Company's matching provision was terminated. The Company's expense for the plan was approximately $8,240 for 2001 and $14,000 for 2000.

        The Company entered into a separation agreement with the past chief executive officer of the Company. Under the agreement, the past officer receives $14,000 annually until 2005 and various insurance benefits until the past officer attains age 65. As of December 31, 2001 and 2000, the Company's liability under this agreement was $43,000 and $53,000, respectively. For the years ended December 31, 2001 and 2000, $10,158 and $9,374 were recorded as expense in regards to this agreement.

Note 16: Employee Stock Ownership Plan

        The Company had a leveraged employee stock ownership plan (ESOP) that covered substantially all of its employees. The Company made annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP were used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt was repaid, shares were released from collateral and allocated to plan participants, based on the proportion of debt service paid in the year to total expected debt service.

        The Company accounted for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP was recorded as debt and the shares pledged as collateral were reported as unearned ESOP shares in the balance sheet. As shares were released from collateral, the Bank reported compensation expense equal to the current fair value of the shares. Dividends on allocated ESOP shares were recorded as a reduction of retained earnings; dividends on unallocated ESOP shares were recorded as a reduction of debt and accrued interest.

        ESOP shares were considered outstanding for earnings per share calculations as they were committed to be released; uncommitted shares were not considered outstanding.

        In May of 2001, the Company repaid all existing debt and accordingly, allocated all remaining unallocated shares. As of December 31, 2001, the Company terminated the employee stock ownership plan.

        ESOP compensation expense relating to shares released for allocation was $151,000 and $50,000 for years 2001 and 2000, respectively. The ESOP shares as of December 31 were as follows:

	2001	2000
Allocated shares	24,541	20,521
Shares released for allocation	15,663	4,020
Unreleased shares	—	15,663

Total ESOP shares	—	40,204

Fair value of unreleased shares at December 31	$—	$145,000

Note 17: Stock Option Plan

        Under the Company's incentive stock option plan, which was accounted for in accordance with APB No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company granted directors, selected executives and other key employees stock option awards which vested at a rate of 20 percent per year commencing one year after the date the shares are granted. The plan provided that in the event of a change in control or death or disability, all unvested options would immediately exercisable. During 1996, the Company authorized the grant of options for up to 50,225 shares of the Company's common stock. The exercise price of each option, which had a 10-year life, was equal to market value of $12.25 per share at the date of the award, therefore, no compensation expense was recognized. During 2001, the stock option plan was terminated with all outstanding options canceled.

        Under SFAS No. 123, compensation cost was recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

		2001	2000
Net loss	As reported	$(1,763)	$(944)
	Pro forma	(1,770)	(958)
Basic and diluted loss per share	As reported	(3.92)	(2.08)
	Pro forma	(3.93)	(2.11)

        The following is a summary of the status of the Company's stock option plan, and changes in that plan as of and for the years ended December 31, 2001 and 2000:

	2001		2000
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding, beginning of year	42,214	$12.25	45,733	$12.25
Granted	—		—
Exercised	—		—
Forfeited	—		3,519	12.25
Cancelled	42,214	12.25	—
Expired	—		—

Outstanding, end of year	0	$0	42,214	$12.25

Weighted-average fair value of options granted during the year	0		0
Options exercisable, end of year	0		33,772

Note 18: Incentive Plan

        During July, 1996, the Company adopted a stock-based compensation program which provided for the granting of stock of the Company as stock awards. The Company accounted for the stock award program, or incentive plan, in accordance with Accounting Principles Board Opinion ("APB") No. 25. The purchase price of the unearned shares owned by the incentive plan was reflected as a reduction of stockholders' equity. Compensation expense was based on the market price of the Company's stock on the date the shares were granted and was recorded as an expense over the vesting period. The difference between the aggregate purchase price on the date granted and the shares earned was recorded as an adjustment to additional paid-in-capital.

        The incentive plan covered key employees and directors and was authorized to acquire and grant 21,152 shares of the Company's common stock. Participants in the incentive plan vested over five years. In the event of death or disability, all shares vested immediately.

        For the years ended December 31, 2001 and 2000, $28,000 and $86,000, was recorded as compensation expense under the plan. As of December 31, 2001 the incentive plan was terminated.

	2001	2000
Stock awards:
Outstanding, beginning of year	3,553	7,634
Granted	—	—
Distributed	(2,389)	(3,195)
Forfeited	(1,164)	(886)

Outstanding, end of year	—	3,553
Shares available for future awards	—	—

Total stock awards	—	3,553

Note 19: Disclosures about Fair Value of Financial Instruments

        The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which method involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$7,600	$7,600	$4,146	$4,146
Available-for-sale securities	3,567	3,567	6,471	6,471
Held-to-maturity securities	—	—	538	631
Mortgage loans held for sale	2,456	2,456	—	—
Interest receivable	388	388	640	640
Loans, net of allowance for loan losses	39,081	39,622	57,099	57,927
Federal Home Loan Bank stock	523	523	488	488
Financial liabilities
Deposits	47,953	48,197	61,726	61,856
Long-term debt	5,244	6,291	6,664	6,643
Interest payable	156	156	303	303
Advance payments by borrowers for taxes and insurance	29	29	33	33
Unrecognized financial instruments (net of contract amount)
Commitments to extend credit	0	0	0	0
Lines of credit	0	0	0	0

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

Cash and Cash Equivalents

        For these short-term instruments, the carrying amount approximates fair value.

Investment Securities

        Fair values for investment securities equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Mortgage Loans Held for Sale

        For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Loans

        The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

Federal Home Loan Bank Stock

        Fair value of Federal Home Loan Bank stock is based on the price at which it may be resold to the Federal Home Loan Bank.

Deposits

        The fair value of demand deposits, savings accounts, NOW accounts, and certain money market deposits is the amount payable on demand at the reporting date, i.e., their carrying amount. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Long-Term Debt

        Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

Advance Payments to Borrowers for Taxes and Insurance

        The fair value approximates carrying value.

Commitments to Extend Credit and Lines of Credit

        The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit and lines of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties at the reporting date.

Note 20: Significant Estimates and Concentrations

        Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the footnote on commitments and credit risk.

Note 21: Commitments and Credit Risk

        The Company generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Effingham, Coles, and Cumberland counties as well as the surrounding communities. The Company's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. The Company has a significant concentration in real estate loans that are dependent upon the Effingham real estate market.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

        At December 31, 2001 and 2000, the Company had outstanding commitments to originate loans aggregating approximately $315,000 and $123,000, respectively. The commitments extended over varying periods of time with the majority being disbursed within a one-year period.

        Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

        At December 31, 2001, the Company had granted unused lines of credit to borrowers aggregating approximately $2,850,000 and $2,144,000 for commercial lines and open-end consumers lines, respectively. At December 31, 2000, unused lines of credit to borrowers aggregated approximately $3,439,000 for commercial lines and $2,160,000 for open-end consumer lines.

        The Company and subsidiaries are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect in the consolidated financial position of the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FOR COMMUNITY BANCORP

General

        Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding Illinois Community Bancorp, Inc's financial condition, changes in financial condition and results of operations. This discussion and analysis includes information regarding Illinois Community Bancorp, Inc.'s wholly owned subsidiary, Illinois Community Bank. The information contained in this section should be read in conjunction with Illinois Community Bancorp Inc.'s Consolidated Financial Statements, the accompanying Notes to Consolidated Financial Statements and the other information contained in this Proxy Statement/Prospectus.

Going Concern

        The Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate presented to Illinois Community Bank a joint cease and desist order on March 8, 2001. The order requires Illinois Community Bank to cease and desist from certain unsafe and unsound banking practices. Illinois Community Bank entered into a stipulation agreement consenting to the order, and the order became effective March 31, 2001. Among other things, the order requires Illinois Community Bank to (i) address issues with having and retaining qualified management, (ii) formulate and adopt a strategic plan, (iii) adopt a plan with respect to liquidity and interest rate sensitivity, (iv) adopt a plan to reduce risk position in assets in excess of $100,000.00 classified as "substandard", (v) replenish its allowance for loan and lease losses, and (vi) not declare or pay any cash dividend without the consent of the Federal Deposit Insurance Corporation and the Illinois Office of Banks and Real Estate.

        In addition to the order, Illinois Community Bancorp, Inc. (Community Bancorp) is operating under the burden of a memorandum of understanding executed March 8, 2001, with the Federal Reserve Bank of St. Louis, which limits the ability of Community Bancorp to pay dividends without consent of the Federal Reserve, pay salaries or other compensation to directors, officers and shareholders, incur debt without Federal Reserve approval (except to recapitalize Community Bancorp), to purchase shares of its own stock without Federal Reserve approval, and to ensure that Community Bancorp addresses weaknesses in its financial condition and risk management systems.

        The order requires Illinois Community Bank to maintain a Tier 1 capital to total assets (capital ratio) of 7%. If at the end of any quarter Illinois Community Bank falls below its required capital ratio, it shall, within sixty days of the date of the determination, increase its capital ratio to not less than 7%. As of December 31, 2001, Illinois Community Bank is under the 7% requirement. As a result, Illinois Community Bank is subject to possible regulatory restrictions. Among other things, the restrictions may include the sale of investments, the direct contribution of cash by the directors and or the shareholders of Community Bancorp or Illinois Community Bank, or any other means acceptable to the Regional Director of the Federal Deposit Insurance Corporation or the Commissioner of the Illinois Office of Banks and Real Estate.

        Management of Community Bancorp believes Community Bancorp has several means by which to achieve compliance with the prescribed capital requirements of the order with respect to Illinois Community Bank. Such plans initially provide for reducing Illinois Community Bank's size through selected asset run-off; targeted loan sales, loan participations to other banks; and shifting assets to liquid investments which decreases regulatory capital requirements.

        But for the order requiring Illinois Community Bank to achieve and maintain higher capital levels, its capital category as of December 31, 2001 would have been "well capitalized", which requires total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) capital ratios to equal or exceed 10%, 6% and 5%, respectively.

        The 2001 consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As reflected in the consolidated balance sheet, Community Bancorp has a retained deficit as of December 31, 2001 and net losses for the years ended December 31, 2001 and 2000. The deficit and losses are attributed to interest rate risk exposure coupled with intense competitive pressures, a limited ability to meet competitive pressures with new products and services, and the impact of a recessionary economy on asset quality. The ability of Community Bancorp to continue as a going concern is dependent upon improving net interest margins, introducing new products and services, and improving credit quality. In addition, the uncertainty of what actions the regulators might take related to them, raise substantial doubt about Community Bancorp's ability to continue as a going concern. The consolidated financial statements do not include the adjustments, if any, that might have been required relating to the recoverability of recorded asset amounts or the amounts of liabilities that may be necessary should Community Bancorp be unable to continue as a going concern.

        Community Bancorp's continuation as a going concern is dependent on (i) Community Bancorp and Illinois Community Bank's ability to comply with the terms of regulatory orders described above and the prescribed capital requirements and (ii) the severity of the actions that might be taken by regulators as a result of non-compliance. However, there can be no assurance that Community Bancorp and Illinois Community Bank will be able to comply with such terms and achieve these objectives.

Comparison of Operating Results for the Fiscal Years Ended December 31, 2001 and 2000

  Consolidated Average Balances

	Fiscal Year Ended December 31,
	2001				2000
	Average Balance	Percent of Total Assets	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Percent of Total Assets	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in Thousands)
	ASSETS
Interest-earning assets:
Interest bearing deposits	$2,388	3.7%	$100	4.19%	$1,475	2.1%	$82	5.56%
Investment securities	5,144	8.1	311	6.05	7,760	10.8	485	6.25
Loans, net (1)	49,335	77.2	4,082	8.27	54,423	75.8	4,557	8.37

Total interest-earning assets	56,867	89.0	4,493	7.90	63,658	88.7	5,124	8.05

Cash and due from banks	2,696	4.2			3,384	4.7
Premises and equipment	3,457	5.4			3,972	5.5
Other real estate owned	6	0.0			39	0.0
Other assets	858	1.4			776	1.1

Total assets	$63,884	100.0%			$71,829	100.0%

	LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing deposits	$3,513	5.5%			$4,422	6.2%
Interest-bearing demand	7,364	11.5	$211	2.87%	7,478	10.4	$270	3.61%
Savings	13,091	20.5	499	3.81	15,021	20.9	658	4.38

	Fiscal Year Ended December 31,
	2001				2000
	Average Balance	Percent of Total Assets	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Percent of Total Assets	Interest Income/ Expense	Average Yield/ Rate
	(Dollars in Thousands)
Time deposits, less than $100,000	24,706	38.7	1,392	5.63	26,538	36.9	1,490	5.61

Time deposits, $100,000 and over	3,766	5.9	240	6.37	5,655	7.9	357	6.31

Total deposits	52,440	82.1	2,342	4.47	59,114	82.3	2,775	4.70
Borrowings	6,680	10.5	376	5.63	6,929	9.6	439	6.34

Total interest-bearing liabilities	55,607	87.0	2,718	4.89	61,621	85.8	3,214	5.22

Other liabilities	294	..4			278	..4

Total liabilities	59,414	93.0			66,321	92.3
Shareholders' equity	4,470	7.0			5,508	7.7

Total liabilities and shareholders' equity	$63,884	100.0%			$71,829	100.0%

Net interest margin			$1,775	3.12%			$1,910	3.00%

(1)
Nonaccrual loans are included in the loan balances.

Net Interest Income—Rate/Volume Variance Analysis

	Fiscal Year Ended December 31, 2001 as Compared to Fiscal Year Ended December 31, 2000			Fiscal Year Ended December 31, 2000 as Compared to Fiscal Year Ended December 31, 1999
	Changes in Income/Expense	Volume Effect	Rate Effect	Changes in Income/Expense	Volume Effect	Rate Effect
	(Dollars in Thousands)			(Dollars in Thousands)
Deposits with Financial Institutions	$18	$42	$(24)	$(51)	$(75)	$24
Investment securities	(174)	(159)	(15)	(84)	(116)	32
Loans	(475)	(422)	(53)	428	345	83

Total interest income	(631)	(538)	(93)	293	66	227

Interest bearing demand	(59)	(4)	(55)	63	28	35
Savings	(159)	(79)	(80)	265	11	254
Time deposits, less than $100,000	(98)	(103)	5	258	135	123

Time deposits, $100,000 and over	(117)	(120)	3	112	72	40

Total deposits	(433)	(306)	(127)	698	246	452
Borrowings	(63)	(15)	(48)	192	(75)	267

Total interest expense	(496)	(302)	(194)	890	108	782

Net interest income (expense)	$(135)	$(236)	$101	(597)	(42)	(555)

Note:    The change in interest which cannot be attributed to only a change in volume or a change in rate, but instead represents a combination of the two factors, has been allocated to the rate effect.

        General.    The operating results of Community Bancorp depend primarily on its net interest income, which is the difference between the interest income it earns on its loan and investment portfolios and its cost of funds, which consists mainly of interest paid on deposits and Federal Home Loan Bank borrowings. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the yields earned on such assets and the rates paid on such liabilities.

        Community Bancorp recorded a net loss for 2001 of $1,763,000, as compared to a net loss of $944,000 for 2000. This represents an $819,000, or 86.76%, increase in the net loss between the periods. The loss widened in 2001 primarily as a result of four factors: a decline in net interest income, an increase in the provision for loan losses, a decrease in non-interest income (excluding security gains) and the increase in the valuation allowance for all deferred tax assets.

        Net Interest Income.    Community Bancorp's net interest income before provision for loan losses for 2001 was $1,775,000 as compared to $1,910,000 for 2000. This represents a $135,000, or 7.07%, decrease in net interest income, which was caused principally by a decline in the balance of outstanding loans and investment securities.

        Interest income decreased by $631,000, or 12.32%, between 2001 and 2000, which was caused by a $6,791,000, or 10.67%, decline in average earning assets as well as a decrease of fifteen basis points in the average yield on those assets from 8.05% to 7.90%. The reduction in loans was necessary in order to comply with a regulatory enforcement action that requires Illinois Community Bank to maintain a Tier 1 capital-to-assets ratio of at least 7%. On March 8, 2001, Illinois Community Bank entered into a stipulation agreement consenting to the issuance of the cease and desist order. The order places severe encumbrances on Illinois Community Bank's activities and is discussed in greater detail elsewhere in the Proxy Statement/Prospectus, as is the related memorandum of understanding. Another factor driving the reduction in interest income was a $2,616,000, or 33.7%, decrease in the amount of investment securities held by Community Bancorp, which provided additional needed liquidity.

        Interest expense decreased $496,000, or 15.43%, between the periods, which was caused by a $6,014,000, or 11.08%, decline in average interest bearing liabilities. Community Bancorp has been reducing high yielding deposits as these deposits are no longer needed to fund loans. The closing of the Fayette Avenue and Mattoon branches in March and August of 2001 also contributed to the decline in deposits.

        Provision for Loan Losses.    Community Bancorp's provision for loan losses for 2001 was $748,000, compared to $600,000 for 2000. Management must maintain Community Bancorp's allowance for loan losses at a level consistent with the risk profile of its loan portfolio. To that end, management increased the provision for loan losses between 2001 and 2000 based on its evaluation of portfolio risk. During 2001, Community Bancorp recorded net charge-offs of $710,000. Included in the net amount were charge-offs relating to four large commercial credits representing $597,000 of that amount. Moreover, Community Bancorp's nonperforming assets increased by $524,000 from $963,000 at December 31, 2000 to $1,487,000 at December 31, 2001, or 54.41%. That recent historical charge-off and problem asset experience and the need to partially replenish the allowance in response to the charge-offs contributed to the increase in the provision during 2001 compared to the same period in the prior year. Management evaluates the adequacy of Community Bancorp's allowance for loan losses on a quarterly basis and may, based on such review, adjust the amount of the provision for loan losses in future periods. Classified loans are considered as part of this review.

  Non-Interest Income

	Fiscal Years Ended December 31,		Percent Change
	2001	2000	2001/2000
	(Dollars in Thousands)
Customer service fees	$174	$197	(11.7)%
Other service charges and fees	36	$91	(60.4)
Net realized gains on sales of held-to-maturity securities	117	0	1000.0
Net gain on the sale of premises and equipment	0	471	(1000.0)
Other	141	146	(3.4)

	$468	$905	(48.3)

        Non-Interest Income.    Community Bancorp's non-interest income for 2001 was $468,000, as compared to $905,000 for 2000. This represents a $437,000 decrease in non-interest income due in large part to a gain on sale of premises and equipment of $471,000 during 2000 as well as a $55,000 decrease in other service charges and fees, offset by a gain on sale of a held-to-maturity security. The $471,000 gain on sale of premises and equipment was primarily attributable to Community Bancorp selling its former main branch location. Community Bancorp sold a held-to-maturity security in 2001 in order to shrink Illinois Community Bank's balance sheet and thereby boost Illinois Community Bank's Tier 1 capital ratio in light of the 7% capital requirement and to provide additional liquidity.

  Non-Interest Expense

	Fiscal Years Ended December 31,		Percent Change
	2001	2000	2001/2000
	(Dollars in Thousands)
Salaries and employee benefits	$1,287	$1,466	(12.2)%
Net occupancy expense	245	297	(17.5)
Equipment expense	326	340	(4.1)
Deposit insurance expense	57	12	375
Data processing expense	222	211	(5.2)
Professional fees	349	64	445.3
Supplies expense	101	115	(12.2)
Advertising expense	31	82	(62.2)
Other	436	572	(23.8)

	$3,054	$3,159	(3.3)%

        Non-Interest Expense.    Community Bancorp's non-interest expense for 2001 was $3,054,000 as compared to $3,159,000 for 2000. The $105,000, or 3.3%, decrease in non-interest expense is due to a decrease in salaries and employee benefits of $179,000, a decrease in occupancy expense of $52,000, a decrease in equipment expense of $14,000, a decrease in supplies expense of $14,000, a decrease in advertising expense of $51,000 and a decrease in other expense of $136,000, all of which offset an increase in deposit insurance premium expense of $45,000, an increase in data processing expense of $11,000 and an increase in professional fees of $285,000. Professional fees increased because Community Bancorp needed the assistance of outside advisers in handling the regulatory enforcement actions and negotiating the definitive merger agreement with Illini, which is the subject of this Proxy Statement/Prospectus. The increase in the deposit insurance premiums was a direct result of the adverse classification in Illinois Community Bank's most recent regulatory exam. Data processing expenses increased as a result of heavier transaction volume between the periods. Salaries and employee benefits declined by $185,000, or 12.62%, between 2001 and 2000 in large part because Community Bancorp lost one senior officer during 2001. The reduction in salaries and employee benefits resulting from the departure of that officer, however, was offset by a $151,000 increase in salaries and employee benefits during 2001 resulting from Illinois Community Bank's contribution to its employee stock ownership plan, which contribution was used by the employee stock ownership plan to prepay, in full, the remaining employee stock ownership plan debt to a third-party lender. The reduction in occupancy, equipment, and supplies expense resulted from Illinois Community Bank closing two offices.

        Provision for Income Taxes.    Community Bancorp recognized income tax expense for 2001 in the amount of $204,000 due to an increase in the valuation allowance for all deferred tax assets that were a result of temporary differences from previous years.

Comparison of Financial Condition and Changes in Financial Condition at and for the Fiscal Years Ended December 31, 2001 and 2000

        Total Assets.    Community Bancorp's total assets decreased $16,811,000, or 22.76%, between 2001 and 2000 to $57,040,000. As a percentage of total assets, cash and cash equivalents, investment securities, mortgage-backed securities and loans receivable (net) were 93.31% at December 31, 2001 and 93.08% at December 31, 2000. The most significant change in Community Bancorp's balance sheet between December 31, 2000 and December 31, 2001 occurred in loans outstanding (net), which declined $15,562,000, or 27.25%. During this period, management shrunk the balance sheet in order to boost Illinois Community Bank's Tier 1 capital ratio, and this process also improved Community Bancorp's liquidity position.

        Cash and Cash Equivalents.    Cash and cash equivalents increased $3,454,000, or 83.31%, between December 31, 2000 and December 31, 2001 to $7,600,000 due to increased liquidity requirements.

        Investment Securities.    Community Bancorp's investment securities decreased $3,442,000, or 49.11%, from December 31, 2000 to December 31, 2001 to $3,567,000. Community Bancorp sold some, and determined not to reinvest proceeds from other maturing, investment securities, including government agency and mortgage-backed securities, in order to improve Community Bancorp's liquidity position and as a method of managing Illinois Community Bank's regulatory capital-to-asset ratios.

        Loans and Loans Held for Sale.    Community Bancorp's loans outstanding (net) decreased $15,562,000, or 27.25%, between December 31, 2000 and December 31, 2001 to $41,537,000 due primarily to management's strategy to reduce Illinois Community Bank's balance sheet and thereby improve its regulatory capital posture.

        A summary of loans and loans held for sale by type is below:

	December 31, 2001		December 31, 2000
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Commercial	$6,157	14.57%	$8,496	14.70%
Real estate construction	441	1.04	953	1.65
Commercial real estate	8,933	21.14%	14,135	24.46%
Residential real estate	17,935	42.45%	26,655	46.13%
Consumer	5,204	12.32%	5,642	9.76%
Other	1,127	2.67%	1,902	3.29
Loans held for sale	2,456	5.81%

Total loans receivable	42,753	100.00%	57,783	100.00%
Less:
Deferred Loan Fees	(33)		(39)
Allowance for loan losses	(683)		(645)

Loans receivable, net	$41,537		$57,099

        Community Bancorp's loan portfolio consists of a diverse variety of loan types within the following major categories: commercial real estate, residential real estate, consumer, commercial, and agricultural loans.

        All of Community Bancorp's loans are domestic. Community Bancorp does not currently engage in foreign loans, or loans to financial institutions. Community Bancorp does not have any other concentration of loans exceeding 10% of total loans, which are not otherwise disclosed in the above table.

        Each major type of loan will normally have different risk elements. Real estate loans and installment loans to individuals can be affected by the general strength of the economy in a given geographical area. A wide range of economic and other factors can impact the businesses to which commercial loans are extended. Such things as drought, floods, U.S. and foreign market prices, and federal government subsidies and programs can affect agricultural loans.

        Non-Performing Loans

        Non-performing loans consist of non-accrual loans, loans past due ninety days or more, and loans with restructured terms. Loans are generally classified as non-accrual when there are reasonable doubts as to the collectibility of principal and interest or when payment becomes ninety days past due, except loans which are well secured and in the process of collection. Interest collection on non-accrual loans for which the ultimate collectibility of principal is uncertain is applied as principal reduction. Otherwise, such collections are applied to interest when received. The following table presents information concerning the aggregate amount of non-performing loans.

	December 31, 2001	December 31, 2000
Nonaccrual loans	$1,169	$736
Loans past due 90 days or more	318	63
Restructured loans	0	0

Total non-performing loans	$1,487	$963

        Additional interest income of $86,000 would have been recognized for 2001 had these nonperforming loans been current in accordance with their original terms and had been outstanding for the period or since origination and remained current. The amount of interest income included in net income for these loans was $57,000.

        Community Bancorp's nonperforming assets have increased significantly between December 31, 2000 and December 31, 2001. The deterioration in credit quality has resulted in a steep increase in loan charge-offs and the provision for loan losses during 2001 compared to 2000. Nonperforming assets as of December 31, 2000 and December 31, 2001 were $963,000 and $1,487,000, respectively. Between December 31, 2000 and December 31, 2001, nonaccrual loans increased by $433,000, or 58.83%, from $736,000 to $1,169,000; this increase relates principally to three large commercial credits.

        Community Bancorp recorded $710,000 in net charge-offs during 2001, of which $527,000 related to these three large commercial credits. See the discussion in this section under the caption "Comparison of Operating Results for Fiscal Years Ended December, 2001 and 2000—Provision for Loan Losses." One of the credits relates to a restaurant borrower that has filed for bankruptcy. Community Bancorp is pursuing legal action to foreclose on the property after getting the stay lifted in the bankruptcy proceeding to pursue foreclosure on the property. Another restaurant credit is secured by two separate tracts of real estate and Community Bancorp is in the process of selling the larger of the two tracts. Community Bancorp intends to make a similar effort to sell the smaller tract in the future.

        Loans delinquent over ninety days and still accruing interest increased by $255,000, or 404.76%, from $63,000 at December 31, 2000 to $318,000 at December 31, 2001; this increase relates to several secured and unsecured consumer credits and residential mortgage loans.

  Potential Problem Loans

        As of December 31, 2001, there are $1,214,000 loans not included in the above table identified by management as having potential weaknesses, which, if not corrected, could affect the borrower's ability to comply with the current loan repayment terms.

  Allowance for Loan Losses

        The allowance for loan losses is increased by provisions charged to operations and is available to absorb loan losses. Community Bancorp utilizes a systematic, documented approach in determining the appropriate level of the allowance for loan losses. Management's approach, which provides for general and specific allowances, is based on current economic conditions, past loan losses, collection experience, risk characteristics of the portfolio, assessing collateral values by obtaining independent appraisals for significant properties, and such other factors which, in management's judgment, deserve current recognition in estimating potential loan losses. The determination of the allowance for loan losses is one of the estimates made by management in the preparation of the consolidated financial statements.

        The activity in Community Bancorp's allowance for loan losses was as follows:

	Fiscal Year Ended December 31
	2001	2000
	(Dollars in Thousands)
Balance at beginning of period	$645	$519

Charge-offs	743	499
Recoveries	33	25

Net charge-offs	710	474
Provision for loan losses	748	600

Balance at end of period	$683	$645
Total loans outstanding	$39,797	$57,783
Average loans outstanding, net	49,335	54,423
Ratio of net charge-offs to average loans outstanding, net	1.44%	0.87%

        Deposits.    Community Bancorp's deposits decreased $13,773,000, or 22.31%, between December 31, 2000 and December 31, 2001 to $47,953,000. Community Bancorp chose to allow high yielding deposits to run off as these deposits were no longer needed to fund loans. The closing of Fayette Avenue and Mattoon branches in March and August of 2001 were additional factors that explain the decline in deposits. Management also believes information in the local community about Community Bancorp and Illinois Community Bank's regulatory enforcement problems, the loss of its president and chief executive officer during the first quarter of the year and the publicly announced merger with Illini may have contributed to a reduction in deposits during the 2001 period compared to the same period in the prior year.

        Stockholders' Equity.    Total stockholders' equity declined by $1,506,000 from $4,907,000 at December 31, 2000 to $3,401,000 at December 31, 2001. The decline is attributable primarily to the

$1,763,000 operating loss Community Bancorp recorded in 2001. Illinois Community Bank's contribution to the employee stock ownership plan in 2001 in order to prepay the employee stock ownership plan loan eliminated the contra-equity account for unallocated employee stock ownership plan as of December 31, 2001.

  Return on Equity and Assets

	Fiscal Year Ended December 31,
Operations	2001	2000	Percent Change
	(Dollars in Thousands, Except Per Share Data)
Total revenue	$4,961	$6,029	(17.71)%
Net loss	(1,763)	(944)	(86.76)%
Basic loss per share	(3.92)	(2.08)	(88.46)%
	Fiscal Year Ended December 31,
Key Ratios	2001	2000	Basis Point Change
Return on average assets	(2.69)%	$(1.28)%	(1.41)
Return on average equity	(42.44)%	(16.63)%	(25.81)
Average equity to assets	7.28%	7.67%	(.39)
Dividend Payout Ratio	N/A	N/A	N/A
Net interest margin	3.12%	3.00%	(.12)
Efficiency ratio	143.65%	112.22%	31.43

N/A-Not applicable due to net losses.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

        As authorized by the Illinois Business Corporation Act of 1983, the Bylaws of Illini provide that Illini shall indemnify directors and officers against liability they may incur as a director or officer, provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Illini and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of Illini, Illini shall indemnify such officer or director for expenses, provided that no indemnification will be made to a person adjudged to have been liable to Illini unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses. Any indemnification shall be made by Illini only as authorized upon determination that indemnification of the officer or director is proper because he or she has met the applicable standard of conduct. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors not a party to the action, or (ii) if a quorum is not available, or if a quorum of disinterested directors directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

        The Bylaws also provide that expenses incurred by an officer or director in defending a civil or criminal action shall be paid in advance of the final disposition of such action upon receipt of an undertaking by such officer or director to repay such amount if it is ultimately determined that he or she is not entitled to indemnification.

        As authorized by the Illinois Business Corporation Act and Illini's Bylaws, Illini maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Illini for indemnification payments made to its directors and officers for certain liabilities. The premiums for insurance are paid by Illini.

ITEM 21.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.
	(2)(a)	Articles of Incorporation of Illini Corporation (incorporated by reference to Illini's Form 10-K for the year ended December 31, 1984).
	(2)(b)	Bylaws of Illini Corporation (incorporated by reference to Illini's Form 8-K dated October 18, 2001).
(3)
Rights Agreement of Shareholders of Illini (incorporated by reference to Illini's Form 8-K dated November 26, 1999, to Illini's Form 8-K dated July 12, 1999, to Illini's Form 8-K dated July 13, 1998, and to Illini's Form 8-A dated June 25, 1997).
(8)
Agreement and Plan of Merger, dated as of November 21, 2001, among Illinois Community Bancorp, Illini Corporation and Effingham Merger Corporation is APPENDIX A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

(10)(a)	Consents of Williams & Connolly, LLP.
(10)(b)	Consent of BKD, LLP.
(10)(c)	Consent of BKD, LLP.
(10)(d)	Consent of RP Financial, LC.
(10)(e)	Consent Larsson, Woodyard & Henson, LLP.
(11)	Opinion Regarding Legality of Williams & Connolly LLP (included as APPENDIX E to this Registration Statement).
(15)(a)
Illini Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2001—Incorporated by reference in the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.
(15)(b)
Subsidiaries of Illini Corporation are listed in Illini's annual report on Form 10-KSB for the year ended December 31, 2001, incorporated by reference in the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.
(15)(c)	Power of Attorney (included in "SIGNATURES" in Part II of this Registration Statement).
(15)(d)	Form of Proxy—Illinois Community Bancorp, Inc. (included as APPENDIX D to this Registration Statement).
(15)(e)	Opinion of Financial Advisors furnished as APPENDIX C to the Proxy Statement/Prospectus included in Part I of this Registration Statement.
(15)(f)	Tax Opinion of BKD, LLP furnished as APPENDIX F to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

        (b)  Opinion of Financial Advisors furnished as APPENDIX C to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

ITEM 22.    Undertakings.

        1.    The undersigned Registrant hereby undertakes as follows:

          (a)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (b)  that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)  to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Pre-Effective Amendment No. 1 to Form S-4 of Illini Corporation to be signed on its behalf by the undersigned, thereunto duly authorized, in Springfield, Illinois on May 6, 2002.

ILLINI CORPORATION
By:	/s/ BURNARD K. MCHONE Burnard K. McHone President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Burnard K. McHone and Thomas A. Black, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ THOMAS A. BLACK, Thomas A. Black	Chairman	May 6, 2002
/s/ BURNARD K. MCHONE Burnard K. McHone	President and Director	May 6, 2002
/s/ LAWRENCE B. CURTIN Lawrence B. Curtin	Director	May 6, 2002
/s/ ROBERT F. OLSON Robert F. Olson	Director	May 6, 2002
/s/ JOHN H. PICKRELL John H. Pickrell	Director	May 6, 2002
/s/ WILLIAM N. ETHERTON William N. Etherton	Director	May 6, 2002

/s/ N. RONALD THUNMAN N. Ronald Thunman	Director	May 6, 2002
/s/ WILLIAM B. MCCUBBIN William B. McCubbin	Director	May 6, 2002
/s/ C. DEANN HAGER C. Deann Hager	Finance Manager (Principal Financial and Accounting Officer)	May 6, 2002

EXHIBIT INDEX

Exhibits
(2)(a)	Articles of Incorporation of Illini Corporation (incorporated by reference to Illini's Form 10-K for the year ended December 31, 1984).
(2)(b)	Bylaws of Illini Corporation (incorporated by reference to Illini's Form 8-K dated October 18, 2001).
(3)
Rights Agreement of Shareholders of Illini (incorporated by reference to Illini's Form 8-K dated November 26, 1999, to Illini's Form 8-K dated July 12, 1999, to Illini's Form 8-K dated July 13, 1998, and to Illini's Form 8-A dated June 25, 1997).
(8)
Agreement and Plan of Merger, dated as of November 21, 2001, among Illinois Community Bancorp, Illini Corporation and Effingham Merger Corporation is APPENDIX A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.
(10)(a)	Consent of Williams & Connolly, LLP.
(10)(b)	Consent of BKD, LLP.
(10)(c)	Consent of BKD, LLP.
(10)(d)	Consent of RP Financial, LC.
(10)(e)	Consent Larsson, Woodyard & Henson, LLP.
(11)	Opinion Regarding Legality of Williams & Connolly LLP (included as APPENDIX E to this Registration Statement).
(15)(a)
Illini Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2001—Incorporated by reference in the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.
(15)(b)
Subsidiaries of Illini Corporation are listed in Illini's annual report on Form 10-KSB for the year ended December 31, 2001, incorporated by reference in the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.
(15)(c)	Power of Attorney (included in "SIGNATURES" in Part II of this Registration Statement).
(15)(d)	Form of Proxy—Illinois Community Bancorp, Inc. (included as APPENDIX D to this Registration Statement).
(15)(e)	Opinion of Financial Advisors furnished as APPENDIX C to the Proxy Statement/Prospectus included in Part I of this Registration Statement.

(15)(f)	Tax Opinion of BKD, LLP furnished as APPENDIX F to this Proxy Statement/Prospectus included in Part I of this Registration Statement.

QuickLinks

Notice of Special Meeting of the Shareholders To Be Held On June 13, 2002
PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING OF THE SHAREHOLDERS OF ILLINOIS COMMUNITY BANCORP, INC.

QUESTIONS AND ANSWERS ABOUT THE ILLINI/COMMUNITY BANCORP MERGER
UNAUDITED PROFORMA COMBINED CONSOLIDATED CONDENSED FINANCIAL INFORMATION
Unaudited Proforma Combined Consolidated Condensed Balance Sheet As of December 31, 2001 Assumption A 100% Stock Issued Exchange Ratio of .2126 (Dollars in Thousands)
Unaudited Proforma Combined Consolidated Condensed Statement Of Income For the Year Ended December 31, 2001 Assumption A 100% Stock Issued Exchange Ratio of .2126 (Dollars in Thousands except Share and Per Share Amounts)
Unaudited Proforma Combined Consolidated Condensed Statement of Income For the Year Ended December 31, 2000 Assumption A 100% Stock Issued Exchange Ratio of .2126 (Dollars in Thousands except Share and Per Share Amounts)
Unaudited Proforma Combined Consolidated Condensed Balance Sheet As of December 31, 2001 Assumption B 100% Stock Issued Exchange Ratio of .2261 (Dollars in Thousands)
Unaudited Proforma Combined Consolidated Condensed Statement Of Income For the Year Ended December 31, 2001 Assumption B 100% Stock Issued Exchange Ratio of .2261 (Dollars in Thousands except Share and Per Share Amounts)
Unaudited Proforma Combined Consolidated Condensed Statement of Income For the Year Ended December 31, 2000 Assumption B 100% Stock Issued Exchange Ratio of .2261 (Dollars in Thousands except Share and Per Share Amounts)
RISK FACTORS
THE SPECIAL MEETING
THE MERGER
THE PARTIES
OPINION OF INDEPENDENT FINANCIAL ADVISOR
TERMS OF THE MERGER
EXCHANGE PROCEDURE
COMPARISON OF SHAREHOLDERS' RIGHTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF COMMUNITY BANCORP
COMMUNITY BANCORP DIRECTORS
COMMUNITY BANCORP OFFICERS
ADJOURNMENT OF THE MEETING
EXPERTS
LEGAL OPINIONS AND TAX OPINION
ADDITIONAL INFORMATION REGARDING ILLINI
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
OTHER BUSINESS

ARTICLE VI COVENANTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, DEFAULT, WAIVER AND AMENDMENT
ARTICLE IX MISCELLANEOUS
[SIGNATURES APPEAR ON FOLLOWING PAGE]
EXHIBIT A
  TO AGREEMENT AND PLAN OF MERGER
PLAN OF MERGER OF EFFINGHAM MERGER CORPORATION WITH AND INTO ILLINOIS COMMUNITY BANCORP, INC.
  Annex 1 to Plan of Merger
AMENDMENTS TO ARTICLES OF INCORPORATION OF THE COMPANY / SURVIVING CORPORATION
  EXHIBIT B TO AGREEMENT AND PLAN OF MERGER
SECURED PROMISSORY NOTE
  ANNEX 1
PLEDGE AGREEMENT
  SCHEDULE A
POSSESSORY PROCEDURES
APPENDIX B DISSENTERS' RIGHTS
APPENDIX E Legal Opinion
Independent Accountants' Report
Independent Auditors' Report
Illinois Community Bancorp, Inc. and Subsidiaries Consolidated Balance Sheets December 31, 2001 and 2000 (dollars in thousands, except per share data)
Illinois Community Bancorp, Inc. and Subsidiaries Consolidated Statements of Operations and Comprehensive Loss Years Ended December 31, 2001 and 2000 (dollars in thousands, except per share data)
Illinois Community Bancorp, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity Years Ended December 31, 2001 and 2000 (dollars in thousands, except per share data)
Illinois Community Bancorp, Inc. and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2001 and 2000 (dollars in thousands, except per share data)
Illinois Community Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2001 and 2000 (Table Dollar Amounts in Thousands, Except Share Data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR COMMUNITY BANCORP
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. Indemnification of Directors and Officers.
  ITEM 21. Exhibits and Financial Statement Schedules.
  ITEM 22. Undertakings.
SIGNATURES
EXHIBIT INDEX